SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.

STRATEX NETWORKS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

LETTER TO OUR STOCKHOLDERS

To Our Stockholders:

      When we reported to you last year, many of our customers were experiencing significant reductions in capital spending, poor financial results and high debt loads. The resultant pressures on our top and bottom lines were similar to other companies in the telecommunications equipment market. In response to this environment, we pledged to make rapid changes in the structure of our business, and viewed the market challenge as an opportunity. While we are still on that journey, the results to date are encouraging.

Operational Changes

      Stratex Networks drove a major operational transformation throughout the company in fiscal year 2003. We redesigned our cost structure to help the company succeed through both the ups and downs of business cycles. We significantly reduced fixed costs in our business and redesigned our entire supply chain management process. We completed the outsourcing of manufacturing operations, a major initiative started and completed during fiscal year 2003. By enlarging the scope of the partnerships we had established over the years, we improved our gross margins and created more scaleable production capability for the future. I am pleased to report a smooth and highly effective conversion.

      We also redesigned our processes to promote quality and reduce cycle time from order to shipment. This program required the commitment of employees across the entire organization. We believe the results, both financial and non-financial, were well worth the effort.

Financial Improvements

      Our geographic diversity enabled us to participate in emerging markets where telecommunications density rates were particularly low. This helped offset some of the reductions in purchases in more developed countries. Worldwide sales for fiscal year 2003 were $198 million, down 14% over the prior fiscal year. Yet, during the downturn, we increased gross margins to 29% in the fourth quarter of fiscal 2003 from 15.8% in the fourth quarter of fiscal 2002, and generated cash despite reporting a net loss for the fiscal year.

      We reduced our annualized fixed and semi-fixed cost base 49% over the past 24 months, and significantly improved our balance sheet metrics. Inventory turns were 7.0 in the fourth quarter of fiscal year 2003, a substantial improvement from the 4.4 turns of the prior year. While some of this improvement was due to outsourcing, most resulted from improvements in inventory management, product design and other process improvements. Days sales outstanding improved 30% from 84 to 60 days, an indicator of better collection efforts, shipment linearity and product delivery. We are proud that many of our operational indicators are running at or near all-time best levels for our company.

      With the upcoming introduction of the new Eclipse product platform, mentioned later in this letter, coupled with the many operational improvements and structural changes accomplished and planned, we believe we are poised to take advantage of future opportunities.

New Products

      Over a year ago, we launched the development of a major new product platform. During the coming fiscal year, we will release this platform as yet another “first” in the marketplace from Stratex Networks. Our new product is called Eclipse, meaning something that emerges and surpasses everything that came before it. This powerful new platform is designed to provide our customers with a new approach to high-speed wireless transmission, enabling previously unattainable flexibility, capability and cost-effectiveness. We are hopeful that Eclipse will be a vehicle for growth and further financial improvements in the changing market of the future. We anticipate our first shipments of Eclipse before the end of current fiscal year 2004.

The Future

      The near term consensus view of the market we serve indicates a flat to slightly down level of business. We remain concerned about the financial condition of the service provider segment as it relates to our business. In our industry, competition is fierce and order cycles are longer. Yet, given this outlook, we are encouraged. We drove deep and dramatic changes in the company during the past year in response to tough business conditions and expect to be a strong and healthy competitor in a market that has significant long term promise.

      Looking forward, we believe our financial performance, operational efficiency and new product introductions will benefit us in a market recovery. With a new, lower cost business model, a significant new product platform, a broad geographic scope, and initiatives to expand the markets we serve, we are confident that we are positioning Stratex Networks to become a more valuable company for our shareholders.

      We are grateful for the support of our stockholders through this difficult period. We are appreciative of our employees, who were key to implementing the deep changes in our company that resulted in such substantial operational improvements and product innovations. We have one of the most dedicated and professional teams in our industry, a team that is committed to the success of our many stakeholders, including our customers, stockholders and partners.

Charles D. Kissner
Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

Proxy Statement

June 10, 2003

To the Stockholders of STRATEX NETWORKS, INC.:

      You are cordially invited to attend the annual meeting of stockholders of Stratex Networks, Inc., a Delaware corporation, on Tuesday, July 15, 2003, at 2:00 p.m., local time, at our principle executive offices located at 120 Rose Orchard Way, San Jose, California.

      Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement. After careful consideration, our board of directors has approved each of the proposals described in the proxy statement and recommends that you vote “FOR” each proposal.

      Whether or not you attend in person, to ensure your representation at the annual meeting, please carefully read the accompanying proxy statement describing the matters to be voted on at the annual meeting and sign, date, mark and return the enclosed proxy card in the reply envelope provided. You may also submit your proxy over the Internet or by telephone. If you subsequently decide to attend the annual meeting, you may notify the inspector of elections if you wish to vote in person at the meeting and your previously submitted proxy card will not be voted.

      We hope that you will attend the annual meeting.

Sincerely yours,

CHARLES D. KISSNER
Chairman and Chief Executive Officer

120 Rose Orchard Way, San Jose, California 95134 Phone: 408-943-0777 Facsimile: 408-944-1770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS OF STRATEX NETWORKS, INC.
Purpose of the Annual Meeting
Record Date
Revocability of Proxies
Voting Rights of Stockholders
Required Vote for Approval
Quorum, Abstentions and Broker “Non-Votes‘
Cost of Solicitation
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials
Discretionary Authority
PROPOSAL 1: ELECTION OF DIRECTORS
Information About Director Nominees
Vote Required
Recommendation of the Board of Directors
EXECUTIVE OFFICERS
Board Meetings and Committees
Compensation of Directors
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OPTION AND SAR GRANTS IN FISCAL YEAR ENDED MARCH 31, 2003
AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES
Employment Agreements
Other Equity Compensation Plan Information
Compensation Committee Interlocks and Insider Participation
Compliance with Section 16(a) of the Securities Exchange Act of 1934
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
PROPOSAL NO. 2
Introduction
Vote Required
Description of the Option Exchange Program
Description of the Plans
OTHER MATTERS
Annual Report
Form 10-K
Other Business
Appendix A
Charter of the Audit Committee
Appendix B
Text of Proposed Amendments to Stock Incentive Plans
TEXT OF PROPOSED AMENDMENT TO 2002 STOCK INCENTIVE PLAN
Appendix C
Annual Report to Stockholders
Appendix D
Stockholder Information

PAGE

APPENDIX A
Charter of the Audit Committee	A-1

APPENDIX B
Text of Proposed Amendments to Stock Incentive Plans	B-1

APPENDIX C
Annual Report to Stockholders	C-1

APPENDIX D
Stockholder Information	D-1

STRATEX NETWORKS, INC.
120 Rose Orchard Way,
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       The annual meeting of stockholders of Stratex Networks, Inc., a Delaware corporation, will be held at our principal executive offices located at 120 Rose Orchard Way, San Jose, California, on Tuesday, July 15, 2003, at 2:00 p.m., local time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. Elect seven directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified;

2. Approve amendments to the Digital Microwave Corporation 1994 Stock Incentive Plan, the DMC Stratex Networks, Inc. 1999 Stock Incentive Plan and the Stratex Networks, Inc. 2002 Stock Incentive Plan to allow the exchange of outstanding options held by non-executives for a lesser number of new options to be granted at least six months and one day from cancellation of the surrendered options;

3. Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on May 22, 2003, are entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our principal executive offices.

      All stockholders are cordially invited and encouraged to attend the annual meeting. Whether or not you attend in person, to ensure your representation at the annual meeting, please carefully read the accompanying proxy statement describing the matters to be voted on at the annual meeting. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you submit your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement. The prompt return of your proxy card will assist us in preparing for the annual meeting.

      We look forward to seeing you at the annual meeting.

By Order of the Board of Directors

CHARLES D. KISSNER
Chairman and Chief Executive Officer

San Jose, California

June 10, 2003

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

STRATEX NETWORKS, INC.

      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stratex Networks, Inc., a Delaware corporation, for the annual meeting of stockholders to be held at 2:00 p.m., local time, on Tuesday, July 15, 2003, and any adjournment or postponement thereof. These proxy materials were first mailed on or about June 10, 2003, to our stockholders entitled to notice of, and vote at, the annual meeting.

      All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 or through the Commission’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Purpose of the Annual Meeting

      The specific proposals to be considered and acted upon at the annual meeting are summarized in the preceding notice of annual meeting of stockholders. Each proposal is described in more detail in a subsequent section of this proxy statement.

Record Date

      The close of business on May 22, 2003 has been fixed as the record date for determining the holders of shares of our common stock, par value $0.01 per share, entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Revocability of Proxies

      If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering a written notice of revocation to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices; (ii) executing and delivering a proxy bearing a later date to our Assistant Secretary; or (iii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

Voting Rights of Stockholders

      Each outstanding share of our common stock on the record date is entitled to one vote on all matters to come before the annual meeting. As of the close of business on the record date, there were 82,868,919 shares of common stock outstanding and entitled to vote on all proposals presented at the annual meeting, held by 396 stockholders of record. The presence at the annual meeting of a majority of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent, Mellon Investor Services LLC, will tabulate votes cast by proxy. A representative of our transfer agent will act as the inspector of elections for the annual meeting and will tabulate the votes cast in person at the annual meeting.

      If you are unable to attend the annual meeting, you may vote by proxy. When your proxy card is returned properly completed, it will be voted pursuant to your instructions set forth on the proxy card. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by the proxy will be voted “FOR” the director nominees and the other proposals to be presented at the annual meeting, and will be voted in the proxyholders’ discretion as to such other matters that may properly come before the annual meeting. If you choose to vote by proxy, then the proxy card you submit will continue to be valid at any adjournment or postponement of the annual meeting.

Required Vote for Approval

      The director nominees will be re-elected by a plurality of the votes cast. Our stockholders may not cumulate votes in the re-election of the director nominees. The proposal to amend our stock incentive plans to allow the exchange of certain options for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options will require the affirmative vote of a majority of our common stock present or represented and entitled to vote at the annual meeting.

Quorum, Abstentions and Broker “Non-Votes‘

      Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained.

      As a result, with respect to proposal 1, which requires a plurality vote, and proposal 2 which requires the affirmative vote of a majority of our common stock present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in the tabulation of shares of our common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on proposal 2.

Cost of Solicitation

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending these proxy materials to beneficial owners of our common stock. We may supplement the original solicitation of proxies by mail, by solicitation by telephone, telegram or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

      For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices. To be timely for the 2004 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Assistant Secretary not less than 60 days nor more than 90 days prior to the annual meeting. However, in the event that a stockholder’s notice is given less than 70 days prior to the annual meeting or the date public disclosure of such annual meeting was made, a stockholder’s notice to be considered timely must be delivered to or mailed and received by our Assistant Secretary not less than the close of business on the tenth day following the day on which the notice of the date of such annual meeting was mailed or the date public disclosure of such annual meeting was made. A stockholder’s notice must accompany any stockholder proposal and will set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

      Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at our 2004 annual meeting of stockholders must be received by our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices, no later than February 11, 2004, in order to be considered for inclusion in our proxy materials for the 2004 annual meeting.

Discretionary Authority

      The proxies to be solicited by our board of directors for the 2004 annual meeting will confer discretionary authority on the proxyholders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by April 26, 2004.

PROPOSAL 1:

ELECTION OF DIRECTORS

      At the annual meeting, directors are nominated for re-election to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until the death, resignation or removal of such director. Our current board of directors in a board meeting on May 13, 2003, resolved that the seven director nominees listed below should be nominated for re-election to serve on our board of directors following the annual meeting. Unless you attend the annual meeting in person and submit a ballot that indicates your intent to withhold your vote in favor of any or all of the director nominees listed below, or, in the alternative, mark the box on the enclosed proxy card that indicates the same intent to withhold your vote in favor of any or all of the director nominees listed below, then your proxy will be voted “FOR” the re-election of each of the director nominees listed below.

      The director nominees will be re-elected by plurality vote. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, all proxies received by the proxyholders will be voted for any subsequent nominee named by our current board of directors to fill the vacancy created by the earlier nominee’s withdrawal from the election. As of the date of this proxy statement, our board of directors is not aware of any director nominee who is unable or will decline to serve as a director.

      In addition, in the event that additional persons are nominated for election as directors (other than the director nominees listed below), the proxyholders intend to vote all proxies received by them for the director nominees listed below.

      The following persons are nominated for election or re-election, as the case may be, to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified or until the death, resignation or removal of such director:

Name	Title	Age

Charles D. Kissner	Chairman and Chief Executive Officer	55
Richard C. Alberding	Lead Director	72
John W. Combs	Director	55
William A. Hasler	Director	61
James D. Meindl, PhD	Director	70
V. Frank Mendicino	Director	63
Edward F. Thompson	Director	64

Information About Director Nominees

      Mr. Charles D. Kissner currently serves as Chairman and Chief Executive Officer. Mr. Kissner joined us as our President and Chief Executive Officer and was elected a director in July 1995 and Chairman in August 1996. He served as our Chief Executive Officer from July 1995 to May 2000 and again since October 2001. Prior to joining us, he served as Vice President and General Manager of M/ A-COM, Inc., a manufacturer of radio and microwave communications products, from July 1993 to July 1995. Mr. Kissner currently serves on the board of SonicWALL, Inc., a provider of Internet security appliances.

      Mr. Richard C. Alberding has served as a director since July 1993 and as Co-Chairman of our board of directors and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Alberding retired from Hewlett-Packard Company in 1991, where he had served since 1984 as an Executive Vice President responsible for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate-level marketing activities. He also served on Hewlett-Packard’s Executive Committee. Mr. Alberding currently serves on the boards of Kennametal Corporation, a machine tool company, Elevon, a software company, SyBase, Inc., a computer database and tools company, QuickEagle, a network tools company, PCTEL, a software company, and several private companies and organizations.

      Mr. John W. Combs has served as a director since May 1997. Mr. Combs has served as Chairman and Chief Executive Officer of Littlefeet, Inc., a distributed cover technology company, since July 2001. From September 1999 to July 2001, Mr. Combs served as President and Chief Executive Officer of Internet Connect, a broadband networking solutions provider. Mr. Combs served as President, Southwest Area, for Nextel Communications, Inc., a wireless digital communications system provider, from June 1993 to September 1999. Prior to Nextel Communications, Mr. Combs was President of Mitel Inc., a manufacturer of private branch exchanges.

      Mr. William A. Hasler has served as a director since August 2001. Mr. Hasler is Vice-Chairman and a director of Aphton Corp, a biopharmaceutical company, and since 1998 has also held the position of Co-Chief Executive Officer. From 1991 to 1998, Mr. Hasler was the Dean of both the Graduate and Undergraduate Schools of Business at the University of California, Berkeley. Prior to his deanship at UC Berkeley, Mr. Hasler was the Vice Chairman of KPMG Peat Marwick. Mr. Hasler serves on the boards of Solectron Corporation, a provider of electronics manufacturing services, Elevon, a software company, Ditech Communications Corp., a supplier of telecommunications equipment, and Tenera, Inc., a provider of technology-based professional and technical services. He is also a Public Governor of the Pacific Exchange.

      Dr. James D. Meindl has served as a director since November 1995. Dr. Meindl has held the Joseph M. Pettit Chaired Professorship in Microelectronics at the Georgia Institute of Technology since 1993. Prior to his professorship, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost at Rennselaer Polytechnic Institute, from 1986 to 1993. Dr. Meindl serves on the boards of SanDisk Corp., a company which designs, develops and markets flash memory data storage products, and Zoran Corp., a semiconductor and related devices company.

      Mr. V. Frank Mendicino has served as a director since October 1998. Mr. Mendicino served as a director of Innova Corporation from July 1989 and as its Chairman from February 1992 until October 1998, when the merger of our company and Innova was consummated. Mr. Mendicino has served as a General Partner of Woodside Fund, Woodside Fund II and Woodside Fund III, each of which is a private investment fund, since September 1983. He currently serves as Managing Director of Access Venture Partners, a private investment fund with which he has served as a General Partner since April 1999. He also serves on the boards of over 15 private companies.

      Mr. Edward F. Thompson has served as a director since November 2002. Mr. Thompson has held executive positions at Amdahl Corporation, including those of Chief Financial Officer and Corporate Secretary, as well as Chairman and CEO of Amdahl Capital Corporation. Mr. Thompson has also held positions at U.S. Leasing International, Inc., Computer Sciences Corporation, IBM and Lockheed Missiles and Space Company. Mr. Thompson has contributed as a director or advisor to a number of companies including Fujitsu, Ltd. and several subsidiaries, Niku Corporation, Diamondhead Ventures, LLP and Ross Technology, Inc.

Vote Required

      Assuming the presence of a quorum, our directors will be elected from the persons nominated by the affirmative vote of holders of a plurality of our outstanding common stock present in person, or represented by proxy, at the annual meeting.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RE-ELECTION OF EACH OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

EXECUTIVE OFFICERS

      The following table sets forth information regarding our senior executives who report directly to the Chief Executive Officer and other officers as of March 31, 2003.

Name	Title	Age

Charles D. Kissner	Chairman and Chief Executive Officer	55
Carl A. Thomsen	Senior Vice President, Chief Financial Officer and Secretary	58
John C. Brandt	Vice President, Corporate Controller	46
Edward T. Gardner	Vice President, Human Resources and Administration	52
Carol A. Goudey	Treasurer and Assistant Secretary	55
Paul A. Kennard	Vice President, Product Development and Chief Technical Officer	52
Ryan R. Panos	Vice President, Worldwide Sales and Service	40
Robert J. Schlaefli	Vice President, Global Operations	45

      Mr. Charles D. Kissner. See description set forth in proposal 1.

      Mr. Carl A. Thomsen joined us in February 1995 as our Vice President, Chief Financial Officer and Secretary. He was promoted to Senior Vice President in April 1999. He was previously Senior Vice President and Chief Financial Officer of Measurex Corporation, a manufacturer of sensor-based process control systems, now a part of Honeywell International. Mr. Thomsen has served on the board of PCTEL, a software company, since May 2001.

      Mr. John C. Brandt joined us in August 1997 as our Corporate Controller. He was promoted to Vice President, Corporate Controller in April 1999. Prior to joining us, he worked at Measurex Corporation in the positions of Controller, Manager of Internal Audit, Manager of Financial Planning, and Manager of Corporate Reporting and Accounting from 1981 to 1997.

      Mr. Edward T. Gardner joined us in March 2001 as our Vice President, Human Resources and Administration. Prior to joining us, Mr. Gardner was a private consultant in the Human Resources field from August 2000 to March 2001. Mr. Gardner held the position of Vice President of Human Resources at KLA-Tencor from March 2000 to August 2000 and at Quantum Corporation from February 1996 to March 2000.

      Ms. Carol A. Goudey joined us in April 1996 as our Treasurer and was additionally appointed Assistant Secretary in May 1996. Prior to joining us, she served as Acting Treasurer of California Micro Devices Corporation from 1994 to 1996. Ms. Goudey also held the position of Corporate Treasurer at both Ungermann-Bass, Inc. and System Industries, Inc.

      Mr. Paul A. Kennard joined us in April 1996 as our Vice President, Engineering. He was appointed as our Chief Technical Officer and Vice President, Corporate Marketing in October 1998. He was re-appointed as our Chief Technical Officer and appointed as Vice President, Strategy in April 2000. Prior to joining us, Mr. Kennard was with California Microwave Corporation, a satellite and wireless communications company, where he served as a Director of the Signal Processing Technology, and as Senior Vice President of Engineering for the Microwave Network Systems Division.

      Mr. Ryan R. Panos joined us in March 1996 as our Director of Business Development. He was promoted to Vice President, Global Accounts in April 1998 and in April 1999 he was appointed as our Vice President, North American Sales. In December 2000, Mr. Panos was appointed as our Vice President, Worldwide Sales and Service. Prior to joining us, Mr. Panos served as Regional Sales Manager at M/ A-COM, Inc., a manufacturer of radio and microwave communications products, from March 1992 to March 1996.

      Mr. Robert J. Schlaefli joined us in February 2000 as our Vice President, General Manager of our New Zealand Operations. He was promoted to Vice President, Global Operations in June 2001. Prior to joining us,

Mr. Schlaefli held the position of Division President at Signal Technology Corporation from September 1995 to February 2000.

Board Meetings and Committees

      During the fiscal year ended March 31, 2003, our board of directors held six meetings. During the same period, each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors held during the period for which he was a director, and (ii) the total number of meetings of all committees of the board of directors on which such director served during the period for which he was a director.

      We currently have an audit committee, a compensation committee and a nominating committee. The audit committee is primarily responsible for approving the services performed by our independent public accountants and reviewing our accounting practices and system of internal accounting controls. The audit committee, which currently consists of Messrs. Alberding, Hasler, and Thompson, held eight meetings during the fiscal year. In November 2002, our board of directors adopted and approved a charter for the audit committee. Our board of directors has determined that all members of the audit committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

      The compensation committee is responsible for recommending and reviewing the compensation of executive officers and for administering incentive plans. The compensation committee, which currently consists of Dr. Meindl, and Messrs. Combs and Mendicino, held six meetings during the fiscal year. The compensation committee is comprised of independent, non-employee members of our board of directors.

      The nominating committee assists the board in selecting nominees for election to the board and monitors the composition of the board. The nominating committee, which currently consists of Messrs. Hasler, Mendicino and Thompson, met five times during fiscal year 2003.

Compensation of Directors

      During calendar year 2002, we paid each non-employee director $1,400 in fees for each in-person meeting and $700 for each telephonic meeting attended by such director. Beginning in January 2003, we paid each non-employee director $1,500 in fees for each in-person meeting and $750 for each telephonic meeting attended. During calendar year 2002, we also paid each director a retainer of $4,000 per quarter in cash with an option to receive in lieu of such cash payment, the equivalent of $4,500 in shares of our common stock per quarter. Beginning in January 2003, we paid each director a retainer of $5,500 per quarter in cash with an option to receive in lieu of such cash payment, the equivalent of $6,250 in shares of our common stock per quarter. The equivalent value of stock to be received in lieu of cash payment for retainer fees is based on the fair market value per share of our common stock on the first trading day in the calendar year in which the stock was granted.

      We paid each director who served on a committee in calendar year 2002, committee meeting fees of $750 for each in-person committee meeting and $375 for each telephone committee meeting attended by such director, unless such in-person or telephonic committee meeting was held in conjunction with a board meeting. Beginning in January 2003, we paid each director who served on a committee meeting fees of $1,000 for each in-person committee meeting and $500 for each telephone committee meeting attended, unless such in-person or telephonic committee meeting was held in conjunction with a board meeting. The chairman of each committee of our Board of Directors receives an additional cash payment of $250 per quarter. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

      Pursuant to the provisions of our 2002 non-employee director option program, each individual re-elected as a non-employee board member at the 2002 annual meeting of stockholders, and who had been a member of our board for the prior three years, received an option grant at that time for 10,000 shares. Dr. Meindl and Messrs. Alberding, Combs and Mendicino received such grants. In conjunction with Mr. Thompson’s initial appointment to the board, he received an option grant at that time for 30,000 shares. Each individual re-elected as a non-employee board member at the upcoming 2003 annual meeting of stockholders, and who will have been a member of our board for the prior three years, will also receive an option grant for 10,000 shares. The shares of common stock for each periodic option grant under the program are priced at 100% of the fair market value per share on the date of grant and are fully vested and exercisable on such date. Each option granted under the program has a maximum term of five years measured from the grant date.

      Pursuant to the provisions of our 2002 non-employee director stock fee program, non-employee directors may elect to apply all or any portion of their annual retainer fee otherwise payable in cash to the purchase of shares of our common stock. Shares received by these directors in lieu of annual retainer fees vest monthly during the year after receipt so long as the individual continues to serve as one of our non-employee directors during the year. We will hold such shares in escrow and the vested shares are released in equal installments on June 30, 2003 and December 31, 2003. Immediate vesting of all the issued shares will occur in the event the non-employee director dies or becomes permanently disabled during such non-employee director’s period of service, or a corporate transaction or change of control, both as defined in the 2002 stock incentive plan, occurs during such period.

      The price for the shares of our common stock issued in lieu of all or any portion of the annual retainer fee is priced at 100% of the fair market value per share on the first trading day in January for the year of election. During fiscal year 2003, Messrs. Combs, Hasler and Mendicino chose to participate in such program and have elected to receive common stock in lieu of their annual retainer fee. Each of these directors received 9,616 shares of our common stock at a purchase price of $2.60 per share. In addition, Dr. Meindl chose to receive one half of his annual retainer fee in cash and one half in shares of our common stock. He received 4,808 shares at a purchase price of $2.60 per share.

      In June 2002, Mr. Kissner was granted an option to purchase 300,000 shares of our common stock pursuant to our 1999 stock incentive plan. In December 2002, Mr. Kissner was granted an option to purchase 235,000 shares of our common stock pursuant to our 2002 stock incentive plan. Option shares granted under the 1999 stock incentive plan are subject to vesting in four years. Option shares granted under our 2002 stock incentive plan are also subject to vesting in four years, but vesting will be accelerated if the company meets certain defined targets. These option grants are consistent with our long-term plans for strategic growth and increased value of our stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table provides summary information concerning the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers whose salary and bonus for the fiscal year ended March 31, 2003 were in excess of $100,000 for their services to the company. The executives listed below are hereinafter referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

					LONG-TERM
					COMPENSATION
					AWARDS

	ANNUAL COMPENSATION				NUMBER OF
					SECURITIES
	FISCAL			OTHER ANNUAL	UNDERLYING	ALL OTHER
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS(1)	COMPENSATION(2)	OPTIONS	COMPENSATION(3)

Charles D. Kissner	2003	$410,000	—	$14,400	535,000	$5,822
Chief Executive Officer and	2002	435,000	—	14,400	300,000	5,095
Chairman of the Board	2001	460,000	—	14,400	500,000	4,575
Carl A. Thomsen	2003	300,500	—	12,150	200,000	5,822
Senior Vice President, Chief	2002	280,000	—	9,000	45,000	4,947
Financial Officer and Secretary	2001	280,000	—	9,000	45,000	5,835
Paul A. Kennard	2003	259,375		12,150	160,000	4,742
Vice President, Product Development and	2002	250,000	—	9,000	35,000	3,867
Chief Technical Officer	2001	250,000	—	9,000	35,000	4,183

					LONG-TERM
					COMPENSATION
					AWARDS

	ANNUAL COMPENSATION				NUMBER OF
					SECURITIES
	FISCAL			OTHER ANNUAL	UNDERLYING	ALL OTHER
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS(1)	COMPENSATION(2)	OPTIONS	COMPENSATION(3)

Ryan R. Panos(4)(5)	2003	255,200	52,000	10,800	110,000	4,040
Vice President, Worldwide Sales	2002	255,200	140,184	10,800	35,000	4,309
And Service	2001	223,934	130,558	10,800	25,000	4,926
Robert J. Schlaefli(6)(7)	2003	229,900	—	11,850	160,000	44,899
Vice President, Global Operations	2002	214,116	—	9,000	30,000	155,230
	2001	185,001	—	6,900	33,000	1,940

(1)	Our executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon individual achievement, as well as corporate performance objectives determined by our compensation committee. No annual bonuses were paid for fiscal year 2003, with the exception of Mr. Panos who received payments of $52,000 under the company’s sales commission program.

(2)	“Other Annual Compensation” represents car allowances provided.

(3)	“All Other Compensation” includes (i) contributions made by us on behalf of our Named Executive Officers to our 401(k) plan for all the three fiscal years and (ii) premiums paid by us on behalf of our Named Executive Officers for group life insurance.

(4)	Mr. Panos joined us in March 1996 as Director of Business Development. He was promoted to Vice President, Worldwide Sales and Service in December 2000.

(5)	Mr. Panos’ fiscal year 2002 bonus compensation includes bonus of $71,141 and sales commissions of $69,043. Mr. Panos’ fiscal year 2001 bonus compensation includes bonus of $50,000 and sales commissions of $80,558.

(6)	Mr. Schlaefli joined us in February 2000 as Vice President, General Manager of New Zealand Operations. He was named Vice President, Global Operations in June 2001.

(7)	Mr. Schlaefli’s fiscal year 2003 compensation includes tax equalization payments paid by the company of $40,965. Mr. Schlaefli’s fiscal year 2002 compensation includes $152,879 paid by the company relating to housing allowance, taxable relocation and tax equalization.

OPTION AND SAR GRANTS IN FISCAL YEAR ENDED MARCH 31, 2003

      The following table contains information concerning stock option grants made to each of the Named Executive Officers during the fiscal year ended March 31, 2003. All grants were made under our 1999 and 2002 stock incentive plans. No stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

					Potential
					Realizable Value
	Individual Grants				at Assumed
					Annual Rates of
	Number of	Percentage of Total			Stock Price
	Securities	Options/SARs			Appreciation for
	Underlying	Granted to			Option Term(3)
	Options/SARs	Employees in 2003	Exercise or Base
Name	Granted(#)	Fiscal Year(2)	Price ($/Share)	Expiration Date	5%($)	10%($)

Charles D. Kissner(1)	300,000	5.6%	$2.01	06/28/09	379,223	961,027
	235,000	4.4%	2.05	12/20/09	302,970	767,785
Carl A. Thomsen	100,000	1.9%	2.01	06/28/09	126,408	320,342
	100,000	1.9%	2.05	12/20/09	128,923	326,717
Paul A. Kennard	75,000	1.4%	2.01	06/28/09	94,806	240,257
	85,000	1.6%	2.05	12/20/09	109,585	277,710

					Potential
					Realizable Value
	Individual Grants				at Assumed
					Annual Rates of
	Number of	Percentage of Total			Stock Price
	Securities	Options/SARs			Appreciation for
	Underlying	Granted to			Option Term(3)
	Options/SARs	Employees in 2003	Exercise or Base
Name	Granted(#)	Fiscal Year(2)	Price ($/Share)	Expiration Date	5%($)	10%($)

Ryan R. Panos	40,000	0.7%	2.01	06/28/09	50,563	128,137
	70,000	1.3%	2.05	12/20/09	90,246	228,702
Robert J. Schlaefli	75,000	1.4%	2.01	06/28/09	94,806	240,257
	85,000	1.6%	2.05	12/20/09	109,585	277,710

(1)	In June 2002, Mr. Kissner was granted an option to purchase 300,000 shares of our common stock pursuant to our 1999 stock incentive plan. In December 2002, Mr. Kissner was granted an option to purchase 235,000 shares of our common stock pursuant to our 2002 stock incentive plan. Option shares granted under the 1999 stock incentive plan are subject to vesting in four years. Option shares granted under our 2002 stock incentive plan are also subject to vesting in four years, but vesting will be accelerated if the company meets certain defined targets.

(2)	Based on a total of 5,382,575 shares of common stock granted to our employees and directors under our 1999 and 2002 stock incentive plans during the fiscal year ended March 31, 2003.

(3)	The calculations of 5% and 10% annual rates of compounded stock price appreciation are mandated by the rules and regulations of the Securities and Exchange Commission. We provide no assurance to any Named Executive Officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the Names Executive Officers.

AGGREGATED OPTION/ SAR EXERCISES

AND FISCAL YEAR-END VALUES

      The following table provides information with respect to the Named Executive Officers concerning their exercise of stock options during the fiscal year ended March 31, 2003, and the unexercised options held by them at such fiscal year end. No stock appreciation rights were exercised by any Named Executive Officer during the fiscal year ended March 31, 2003, and no stock appreciation rights were outstanding at such fiscal year end.

			Number of Securities Underlying
			Unexercised Options at		Value of Unexercised In-the-Money
			March 31, 2003		Options at March 31, 2003(2)
	Shares Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Charles D. Kissner	—		659,251	1,199,350	$0.00	$152,000
Carl A. Thomsen	—		176,305	281,249	0.00	74,000
Paul A. Kennard	—		157,377	223,750	0.00	59,000
Ryan R. Panos	—		48,250	153,750	0.00	40,100
Robert J. Schlaefli	—		42,750	205,250	0.00	59,000

(1)	Based upon the market price of the purchased shares of common stock on the exercise date less the option price paid for such shares.

(2)	Based upon the fair market value of our common stock as of March 31, 2003 ($2.40 per share), less the option exercise price paid for those shares.

Employment Agreements

      Messrs. Kissner, Thomsen, Kennard, Panos and Schlaefli each have a written employment agreement with us.

      We entered into an employment agreement with each of Messrs. Kissner and Thomsen effective as of May 14, 2002. Either the company or the respective officer may terminate the agreement upon notice. However, the agreement for each of these executive officers includes the following provisions:

      (1) If Mr. Kissner is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base salary plus $4,166.67 for a period of 36 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis when he is no longer eligible for COBRA coverage until the earlier of (a) 36 months, or (b) the date on which he first becomes eligible to participate in another employer’s group health insurance; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) with respect to any stock options granted to Mr Kissner, that are unvested as of the date of his termination, 60% of such unvested options will immediately vest and become exercisable as of the date of his termination. Mr. Kissner will also be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 36 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 36 months; and (vi) outplacement assistance selected and paid for by us.

      (2) If Mr. Thomsen is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base salary for a period of 18 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (a) 18 months, (b) the date on which he first becomes eligible to participate in another employer’s group health insurance or (c) the date on which he is no longer eligible for COBRA coverage; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) any stock options granted to the executive officer will stop vesting as of his termination date however he will be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 18 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 18 months; and (vi) outplacement assistance selected and paid for by us.

      In addition the agreement provides that if there is a change of control, Messrs. Kissner’s and Thomsen’s employment with the Company will terminate upon such change of control. If, upon termination, Messrs. Kissner and Thomsen sign a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described above shall be increased by an additional 12 months; (ii) they will receive a payment equal to the greater of (a) the average of the annual incentive bonus received by them, if any, for the previous three years or (b) their target incentive bonus for the year in which their employment terminates; and (iii) we will accelerate the vesting of all unvested stock options granted to them such that all of their stock options will be fully vested as of the date of their termination.

      We also entered into an employment agreement with each of Messrs. Kennard, Panos and Schlaefli effective as of May 14, 2002. Either the company or the respective officer may terminate the agreement upon notice. However, the agreement for each of these executive officers includes the following provisions: (1) if the executive officer is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base salary for a period of 12 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (a) 12 months, (b) the date on which he first becomes eligible to participate in another employer’s group health insurance or (c) the date on which he is no longer eligible for COBRA coverage; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) any stock options granted to the executive officer will stop vesting as of his termination date however he will be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of

(a) 12 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 12 months; and (vi) outplacement assistance selected and paid for by us.

      In addition the agreement provides that if within 18 months of a change of control the executive officer is terminated without cause or resigns for good reason and he signs a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described above shall be increased by an additional 12 months; (ii) he will receive a payment equal to the greater of (a) the average of the annual incentive bonus received by him, if any, for the previous three years or (b) his target incentive bonus for the year in which his employment terminates; and (iii) we will accelerate the vesting of all unvested stock options granted to him such that all of his stock options will be fully vested as of the date of his termination.

Other Equity Compensation Plan Information

      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2003, including the 1994 stock incentive plan, the 1996 non-officer employee stock option plan, the 1998 non-officer employee stock option plan, the 1999 stock incentive plan and the 2002 stock incentive plan.

(c)
Number of
	(a)		Securities
	Number of		Remaining Available
	Securities to be	(b)	for Future Issuance
	Issued Upon	Weighted-average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants,	Options, Warrants,	Securities Reflected
Plan Category	and Rights	and Rights	in Column (a))

Equity compensation plans approved by security holders(1)	11,590,535	$8.54	9,281,430
Equity compensation plans not approved by security holders(2)	667,100	$9.16	104,731
Total	12,257,635		9,386,161

(1)	Issued under the 1994 stock incentive plan, the 1999 stock incentive plan, and the 2002 stock incentive plan.

(2)	Issued under the 1996 non-officer employee stock option plan and the 1998 non-officer employee stock option plan which are described below.

      In April 1996, we adopted the 1996 non-officer employee stock option plan. The 1996 non-officer employee stock option plan authorizes 1,000,000 shares of common stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with us. The 1996 non-officer employee stock option plan is administered by the compensation committee. The 1996 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

      In November 1997, we adopted the 1998 non-officer employee stock option plan, which became effective on January 2, 1998. The 1998 non-officer employee stock option plan authorizes 500,000 shares of common stock to be reserved for issuance to non-officer employees as an incentive to continue to serve with us. The 1998 non-officer employee stock option plan is administered by the compensation committee. The 1998 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

Compensation Committee Interlocks and Insider Participation

      The compensation committee currently consists of three members of our board of directors, which are Dr. Meindl and Messrs. Combs and Mendicino. No member of this committee is a present or former officer or employee of our company or any of our subsidiaries. Mr. Kissner, our Chairman and Chief Executive Officer, serves on the board of directors of Littlefeet, Inc., a private company. Mr. Combs, who is one of our directors and a member of the compensation committee of our board of directors, is the Chairman and Chief Executive

Officer of Littlefeet, Inc. Although Mr. Combs serves as a member of our compensation committee, he has made a practice of abstaining from actions regarding Mr. Kissner’s compensation.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own greater than 10% of our common stock, to file with the Securities and Exchange Commission, initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and greater than 10% beneficial owners are required by the Commission to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on our review of copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2003, all of our officers, directors and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the 2003 fiscal year.

CERTAIN TRANSACTIONS

      In conjunction with Mr. Kissner’s role as our Chief Executive Officer, the board of directors authorized reimbursement to Mr. Kissner for the cost of his private aircraft when used in company business and justified by time and cost savings, and/or privacy/security reasons. Reimbursement for the use of the aircraft is limited to actual costs incurred not to exceed the cost of a competitive private charter aircraft. In fiscal year 2003, reimbursement for the actual cost of the use of the aircraft owned by Mr. Kissner totaled $217,523. The equivalent cost of charter aircraft was approximately $315,493.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information known to us regarding the beneficial ownership of our common stock as of May 22, 2003, by (i) all persons who own beneficially more than 5% or more of our outstanding common stock, (ii) each director, (iii) the Named Executive Officers, and (iv) all senior executives who report directly to the Chief Executive Officer and other officers as a group. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134.

	Shares Beneficially		Percent Beneficially
Name	Owned(1)		Owned(2)

5% Stockholders
State of Wisconsin Investment Board	15,277,000	(3)	18.4%
P.O. Box 7842
Madison, WI 53707
Kopp Investment Advisors, Inc.	13,671,779	(4)	16.5%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
Perkins, Wolf, McDonnell & Company	9,715,935	(5)	11.7%
310 S. Michigan Ave., Suite 2600
Chicago, IL 60604.
Firsthand Capital Management, Inc.	4,859,591	(6)	5.9%
125 South Market, Suite 1200
San Jose, CA 95113

	Shares Beneficially		Percent Beneficially
Name	Owned(1)		Owned(2)

Named Executive Officers and Directors
Charles D. Kissner	1,878,601	(7)	2.2%
Richard C. Alberding	64,000	(8)	*
John W. Combs	110,462	(9)	*
William A. Hasler	39,616	(10)	*
James D. Meindl, PhD	75,072	(11)	*
V. Frank Mendicino	136,116	(12)	*
Edward F. Thompson	30,000	(13)	*
Carl A. Thomsen	462,554	(14)	*
Paul A. Kennard	391,127	(15)	*
Ryan R. Panos	202,000	(16)	*
Robert J. Schlaefli	278,200	(17)	*
All directors and named executive officers as a group (14 persons)	4,290,348	(18)	5.0%

*	Less than 1%

1.	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

2.	Beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such shares. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of May 22, 2003 are deemed outstanding for computing the beneficial ownership of the person or group holding such option grants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person or group. There were 82,868,919 shares of our common stock outstanding on May 22, 2003.

3.	The address and number of shares of our common stock beneficially owned by the State of Wisconsin Investment Board is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 13, 2003.

4.	Kopp Investment Advisors, Inc. had shared dispositive power over 9,497,979 shares, sole disparities power over 3,310,000 shares, sole voting power over 4,664,500 shares and aggregate beneficial ownership of 12,807,979 shares. The address and number of shares of our common stock beneficially owned by Kopp Investment Advisors, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on January 21, 2003. According to this Schedule 13G, Kopp Investment Advisors, Inc. is a wholly-owned subsidiary of Kopp Holding Company, which also reported aggregate beneficial ownership of 12,807,979 shares. The filing also stated that Kopp Holding Company is wholly owned by Leroy C. Kopp, who on such filing reported sole voting and disparities power over 865,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, Inc.

5.	Perkins, Wolf, McDonnell & Company had shared dispositive power and voting over 9,373,215 shares; sole voting and disparities power over 342,720 shares and aggregate beneficial ownership of 9,715,935 shares. The address and number of shares of our common stock beneficially owned by Perkins, Wolf, McDonnell & Company is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on January 31, 2003.

6.	The address and number of shares of our common stock beneficially owned by Firsthand Capital Management, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 13, 2003.

7.	Includes 783,601 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

8.	Includes 58,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

9.	Includes 62,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

10.	Includes 30,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

11.	Includes 67,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

12.	Includes 20,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

13.	Includes 30,000 shares of common stock subject to stock options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

14.	Includes 232,554 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

15.	Includes 199,877 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

16.	Includes 61,250 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

17.	Includes 61,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

18.	Includes an aggregate of 2,124,697 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 22, 2003.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

      The audit committee currently consists of three members of the Board, each of who is independent of the company and its management, as defined by the Nasdaq listing standards. The Board has adopted, and periodically reviews, an audit committee charter. The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities. A copy of our amended and restated charter approved by the Board of Directors in November 2002 is attached to this proxy statement.

      The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended March 31, 2003 with management and with Deloitte & Touche LLP, the company’s independent public accountants (D&T). The audit committee also has discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

      The audit committee also has received from D&T the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with D&T their independence from the company. The audit committee also has considered whether the provision of non-audit services to the company is compatible with D&T’s independence.

      Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements for fiscal year 2003 be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

Edward F. Thompson, Chairman
Richard C. Alberding
William A. Hasler

      Deloitte & Touche LLP was recommended by our audit committee, and approved by our Board of Directors to act as our independent auditors for the fiscal year ending March 31, 2004. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees Billed to the Company by Deloitte & Touche LLP for the Fiscal Year Ended March 31, 2003

      Audit Fees. Deloitte & Touche LLP provided the company an aggregate of $360,000 of professional services rendered for the audit of the company’s annual financial statements for fiscal year 2003 and the reviews of the financial statements included in the company’s forms 10-Q for that fiscal year. Audit fees also include those fees billed for services rendered for accounting consultations, issuance of consents, and completion of statutory audits. Deloitte & Touche LLP did not bill the company for any audit-related fees during fiscal year 2003.

      Tax Fees. Deloitte & Touche LLP billed the company an aggregate of $219,000 during fiscal year 2003 for tax compliance, tax advice and tax planning services.

      All Other Fees. Deloitte & Touche LLP billed the company an aggregate of $20,000 for other professional services during fiscal year 2003.

      Leased Employees. For the most recent fiscal year, none of the hours expended on Deloitte & Touche LLP’s audit of the company’s financial statements for the most recent fiscal year were attributed to work performed by persons other than such firm’s full-time permanent employees.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

      The compensation committee has the authority and responsibility to approve the overall compensation strategy for the company, to administer the company’s annual and long-term compensation plans and to review and make recommendations to the company’s board of directors regarding executive compensation. The compensation committee is comprised of independent, non-employee members of the company’s board of directors.

General Compensation Policy

      The compensation committee’s overall policy is to offer the company’s executives and officers competitive compensation opportunities. The compensation committee utilizes competitive data and summaries provided by Radford Associates and the American Electronics Association to develop compensation recommendations competitive with other companies in the communications industry. The compensation committee’s objectives are to (i) create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results, (ii) focus management on maximizing stockholder value through stock-based compensation aligned to stockholders’ return, and (iii) provide compensation opportunities dependent upon the company’s performance relative to its competitors and changes in its own performance over time.

      The compensation committee is authorized (i) to establish and maintain compensation guidelines for salaries and merit pay increases throughout the company, and (ii) to make specific recommendations to the company’s board of directors concerning the compensation of executive officers of the company, including the Chief Executive Officer. The compensation committee also administers the company’s stock option plans and the company’s retirement and savings plan.

Factors

      The primary factors considered in establishing the components of each executive officer’s compensation package for the fiscal year ended March 31, 2003 are summarized below. The compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary

      The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry, and internal comparability considerations. Generally, company performance and profitability are not taken into account in establishing base salary. The company’s salary ranges are established by using the 75th percentile of the survey data as the midpoint of the company’s salary range. Given that midpoint, the compensation ratios paid to the executive officers for the fiscal year ended March 31, 2003 ranged from the 82nd percentile, at the low end, to the 97th percentile, at the high end, of the company’s salary range. A number of adjustments were made to the surveyed compensation data for the industry to reflect differences in management style, organizational structure, corporate culture, geographic location, product development stage and market capitalization between the company and the surveyed entities. As a result of these adjustments, there is not a meaningful correlation between the companies in the industry which were taken into account for comparative compensation purposes and the companies included in the industry group index which appears later in this proxy statement for purposes of evaluating the price performance of the company’s common stock. See “Stock Performance Graph.”

     Annual Incentive Compensation

      Specific financial and organizational objectives, including the company’s operating profit, revenues, sales goals and return on equity, were established as the basis for the incentive bonuses to be paid to the executive officers of the company for the fiscal year ended March 31, 2003. Specific bonus awards, set as a target percentage of salary, were established for each executive officer’s position and were to be earned on the basis of achieving specified corporate goals and the accomplishment of specific individual objectives. The corporate goals for the fiscal year ended March 31, 2003 were not met; therefore, no incentive bonus was paid to any executive officer for the fiscal year ended March 31, 2003. Mr. Panos received payments of $52,000 under the company’s sales commission program.

     Long-Term Stock-Based Incentive Compensation

      Generally, the compensation committee awards stock options to each of the company’s executive officers following the initial hiring and from time to time thereafter. The option grants are designed to align the interests of the executive officers with those of the company’s stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. In furtherance of this policy, the company has implemented the 2002 stock incentive plan to serve as a comprehensive equity incentive program for the company’s executive officers and other key employees.

      Generally, the size of the option grant made to each executive officer is set at a level which the compensation committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the company. However, the compensation committee also takes into account comparable awards to individuals in similar positions with companies in the industry, as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods and the number of unvested options held by the individual at the time of the grant. The relative weight given to each of these factors will vary from individual to individual in the committee’s discretion. Each of Messrs. Kissner, Thomsen, Kennard, Panos and Schlaefli received stock option grants in fiscal year 2003.

      Each grant allows the executive officer to acquire shares of common stock at a fixed price per share (which is the fair market price on the grant date) over a specified period of time (up to seven years under the 1999 and 2002 stock incentive plans). Options granted during fiscal year 2003 under the 1999 and 2002 stock incentive plans will generally become exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the company. Accordingly, the options will provide a return to the executive officer only if he or she remains in the company’s employment, and then only if the market price of the common stock appreciates over the option term.

CEO Compensation

      The compensation committee established Mr. Kissner’s base salary with the objective of maintaining the competitiveness of Mr. Kissner’s base salary with salaries paid to similarly situated chief executive officers. With respect to Mr. Kissner’s base salary, it was the compensation committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by the company’s performance factors. Mr. Kissner’s base salary for fiscal year 2003 is equivalent to the 82nd percentile of the salary data surveyed for other chief executive officers of companies in the industry. Mr. Kissner received during fiscal 2003 an option to purchase 300,000 shares of the company’s common stock under the 1999 stock incentive plan. Mr. Kissner also received an option to purchase 235,000 shares of the company’s common stock under the 2002 stock incentive plan, subject to accelerated vesting should the company achieve certain financial performance goals.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of a company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-perform-

ance-based compensation paid to the company’s executive officers in fiscal year 2003 did not exceed the $1 million limit per officer.

      The company’s 1994 stock incentive plan, 1999 stock incentive plan and 2002 stock incentive plan are structured so that any compensation deemed paid to a covered executive officer in connection with the exercise of stock options or stock appreciation rights granted under the stock incentive plans with an exercise price equal to the market price of the shares covered by the option or stock appreciation right on the grant date will qualify as performance-based compensation.

      The compensation committee does not expect that the compensation to be paid to the company’s covered executive officers for the fiscal year 2004 will exceed the $1 million limit per officer. The compensation committee is aware of the limitations imposed by Section 162(m), and the exemptions available thereunder, and will address the issue of deductibility when and if circumstances warrant and may use such exemptions in addition to the exemption contemplated under the company’s 1994 stock incentive plan, 1999 stock incentive plan and 2002 stock incentive plan.

      Submitted by the compensation committee of the company’s board of directors:

Mr. V. Frank Mendicino, Chairman
Mr. John W. Combs
Dr. James D. Meindl

STOCK PERFORMANCE GRAPH

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following graph is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

      The following graph compares the yearly percentage changes in the cumulative total stockholder return on our common stock with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Communications Technology Index during the five fiscal years ended March 31, 2003. The comparison assumes $100 was invested on March 31, 1998 in our common stock and in each of the foregoing indices and assumes reinvestment of any dividends. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG STRATEX NETWORKS, INC., THE DOW JONES US TOTAL MARKET INDEX,

AND THE DOW JONES US COMMUNICATIONS TECHNOLOGY INDEX

*	$100 invested on 3/31/98 in stock or index — including reinvestment of dividends.

Fiscal year ending March 31.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO EACH OF THE

DIGITAL MICROWAVE CORPORATION 1994 STOCK INCENTIVE PLAN,
DMC STRATEX NETWORKS, INC. 1999 STOCK INCENTIVE PLAN
AND STRATEX NETWORKS, INC. 2002 STOCK INCENTIVE PLAN

      At the Annual Meeting, the stockholders are being requested to approve an amendment to each of the Digital Microwave Corporation 1994 Stock Incentive Plan, DMC Stratex Networks, Inc. 1999 Stock Incentive Plan and Stratex Networks, Inc. 2002 Stock Incentive Plan, referred to collectively as the “Plans.” The purpose of amending the Plans is to permit the tender of certain outstanding options in exchange for a lesser number of new options to be granted at least six months and one day from the cancellation of the tendered options (the “Option Exchange Program”).

Introduction

      The Board of Directors has determined that it would be in our and our stockholders’ best interests to amend the Plans to provide Eligible Employees (as defined below) a one-time opportunity to tender certain outstanding stock options issued under the Plans, and any of our other stock option or incentive plans, in exchange for a lesser number of options to be granted at least six months and one day from the date that the tendered options are cancelled. The new options would have an exercise price equal to the fair market value of our common stock on the grant date of the new option. The text of each of the stock plan amendments is attached hereto as Appendix B.

      This Option Exchange Program, if approved by the stockholders, will benefit the broad base of our employees, who are our most important resource and are critical to our future growth. If approved by stockholders, we will offer the Option Exchange Program to all of our existing employees and the employees of our subsidiaries worldwide (including any employees on an approved leave of absence) who hold eligible stock options (hereinafter referred to as “Eligible Employees”) except for (1) corporate officers, (2) senior executives reporting to the Chief Executive Officer, (3) employees located in countries where it is not feasible or practical under local regulations to offer the Option Exchange Program and (4) employees hired after December 19, 2002. Members of the Board of Directors will not be permitted to participate in this program.

      Stock options are an important part of our compensation program because they help motivate and reward the employees’ efforts to increase our success and growth. By granting stock options to employees, we further align the interests of the employees with those of the stockholders and motivate the employees to remain employed with us over the long term.

      The price of our common stock has declined significantly since its peak in 2000 as a result of the severe economic downturn in the technology sector, which has impacted our business, and the reduction in the prices of equity securities generally. Most of our employees now hold stock options with exercise prices that greatly exceed the current market price of our common stock. Consequently, these options have diminished value as an incentive to motivate and retain our valuable employees. Additionally, the options will remain on our books with the potential to dilute stockholders’ interests for up to ten years from the grant date unless they are cancelled.

      In order to increase the motivational and retention value of our stock option program and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market price of our common stock, we are proposing to exchange certain stock options for options to be granted at least six months and one day from the date that the tendered options are cancelled. Eligible Employees who elect to participate in the Option Exchange Program will receive a lesser number of new options than they tender in the exchange. Additionally, the new options will have a new vesting schedule, thus requiring employees to continue their employment with us in order to realize any benefit from the new options.

Vote Required

      The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting will be required to approve the amendments to the Plans to provide incentives to eligible employees and to align their interests directly with those of the stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE PLANS.

Description of the Option Exchange Program

      Implementing the Option Exchange Program. The Board of Directors authorized the Option Exchange Program on May 13, 2003, subject to stockholder approval of the amendment to the Plans. If the stockholders approve this proposal, Eligible Employees may be offered the opportunity to participate in the Option Exchange Program on a date to be determined after the 2003 Annual Meeting.

      Upon the commencement of the Option Exchange Program, Eligible Employees will be offered the opportunity to participate in the Option Exchange Program under an Offer of Exchange to be filed with the SEC and distributed to all eligible employees. Eligible Employees will be given at least twenty (20) U.S. business days in which to accept the offer. The tendered options will be cancelled on the first business day following this election period. The new options will be granted no earlier than six months and one day following the cancellation of the old options. The new options will be granted under the same stock incentive plan under which the tendered options were originally granted.

      Exchange Ratios. The number of options that an Eligible Employee must tender in order to obtain a new option is called the exchange ratio. For example, an exchange ratio of 1.00 : 3.00 means that an Eligible Employee must tender three old options in order to receive one new option. Various exchange ratios will be set corresponding to the exercise prices of the eligible stock options. The exchange ratios will be determined in a manner designed to reduce stockholder dilution. The number of new options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The number of new options granted according to the exchange ratios will be adjusted for any forward or reverse stock splits, stock dividends and similar events that occur between the date the old options are cancelled and the date the new options are granted.

      The table below, which shows potential exchange ratios for various exercise prices and possible “average market values” for our common stock, was constructed using the Black-Scholes valuation model, which is a widely recognized and accepted method to determine the value of a stock option. The Black-Scholes valuation model takes into account a number of variables, including stock price, exercise price, stock volatility, risk-free rate of return, historical dividend yield and the remaining term of the options being valued. The potential exchange ratios as determined by the Black-Scholes valuation model have been increased by approximately 0.25 per share, which effectively requires participating Eligible Employees to tender more shares than would be required with exchange ratios determined solely based on the Black-Scholes valuation model.

Potential Exchange Ratios for Employees based on a Common Stock Average
Market Value per Share of:
Exercise Price of
Tier	Old Options	$1.00	$2.00	$3.00	$4.00	$5.00	$6.00

0	$6.00 or Less	N/ A	N/ A	N/ A	N/ A	N/ A	N/ A
1	$6.01 – $8.00*	1.00 : 2.00	1.00 : 1.5	0 1.00 : 1.	40 1.00 : 1	.25 N/ A	N/ A
2	$8.01 – $15.00	1.00 : 3.50	1.00 : 2.5	0 1.00 : 2.	00 1.00 : 1	.75 1.00 :	1.50 1.00 : 1.50
3	$15.01 or Higher	1.00 : 4.00	1.00 : 3.0	0 1.00 : 2.	50 1.00 : 2	.00 1.00 :	1.75 1.00 : 1.75

*	An Option will be eligible for the exchange only if its exercise price is greater than $6.00 per share. However, if the “average market value” of our common stock on the date of determination is greater than $4.50, Options in this Tier (“$6.01 — $8.00”) will not be eligible for the exchange.

      In general, the “average market value” will be calculated based on the average of the closing prices of our common stock over a period of 20 consecutive trading days ending no earlier than 45 days and no later than 25 days prior to the commencement of the Option Exchange Program. If the “average market value” falls between any two of the values listed across the top row of the table above, the Board will determine the final exchange ratios by rounding up the “average market value” at values greater than or equal to $0.501 and by rounding down the “average market value” at values less than or equal to $0.500. If the “average market value” is below $1.00 per share, the exchange ratios will be (a) recalculated by the Board based on the Black-Scholes valuation model and (b) increased by approximately 0.25 per share (which effectively requires participating employees to tender more shares than would be required with exchange ratios determined solely based on the Black-Scholes valuation model). If the “average market value” calculated on the date of determination is above $6.50 per share, the Option Exchange Program will be cancelled.

      Election to Participate. If the Option Exchange Program is commenced, Eligible Employees will have the choice, on a grant-by-grant basis (i.e., options granted on the same date with the same exercise price), whether to tender grants of stock options and exchange them for new options in accordance with the exchange ratios. However, if an Eligible Employee elects to participate in the Option Exchange Program, he or she will be required to select the lowest Tier at or above which he or she will voluntarily tender all outstanding eligible options. In addition, if an Eligible Employee elects to participate in the Option Exchange Program, he or she will be required to tender any options granted within the six months preceding the commencement of the Option Exchange Program. This six-month rule is necessary in order to avoid unfavorable accounting treatment of us in connection with the new options. Options that were granted within the six months prior to the commencement of the Option Exchange Program that are tendered for exchange will be replaced at a 1.00 : 1.25 exchange ratio.

      Outstanding Options Eligible for Exchange. In order to be eligible for exchange under the proposed Option Exchange Program, the options must have been granted after July 1, 1995 and must (1) be held by an Eligible Employee and (2) except in the case of options granted less than six months prior to the commencement of the Option Exchange Program, have an exercise price of more than $6.00 per share. If an Eligible Employee elects to participate in the Option Exchange Program, he or she will be required to tender options granted less than six months and one day prior to the commencement of the Option Exchange Program even if such options have an exercise price less than $6.00 per share.

      Each of the options eligible for the exchange was granted under one of the following plans:

•	Digital Microwave Corporation 1994 Stock Incentive Plan

•	Digital Microwave Corporation 1996 Non-Officer Employee Stock Option Plan

•	Digital Microwave Corporation 1998 Non-Officer Employee Stock Option Plan

•	DMC Stratex Networks, Inc. 1999 Stock Incentive Plan

•	Stratex Networks, Inc. 2002 Stock Incentive Plan

•	All other stock option or incentive plans assumed by the Stratex Networks, Inc. in connection with a merger, acquisition or other similar transaction.

      If the Option Exchange Program is implemented, the Board of Directors has also determined to amend the Digital Microwave Corporation 1996 Non-Officer Employee Stock Option Plan and the Digital Microwave Corporation 1998 Non-Officer Employee Stock Option Plan to provide for option exchanges under those plans.

      Eligible Employees. If implemented, we will offer the Option Exchange Program to all Eligible Employees as defined in the Introduction of Proposal 2. Members of the Board of Directors will not be eligible to participate. An Eligible Employee who tenders his or her options for exchange will only receive new options in the Option Exchange Program if he or she is employed by us (or is on an approved leave of absence) on the date that the new options are granted.

      Exercise Price of New Options. The new options will have an exercise price equal to the fair market value of our common stock on the date of the new grant. The fair market value of our common stock is equal the closing sales price of our stock (or the closing bid, if no sales were reported) as quoted on Nasdaq on the date of determination. The new options will be granted at least six months and one day after the tendered options are cancelled.

      Vesting of New Options. Except in certain countries outside of the United States, the new options will vest over a two-year period with fifty percent (50%) vesting on the first anniversary of the date of grant and an additional 1/12th of the remaining shares vesting on each one-month anniversary of the grant date thereafter. New options granted in connection with the tender of options granted less than six months prior to the commencement of the Option Exchange Program will vest over a four-year period with twenty-five percent (25%) of the shares vesting on the twelve-month anniversary of the grant date and an additional 1/36th of the remaining shares vesting on each monthly anniversary of the grant date thereafter.

      Term of New Options. The term of an option is the length of time during which it may be exercised. The new options will have a term equal to the lesser of the original term of the option and five years; provided, however, that the term of the new option will be no less than four years. New options granted in connection with the tender and cancellation of options granted less than six months prior to the commencement of the Option Exchange Program will have a term of seven years.

      Other Conditions of New Options. The new options will otherwise be governed by the terms of the stock incentive plan under which the tendered options were originally granted.

      Accounting Treatment. We have designed the Option Exchange Program to comply with current Financial Accounting Standards Board guidelines so that we will receive the same accounting treatment for the new options as received for the current options. All of our stock options granted to employees are accounted for under Accounting Principles Board Option No. 25, “Accounting for Stock Issued to Employees (APB 25)” and are reflected in our operating results using the “Treasury Stock Method.” The Option Exchange Program has been designed so that we will not be subject to accounting compensation charges against our operating results from the new options under current accounting standards. However, accounting standards in this area may change prior to the issuance of the new options. If this were to happen, we might not receive the intended accounting treatment, we might modify the program as necessary to ensure the same accounting treatment, or we might choose to terminate the offer prior to the cancellation of the old options.

      Change of Control. If we undergo a change of control, such as a merger, prior to the grant date for the new options, the Board of Directors will make it a condition of the transaction that, if a participant’s service as an employee is not interrupted from the date of the transaction through the date the new options were scheduled to be granted, the successor entity will either (a) grant the participant equivalent options on the date the new options would have been granted or (b) provide the participant with participation in a reasonably equivalent or more favorable cash incentive program.

      U.S. Federal Income Tax Consequences. The exchange of options should be treated as a non-taxable exchange, and we and our employees should recognize no income for U.S. federal income tax purposes upon the grant of the new options. All new options will be non-qualified stock options for U.S. federal income tax purposes.

      Potential Modification to Terms to Comply With Governmental Requirements. The terms of the Option Exchange Program will be described in a Tender Offer Statement that will be filed with the Securities and Exchange Commission (“SEC”). Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange Program to comply with SEC comments. In addition, it is currently our intention to make the Option Exchange Program available to employees who are located outside of the United States, where permitted by local law and where we determine it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements or for tax or accounting reasons.

      Benefits of the Option Exchange Program to Employees. Because participation in the Option Exchange Program will be voluntary, we cannot predict how many Eligible Employees will choose to participate and how many options they will tender. The following table shows the maximum number of options that would be cancelled and the maximum number that would be reissued, assuming all Eligible Employees elect to participate in the Option Exchange Program.

	Number of outstanding	Maximum number of
Average Market	shares eligible for	new option shares to be
Value per Share	exchange	reissued

$1.00	3,561,236	1,271,886
$2.00	3,561,236	1,714,909
$3.00	3,561,236	1,959,331
$4.00	3,561,236	2,267,101
$5.00	2,177,883	1,339,808
$6.00	2,177,883	1,339,808

      Effect on Stockholders. We are not able to predict with certainty the effect the Option Exchange Program will have on stockholders as we are unable to predict how many Eligible Employees will elect to participate and how many options they will choose to tender. If all eligible employees were to tender all of their eligible options at an exchange ratio based on an average market value of $3.00 per share of our common stock, then after the completion of the Option Exchange Program, we would have 1,601,905 fewer stock options outstanding. Following such an exchange, outstanding options would then represent approximately 13% of our outstanding shares on a fully diluted bases versus 14.8% as of March 31, 2003.

      Program Cancellation. If the “average market value” calculated on the date of determination is above $6.50 per share, the Option Exchange Program will be cancelled. We may also cancel the Option Exchange Program as a result of (a) any change in generally accepted accounting standards that would materially impair the contemplated benefits of the Option Exchange Program, (b) any material adverse change or changes in the business, condition (financial or other) or operations of the company that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program, (c) the enactment of any statute, rule or regulation, that would or might directly or indirectly make the acceptance for exchange of, or issuance of new options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of the Option Exchange Program or (d) the occurrence of any other event that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program.

Description of the Plans

     2002 Stock Incentive Plan

      In General. The 2002 stock incentive plan was approved by our board of directors in June 2002 and by our stockholders in August 2002. Initially, 10,000,000 shares were reserved for issuance under the 2002 stock incentive plan. As of March 31, 2003, options to purchase approximately 2,992,700 shares were outstanding under the 2002 stock incentive plan. In addition, there were approximately 6,997,300 shares available for grant. As of March 31, 2003, the number of executive officers, employees, consultants and directors of the company and its subsidiaries that were eligible to receive grants under the 2002 stock incentive plan was approximately 636.

      The purposes of the 2002 stock incentive plan are to give our employees and others who perform substantial services for the company an incentive, through ownership of our common stock, to continue in their service, and to help the company compete effectively with other enterprises in the industry to attract qualified individuals. The 2002 stock incentive plan permits the grant of awards to our directors, officers, consultants and other employees, as well as the directors, officers, consultants and employees of a parent company or subsidiary.

      Administration. The 2002 stock incentive plan is administered by the administrator, defined as either our board of directors or a committee designated by our board. We intend for the compensation committee of our board of directors to administer the 2002 stock incentive plan. The compensation committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and is comprised solely of two or more “outside directors” as defined under Internal Revenue Code Section 162(m) and its applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and the Internal Revenue Code Section 162(m), our board of directors may authorize one or more officers to grant such awards.

      Amendment and Termination. Our board of directors may amend, suspend or terminate the 2002 stock incentive plan at any time. To the extent necessary to comply with applicable provisions of Federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any amendment to the 2002 stock incentive plan in such a manner and to such a degree as required. In addition, the reduction of the exercise price of any option awarded under the 2002 stock incentive plan will be subject to stockholder approval and such provision may not be amended without stockholder approval. Furthermore, no amendment, suspension or termination shall adversely affect any rights under outstanding awards without the grantee’s consent. The 2002 stock incentive plan will terminate in August 2009, unless previously terminated by our board of directors.

      Terms & Conditions of Awards. The 2002 stock incentive plan permits the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code only to our employees or employees of a parent company or subsidiary. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2002 stock incentive plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the administrator may determine from time to time. In addition, awards of unrestricted or restricted stock may be granted to employees, directors and consultants, provided that no more than 1,200,000 shares of our common stock reserved under the 2002 stock incentive plan may be issued in connection with awards other than stock options. The 2002 stock incentive plan authorizes the administrator to select the employees, directors and consultants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock issuable under each award, to approve award agreements for use under the 2002 stock incentive plan, to construe and interpret the terms of the 2002 stock incentive plan and awards granted thereunder, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other actions not inconsistent with the 2002 stock incentive plan. Notwithstanding the foregoing, the term of an award may not be for more than 7 years (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of our stock or the stock of a parent company or subsidiary). Additionally, in no event may any participant in the 2002 stock incentive plan be granted stock options for more than 750,000 shares in any fiscal year. However, in connection with his or her initial commencement of service with us, a participant in the 2002 stock incentive plan may be granted stock options for up to an additional 750,000 shares, which shares will not count against the limit set forth in the previous sentence.

      The 2002 stock incentive plan authorizes the administrator to grant options at an exercise price of not less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of our stock or the stock of a parent company or subsidiary) of the fair market value of the common stock on the date of the option grant. The exercise price of awards intended to qualify as performance-based compensation for purposes of the Internal Revenue Code, Section 162(m), will be not less than 100% of the fair market value. The exercise price is generally payable in cash, check, surrender of pre-owned shares of common stock or, in certain circumstances, with such documentation as the administrator and the broker, if applicable, will require to effect an exercise of an award and delivery to us of the sale or loan proceeds required to pay the exercise price. The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

      The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in our favor as specified in the agreements to be issued under the 2002 stock incentive plan; provided, however, that no awards to employees will be exercisable for fully vested shares prior to the first anniversary of the grant date. The administrator has the authority to accelerate the vesting schedule of awards so that they become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a change in control, as defined in the 2002 incentive stock plan. In the event of a corporate transaction, as defined in the 2002 incentive stock plan, each outstanding award will become fully vested and exercisable unless the award is assumed by the successor company or its parent or is replaced with a comparable award. Effective upon the consummation of the corporate transaction, all outstanding awards under the 2002 stock incentive plan will terminate unless assumed by the successor company or its parent.

      Under the 2002 stock incentive plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 2002 stock incentive plan permits the designation of beneficiaries by holders of incentive stock options. Other awards are transferable by will or by the laws of descent and distribution, and during the grantee’s lifetime, by gift and/or pursuant to a domestic relations order to the grantee’s immediate family to the extent and in the manner permitted by the administrator.

      Under the 2002 stock incentive plan, the administrator may establish one or more programs under the 2002 stock incentive plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The administrator also may establish under the 2002 stock incentive plan, separate programs for the grant of particular forms of awards to one or more classes of grantees.

      Equity Incentive Programs for Non-Employee Directors. The 2002 stock incentive plan contains two separate equity incentive programs: (i) a non-employee director option program under which option grants will be made at specified intervals to non-employee directors of our board of directors; and (ii) a non-employee director stock fee program under which non-employee directors of our board may elect to apply all or a portion of their annual retainer and meeting fees to the purchase of shares of our common stock. The implementation and use of any of these equity incentive programs is within the sole discretion of the administrator for the 2002 stock incentive plan.

      Non-Employee Director Option Program. On or after the date of the 2002 annual meeting of stockholders, each individual who first becomes a non-employee director of our board of directors, whether through election by the stockholders or appointment by our board of directors, will automatically be granted at the time of such initial election or appointment, an option grant to purchase 30,000 shares of our common stock under the non-employee director option program. Subsequently, on the date of each annual stockholders meeting commencing with the 2002 annual meeting of stockholders, each individual who is re-elected to serve as a non-employee director of our board of directors, and who has served for at least three years as a non-employee director at the time of such annual meeting, will automatically be granted a stock option to purchase an additional 10,000 shares of our common stock. On or after a capitalization event affecting our common stock, the administrator, in its sole discretion, may determine whether to adjust the number of shares issued under options under the non-employee director option program.

      Under the non-employee director option program, the exercise price per share will be equal to 100% of the fair market value per share of our common stock on the automatic grant date. Each option will have a maximum term of five years from the automatic grant date. The 30,000 shares of common stock under the initial stock option grant are immediately exercisable, but any purchased shares are subject to repurchase by us until vested, at the exercise price paid per share, upon the grantee’s cessation of service as a non-employee director. The option shares vest and our repurchase rights lapses with respect to the shares subject to the option in three equal annual installments over the non-employee director’s period of service, with the first such installment to vest on the first anniversary of the automatic grant date. The 10,000 shares of our common stock under each subsequent stock option grant are fully vested and any purchased shares are not subject to repurchase by us.

      In the event of a corporate transaction, as defined in the 2002 stock incentive plan, each option which is at the time outstanding under the non-employee director option program automatically will become fully vested and exercisable immediately prior to the effective date of such corporation transaction. Effective upon the consummation of the corporate transaction, all outstanding options under the non-employee director option program will terminate; provided, all such options will not terminate if, in connection with the corporate transaction, they are assumed by the successor corporation or parent thereof.

      In the event of a change of control, as defined in the 2002 stock incentive plan, each option which is at the time outstanding under the non-employee director option program automatically will become fully vested and exercisable immediately prior to the effective date of such change of control. Each such option will remain exercisable until the expiration or sooner termination of the applicable option term.

      Director Stock Fee Program. Under the director stock fee program, each individual serving as a non-employee director of our board of directors will be eligible to elect to apply all or any portion of the annual retainer and meeting fees otherwise payable in cash to such non-employee director to the purchase of shares of our common stock. The non-employee director must make the stock election no later than December 31 of the immediately preceding calendar year for which the election to participate in the director stock fee program is to be in effect. The election, once properly filed with the administrator of the 2002 stock incentive plan, will be irrevocable.

      On the first trading day in January of the calendar year for which the election is in effect, the portion of the annual retainer fees subject to such election will automatically be applied to the purchase of shares of our common stock by dividing such portion of the annual retainer fees by the fair market value per share of our common stock on that trading day. The number of issuable shares is rounded down to the next whole share, and the issued shares will be held in escrow by our company secretary as partly paid shares until the shares have vested. The non-employee director who receives such shares has full stockholder rights, including voting, dividend and liquidation rights, with respect to all issued shares held in escrow, but such shares are not assignable or transferable while they remain unvested.

      Upon completion of each calendar month of service as a non-employee director during the year for which the election is in effect, such non-employee director of our board will vest in one-twelfth of the shares subject to the option, and the stock certificate for those shares will be released from escrow. Immediate vesting of all the issued shares will occur in the event the non-employee director dies or become permanently disabled during such non-employee director’s period of service, or a corporate transaction or change of control, both as defined in the 2002 stock incentive plan, occurs during such period. Upon the non-employee director’s cessation of service prior to vesting in one or more monthly installments of the issued shares, then those unvested shares will be canceled by us, and the non-employee director will not be entitled to any cash payment or other consideration from us with respect to the canceled shares and will have no further stockholder rights with respect to such shares.

      On the first trading day following any meeting, in a calendar year for which the election is in effect, the portion of the meeting fees subject to such election will automatically be applied to the purchase of shares of our common stock by dividing such portion of the meeting fees by the fair market value per share of our common stock on that trading day. The number of issuable shares will be rounded down to the next whole share, and the shares will be issued as soon as practicable to the non-employee director.

      Certain Federal Tax Consequences. The grant of a non-qualified stock option under the 2002 stock incentive plan will not result in any federal income tax consequences to the grantee or to us. Upon exercise of a non-qualified stock option, the grantee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the grantee, subject to the requirement of reasonableness, certain limitations imposed by Internal Revenue Code Section 162(m) and the satisfaction of withholding obligations. Any gain or loss on the grantee’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We are not entitled to receive an income tax deduction for any such gain.

      The grant of an incentive stock option under the 2002 stock incentive plan will not result in any federal income tax consequences to the grantee or to us. A grantee recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we will not receive a deduction at the time of exercise. The Internal Revenue Service recently issued proposed regulations that would subject grantees to withholding at the time grantees exercise an incentive stock option for Social Security and Medicare based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of an incentive stock option that occurs two years after the regulations are issued in final form. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the grantee has held the shares of common stock. If the grantee does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any tax deduction under these circumstances.

      If the grantee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee, subject to the requirement of reasonableness and certain limitations imposed by Internal Revenue Code Section 162(m).

      The exercise of an incentive stock option may increase a grantee’s alternative minimum tax. The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a grantee’s alternative minimum tax liability exceeds such grantee’s regular income tax liability, the grantee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the grantee must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

      The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Internal Revenue Code Section 162(m), the requirement of reasonableness and the satisfaction of withholding obligations. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more than one year. We are not entitled to receive a tax deduction for any such gain. Recipients of restricted stock may make an election under Internal Revenue Code Section 83(b) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The election must be made within thirty days from the time the restricted stock is issued.

      The foregoing is only a summary of the federal income tax consequences of 2002 stock incentive plan transactions, and is based upon federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Internal Revenue Code. This summary does not purport to be complete, and does not discuss the tax consequences of a grantee’s death or the tax laws of any municipality, state or non-U.S. jurisdiction to which the grantee may be subject.

     1999 Stock Incentive Plan

      In General. The 1999 stock incentive plan was approved by our board of directors in June 1999 and approved by our stockholders in August of 1999. Initially, 2,500,000 shares were reserved for issuance under the 1999 stock incentive plan. In 2001, our board of directors and stockholders approved an amendment of the 1999 stock incentive plan increase the number of shares reserved for issuance by 4,000,000 to 6,500,000 shares. As of March 31, 2003, options to purchase approximately 4,857,297 shares were outstanding under the 1999 stock incentive plan. In addition, there were approximately 1,641,953 shares available for grant. As of March 31, 2003, the number of executive officers, employees, consultants and directors of the company and its subsidiaries that were eligible to receive grants under the 1999 stock incentive plan was approximately 636.

      The purposes of the 1999 stock incentive plan are to give our employees and others who perform substantial services to the company an incentive, through ownership of our common stock, to continue in our employment and to help the company compete effectively with other enterprises in the industry in attracting qualified individuals. The 1999 stock incentive plan permits the grant of awards to our directors, officers, consultants and other employees, as well as the directors, officers, consultants and employees of a parent company or subsidiary.

      Administration. The 1999 stock incentive plan is administered, with respect to grants to directors, officers, consultants and other employees, by the administrator of the 1999 stock incentive plan, defined as our board of directors or a committee designated by our board. The committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. With respect to awards subject to the Internal Revenue Code, Section 162(m), the committee will be comprised solely of two or more “outside directors” as defined under the Internal Revenue Code, Section 162(m), and applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and the Internal Revenue Code, Section 162(m), our board of directors may authorize one or more officers to grant such awards.

      Amendment and Termination. Our board of directors may at any time amend, suspend or terminate the 1999 stock incentive plan. To the extent necessary to comply with applicable provisions of Federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any amendment to the 1999 stock incentive plan in such a manner and to such a degree as required. In addition, the 1999 stock incentive plan contains a provision which provides that the reduction of the exercise price of any option awarded under the 1999 stock incentive plan will be subject to stockholder approval and such provision may not be amended without stockholder approval The 1999 stock incentive plan will terminate in August 2006 unless previously terminated by our board of directors.

      Terms & Conditions of Awards. The 1999 stock incentive plan permits the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code only to our employees or employees of a parent company or subsidiary. Awards other than incentive stock options may be granted to employees, directors and consultants. In addition, awards of unrestricted or restricted stock may be granted to employees, directors and consultants, provided that no more than 780,000 shares of our common stock reserved under the 1999 stock incentive plan may be issued in connection with awards other than stock options. Under the 1999 stock incentive plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the administrator may determine from time to time. In addition, awards of restricted stock may be granted to employees, directors and consultants.

      The 1999 stock incentive plan authorizes the administrator to select the employees, directors and consultants of our company to whom awards may be granted and to determine the terms and conditions of any award. However, the term of an award may not be for more than 7 years (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of our stock or the stock of a parent company or subsidiary). Additionally, in no event may any participant in the 1999 stock incentive plan be granted stock options for more than 750,000 shares in any fiscal year. However, in connection with his or her initial commencement of service with us, a participant in the

1999 stock incentive plan may be granted stock options for up to an additional 750,000 shares, which shares will not count against the limit set forth in the previous sentence.

      The 1999 stock incentive plan authorizes the administrator to grant options at an exercise price of not less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of our stock or the stock of a parent company or subsidiary) of the fair market value of the common stock on the date of the option grant. The exercise price of awards intended to qualify as performance-based compensation for purposes of the Internal Revenue Code, Section 162(m), will be not less than 100% of the fair market value. The exercise price is generally payable in cash or, in certain circumstances, with such documentation as the administrator and the broker, if applicable, will require to effect an exercise of an award and delivery to us of the sale or loan proceeds required to pay the exercise price, or with shares of common stock. The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

      The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in our favor as specified in the agreements to be issued under the 1999 stock incentive plan; provided, however, that no awards will be exercisable prior to the first anniversary of the grant date. The administrator has the authority to accelerate the vesting schedule of awards so that they become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a change in control, as defined in the 1999 incentive stock plan. In the event of a corporate transaction, as defined in the 1999 incentive stock plan, each outstanding award will become fully vested and exercisable unless the award is assumed by the successor company or its parent or is replaced with a comparable award. Effective upon the consummation of the corporate transaction, all outstanding awards under the 1999 stock incentive plan will terminate unless assumed by the successor company or its parent. In the event of a related entity disposition, as defined in the 1999 stock incentive plan, each award to a grantee employed by the affected related entity will become fully vested and exercisable unless the award is assumed by the successor company or its parent or is replaced with a comparable award.

      Under the 1999 stock incentive plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 1999 stock incentive plan permits the designation of beneficiaries by holders of incentive stock options. Other awards are transferable to the grantee’s immediate family to the extent provided in the award agreement or in the manner and to the extent permitted by the administrator.

      Under the 1999 stock incentive plan, the administrator may establish one or more programs under the 1999 stock incentive plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The administrator also may establish under the 1999 stock incentive plan, separate programs for the grant of particular forms of awards to one or more classes of grantees.

      Certain Federal Tax Consequences. For a summary of the current effect of Federal income taxation upon the grantee and the company with respect to incentive stock options, non-qualified stock options and restricted stock issued under the 1999 stock incentive plan, please refer to “Certain Federal Tax Consequences” under the description of the 2002 stock incentive plan.

     1994 Stock Incentive Plan

      In April 1994, the Board adopted the 1994 stock incentive plan, which was approved by the company’s stockholders in August 1994. Amendments to the 1994 stock incentive plan were approved by the stockholders in August 1996, August 1997 and August 1998. A total of 900,000 shares of common stock were initially reserved for issuance over the ten-year term of the 1994 stock incentive plan. The number of shares of common stock available for issuance automatically increases on the first trading day of each calendar year for five years from the adoption of the 1994 stock incentive plan, beginning with the 1995 calendar year, by an amount equal to one percent (1%) of the total number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, but in no event shall any such annual increase exceed 300,000 shares. Options granted under the 1994 stock incentive plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. A total of 7,166,660 shares are currently reserved for issuance under the 1994 stock incentive plan. As of March 31, 2003, options to purchase approximately 3,677,637 shares were outstanding under the 1994 stock incentive plan. In addition, there were approximately 572,813 shares available for grant. As of March 31, 2003, the number of executive officers, employees, consultants and directors of the company and its subsidiaries that were eligible to receive grants under the 1994 stock incentive plan was approximately 636.

      Plan Administration. The 1994 stock incentive plan is administered by the compensation committee of the board of directors. The compensation committee (also referred to as the “plan administrator”) shall have complete discretion (subject to the provisions of the 1994 stock incentive plan) to authorize stock option grants and direct stock issuances under the 1994 stock incentive plan. In addition, a subcommittee of the compensation committee comprised solely of two or more “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code, and the regulations thereunder) shall have sole and exclusive authority to administer the participation of “covered employees” (within the meaning of Section 162(m)(3) of the Internal Revenue Code) in the 1994 stock incentive plan in order to qualify grants to covered employees under the 1994 stock incentive plan as performance-based compensation under Section 162(m) of the Internal Revenue Code.

      Eligibility. Officers and other key employees of the company and its subsidiaries (whether now existing or subsequently established) and independent consultants and advisors to the company and its subsidiaries shall be eligible to participate in the discretionary grant program, the salary reduction grant program and stock issuance program. Non-employee members of the board of directors shall only be eligible to participate in the automatic grant program and the stock fee program. In no event may any participant in the 1994 stock incentive plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 750,000 shares in any fiscal year. In addition, in connection with his or her initial commencement of service with the company, a participant in the 1994 stock incentive plan may be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for up to an additional 750,000 shares, which shares shall not count against the limit set forth in the previous sentence.

      Valuation. The fair market value per share of common stock on any relevant date under the 1994 stock incentive plan shall be the closing selling price per share on that date on the Nasdaq National Market. If there is no reported sale for such date, then the closing selling price for the last previous date for which such quotation exists shall be determinative of fair market value.

      Equity Incentive Programs. The 1994 stock incentive plan contains five separate equity incentive programs: (i) a discretionary grant program under which key employees and consultants may be granted stock options to purchase shares of common stock; (ii) a salary reduction grant program under which officers, other key employees and consultants may elect to have a portion of their base salary reduced each year in return for options to purchase shares of common stock at a discount from current fair market value equal to the amount of their salary reduction; and (iii) a stock issuance program under which eligible individuals may be issued shares of common stock directly, through the immediate purchase of the shares, as a bonus tied to their performance of services or the company’s attainment of financial milestones, or pursuant to their individual elections to receive such shares in lieu of their base salary. The implementation and use of any of these equity incentive programs is within the sole discretion of the plan administrator.

      Discretionary Grant Program. Under the discretionary grant program, the exercise price per share for options shall not be less than 100% of the fair market value per share of common stock on the grant date. For incentive stock options granted to employees possessing 10% or more of the total combined voting power of all classes of stock of the company or any of its subsidiaries (a “10% holder”), the exercise price per share may not be less than 110% of such fair market value. The plan administrator shall have complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to the company’s repurchase rights or (iii) which become exercisable in installments for vested shares over the optionee’s period of service. No granted option shall, however, have a maximum term in excess of ten years. No incentive stock option granted to a 10% holder shall have a maximum term in excess of five years.

      Any option held by the optionee at the time of cessation of service normally shall not remain exercisable beyond the limited period designated by the plan administrator (not to exceed 36 months) at the time of the option grant. During that period the option generally shall be exercisable only for the number of shares of common stock in which the optionee is vested at the time of cessation of service. However, the plan administrator shall have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding option may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

      Any unvested share of common stock shall be subject to repurchase by the company, at the original exercise price paid per share, upon the optionee’s cessation of service prior to vesting in those shares. The plan administrator shall have complete discretion in establishing the vesting schedule for any such unvested shares and shall have full authority to cancel the company’s outstanding repurchase rights with respect to those shares in whole or in part at any time.

      The plan administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the discretionary grant program: tandem stock appreciation rights and limited stock appreciation rights. Tandem stock appreciation rights provide holders with the right to surrender their options for an appreciation distribution from the company equal in amount to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of common stock. Limited stock appreciation rights may be granted to officers of the company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the company upon the successful completion of a hostile tender offer for securities possessing more than 50% of the total combined voting power of the company’s outstanding securities. In return for the surrendered option, the officer shall be entitled to a cash distribution from the company in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in such hostile tender offer over (ii) the exercise price payable for such share.

      Salary Reduction Grant Program. In the event that the company chooses to implement a salary reduction grant program, the plan administrator shall have complete discretion in selecting the individuals, if any, who are to participate. Under the salary reduction grant program, participants may elect to have a portion of their base salary reduced each year in return for options to purchase shares of the common stock at a discount from current market value. The formula for determining how many option shares shall be granted at the discounted exercise price insures that the total value of the spread on the option shall not exceed the dollar amount of the optionee’s salary reduction.

      Each option shall be subject to substantially the same terms and conditions applicable to option grants made under the discretionary grant program, except that the exercise price per share shall be equal to one-third of the fair market value per share of common stock on the grant date and the number of option shares shall be determined by dividing the total dollar amount of the approved reduction in the participant’s base salary by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) shall equal the dollar amount of the reduction to the optionee’s base salary in effect for the calendar year for which the grant is made.

      Provided the optionee continues in the company’s employ, the option shall become exercisable for 50% of the option shares on the last day of June in the calendar year for which the grant is made and shall become exercisable for the balance of the option shares in a series of successive monthly installments on the last day of each of the next six calendar months. Should the optionee die or become disabled while in service, the option shall immediately become exercisable for that number of option shares equal to (i) one-twelfth of the total number of option shares multiplied by (ii) the number of full calendar months which have elapsed from the first day of the calendar year for which the option is granted and the last day of the calendar month during which the optionee ceases service. Each option shall have a term of ten years measured from the grant date, whether or not the individual continues in service for the company.

      Stock Issuance Program. Shares may be sold under the stock issuance program at a price per share not less than 85% of fair market value, payable in cash or through a promissory note payable to the company. Shares may also be issued solely as a bonus for past services or pursuant to an irrevocable election by the individual to receive such shares in lieu of a portion of his or her salary.

      The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of financial milestones. Unvested shares shall be subject to certain transfer restrictions and to repurchase or cancellation by the company if the vesting requirements are not satisfied. The plan administrator shall, however, have the discretionary authority to accelerate the vesting of any issued shares in whole or in part at any time. Individuals holding shares under the stock issuance program shall have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

      Option Vesting Acceleration. Outstanding options under the 1994 stock incentive plan shall become immediately exercisable, and unvested shares issued or issuable under the 1994 stock incentive plan shall be subject to accelerated vesting, in the event of certain changes in the ownership or control of the company. Such option vesting acceleration is triggered by either a “corporate transaction” or a “change in control,” each as defined in the 1994 stock incentive plan. Each option outstanding under the discretionary grant program or salary reduction program at the time of a corporate transaction shall automatically become fully and immediately exercisable. However, an outstanding option under the discretionary grant program shall not accelerate to the extent such option is to be assumed by the successor corporation or replaced by a comparable option to purchase shares of the capital stock of the successor corporation. The plan administrator shall have the discretion to provide for the subsequent acceleration of any option which does not accelerate at the time of a corporate transaction, in the event the optionee’s service terminates within a designated period following a corporate transaction.

      Upon a corporate transaction, the company’s outstanding repurchase rights under the discretionary grant program and stock issuance program shall also terminate, and the shares subject to those terminated rights shall become fully vested, except to the extent one or more of those repurchase rights are expressly assigned to the successor corporation. The plan administrator shall have the discretion to provide for the subsequent termination of any repurchase rights which remain in existence after a corporate transaction, in the event the optionee’s service terminates within a designated period following a corporate transaction.

      Upon a corporate transaction, the plan administrator shall also have the authority to provide for the acceleration of options outstanding under the discretionary grant program at the time of any change in control so that each such option shall become fully and immediately exercisable. The plan administrator may also provide for the automatic termination of all of the outstanding repurchase rights held by the company under the discretionary option grant program and stock issuance program (with the concurrent vesting of the shares subject to those terminated rights) in the event of such a change in control. Alternatively, the plan administrator may condition such accelerated option vesting and termination of the repurchase rights upon the individual’s cessation of service under certain circumstances following a change in control.

      The shares of common stock subject to each option outstanding under the salary reduction program and the automatic grant program at the time of any corporate transaction or change in control shall immediately vest, and the options shall accordingly become exercisable. In addition, all unvested shares issued under the stock fee program or issued under the stock issuance program in lieu of base salary shall immediately vest at that time.

      Changes in Capitalization. In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the 1994 stock incentive plan and the maximum number and/or class of securities for which the share reserve is to increase annually during the first five years pursuant to the automatic 1% increase provisions of the 1994 stock incentive plan; (ii) the maximum number and/or class of securities for which any one individual may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances over the term of the 1994 stock incentive plan; (iii) the number and/or class of securities and price per share in effect under each outstanding option; and (iv) the number and/or class of securities for which option grants shall subsequently be made under the automatic grant program to each newly-elected or continuing non-employee director.

      Transferability of Options and Stock Appreciation Rights. Any option shall be assignable or transferable to the extent determined by the plan administrator and provided in the agreement evidencing such option. However, any assignee or transferee shall be entitled to exercise any such option or any related tandem rights or limited rights in the same manner and only to the same extent as the optionee or right holder would have been entitled to exercise such option or such related rights had it not been transferred and shall be subject to the same restrictions, repurchase rights, and other limitations that bound the optionee or right holder, unless otherwise determined by the plan administrator. Notwithstanding the foregoing, each incentive stock option, together with any stock appreciation rights pertaining to such option, shall be exercisable only by the optionee and shall not be assignable or transferable except for a transfer of the option effected by will or by the laws of descent and distribution following the optionee’s death.

      Repricing. Unless approved by the company’s stockholders, the board of directors may not reduce the exercise price of any outstanding stock option or reduce the base amount on which the appreciation of any outstanding stock appreciation right is calculated to reflect a reduction in the fair market value of the company’s common stock since the grant date of such stock option or such stock appreciation right.

      Amendment and Termination. The board of directors may amend or modify the 1994 stock incentive plan in any or all respects whatsoever, subject to obtaining any required stockholder approval. The 1994 stock incentive plan shall in all events terminate on April 28, 2004, unless sooner terminated by the board of directors.

      Certain Federal Tax Consequences. For a summary of the current effect of Federal income taxation upon the grantee and the company with respect to incentive stock options, nonstatutory stock options and restricted stock issued under the 1994 stock incentive plan, please refer to “Certain Federal Tax Consequences” under the description of the 2002 stock incentive plan.

      Recipients of stock appreciation rights generally should not recognize income until such rights are exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participating individual will normally recognize ordinary compensation income for federal income tax purposes equal to the amount of cash and the fair market value of stock, if any, received upon such exercise. Participating individuals who are employees will be subject to withholding with respect to income recognized upon exercise of a stock appreciation right.

      We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participating individual, subject to possible limitations imposed by Internal Revenue Code Section 162(m) and so long as the individual’s total compensation is deemed reasonable in amount. Participating individuals will recognize gain upon the disposition of any stock received on exercise of a stock appreciation right equal to the excess of (1) the amount realized on such disposition over (2) the ordinary income recognized with respect to such stock under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the stock was held for more than one year.

OTHER MATTERS

Annual Report

      Our annual report for the fiscal year ended March 31, 2003 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

      We filed an annual report on Form 10-K for the fiscal year ended March 31, 2003 with the Securities and Exchange Commission on May 19, 2003. Stockholders may obtain a copy of the annual report on Form 10-K, without charge, by writing to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices located at 120 Rose Orchard Way, San Jose, California 95134.

Other Business

      Our board of directors is not aware of any other matter that may be presented for consideration at the annual meeting. Should any other matter properly come before the annual meeting for a vote of the stockholders, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in our best interests.

By Order of the Board Of Directors

Charles D. Kissner
Chairman and Chief Executive Officer

San Jose, California

June 10, 2003

Appendix A

Charter of the Audit Committee

CHARTER OF THE AUDIT COMMITTEE

Authority and Purpose

      The Audit Committee of STRATEX NETWORKS, INC., a Delaware corporation (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to assist the Board in connection with corporate accounting and the quality and integrity of the financial reports of the Corporation. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable law.

Statement of Policy

      The Committee shall provide assistance to the Board in connection with corporate accounting and the quality and integrity of the financial reports of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors, the “internal” auditors, and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers (the “NASD”) applicable to Nasdaq listed issuers.

Committee Structure and Membership

      The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board and shall serve at the discretion of the Board.

      Each member of the Committee shall be an independent director. For purposes hereof, an “independent director” shall be one:

1.	who accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation, and

2.	who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

      At least one member of the Committee shall be a “financial expert,” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, having an understanding of generally accepted accounting principles and financial statements, experience in the preparation or auditing of financial statements of companies generally comparable to the Corporation, experience in the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves, experience with internal accounting controls and procedures for financial reporting and an understanding of audit committee functions.

      Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the NASD applicable to Nasdaq listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Powers

      The Committee has the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee is empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Committee.

Responsibilities

      With respect to the Corporation’s independent auditors:

1. The Committee is responsible for the appointment, compensation and oversight of the work of the Corporation’s independent auditors. The Committee shall preapprove all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Corporation, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Corporation’s stockholders.

2. The Committee will review the independence of the independent auditors, including a review of management consulting services, tax services, other services and related fees, provided by the independent auditors. The Committee will require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with the rules of the NASD applicable to Nasdaq listed issuers and request information from the independent auditors and management to determine the presence of any conflict of interest.

      In addition, the Committee will:

1. Review this Charter annually.

2. Review and concur with management on the scope and responsibilities of the internal audit program and on the appointment of any firm serving in such capacity.

3. Review and discuss with management, before release, the audited financial statements and the Management’s Discussion and Analysis to be included in the Corporation’s Annual Report in Form 10-K. Recommend to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

4. Review and discuss with management and the independent auditors, before release, the unaudited financial results in the Corporation’s quarterly earnings release.

5. In consultation with the independent auditors, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

i. The Corporation’s annual financial statements and related notes.

ii. The independent auditors’ audit of the financial statements and their report thereon.

iii. The independent auditors’ reports, if any, regarding critical accounting policies and alternative treatments of financial information.

iv. Any significant changes required in the independent auditors’ audit plan.

v. Any disputes with management encountered during the course of the audit and any difficulties encountered during the audit.

vi. The adequacy of the Corporation’s system of internal financial controls.

vii. Any material deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

viii. Any correspondence with regulators or governmental agencies and any employee complaints or reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

ix. Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

6. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

7. Obtain from the independent auditors assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

8. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters necessary or appropriate to meet all applicable rules and requirements of the SEC and the NASD applicable to Nasdaq listed issuers.

9. Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors or internal auditors.

10. Meet at least quarterly with the chief financial officer, and the independent auditor in separate executive sessions.

11. Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

      Special meetings of the Committee can be called by the Chairman of the Audit Committee at the request of any member of the Audit Committee, the Board of Directors, the independent public accountants, the Chief Financial Officer, or the Chief Executive Officer.

      The Committee shall maintain minutes of each of its meetings.

Appendix B

Text of Proposed Amendments
to Stock Incentive Plans

TEXT OF PROPOSED AMENDMENT TO

2002 STOCK INCENTIVE PLAN

      This amendment amends the Stratex Networks, Inc. 2002 Stock Incentive Plan (the “Plan”). Section 6 of the Plan is hereby amended to insert the following subparagraph (l):

      (l)     Stock Option Exchange Program.

(i) In General. Certain Grantees will be permitted to make a one-time exchange (the “Option Exchange Program”) of certain options for a lesser number of new Non-Qualified Stock Options (“Replacement Options”). All Employees except for (a) Officers, (b) senior executives reporting to the Chief Executive Officer, (c) Employees hired after December 19, 2002 and (d) Employees located in countries where the Company decides, in its sole discretion, that it is not feasible or practical under local regulations to offer the Option Exchange Program are eligible to participate in the Option Exchange Program (collectively, “Eligible Grantees”). Non-Employee members of the Board and Consultants may not participate in the Option Exchange Program. Subject to part (iii) below, only options granted after July 1, 1995 having an exercise price greater than $6.00 per Share will be eligible for the exchange (“Eligible Options”). Eligible Options that are tendered by Eligible Grantees will be cancelled in exchange for a lesser number of Replacement Options determined in accordance with the option exchange ratios set forth below. The Replacement Options will be granted under the Plan on a date determined by the Board that is at least six months and one day after the date on which the Eligible Options are cancelled. The Replacement Options will be granted as Non-Qualified Stock Options.

(ii) Exchange Ratios. The number of options that an Eligible Grantee must tender in order to obtain a Replacement Option is determined by the exchange ratio. For example, an exchange ratio of 1.0 to 3.0 requires that an Eligible Grantee tender three old options in order to receive one Replacement Option. Various exchange ratios will be set corresponding to the exercise prices of the Eligible Options. The number of Replacement Options granted according to the exchange ratios will be rounded down to the nearest whole Share on a grant-by-grant basis. The number of Replacement Options granted according to the exchange ratios will be adjusted for any forward or reverse stock splits, stock dividends and similar events that occur between the date the old options are cancelled and the date the Replacement Options are granted. The Administrator will select the Option exchange ratios from the table below based on the “fair market value” of the Common Stock. The “average market value” of the Common Stock of the Company will be the average of the closing prices of the Company’s Common Stock as reported on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, over a period of 20 consecutive trading days ending no earlier than 45 days and no later than 25 days prior to the commencement of the Option Exchange Program. Options that were granted within the six months prior to the commencement of the Option Exchange Program that are tendered for exchange will be replaced at a 1:0 to 1:25 exchange ratio. If an Eligible Grantee elects to participate in the Option Exchange Program, he or she will be required to select the lowest Tier at or above which he or she will voluntarily tender all outstanding Eligible Options.

Potential Exchange Ratios for Employees based on a
Common Stock Average Market Value per Share of:
Exercise Price of
Tier	Old Options	$1.00	$2.00	$3.00	$4.00	$5.00	$6.00

0	$6.00 or Less	N/A	N/A	N/A	N/A	N/A	N/A
1	$6.01 - $8.00*	1.00 : 2.00	1.00 : 1.50	1.00 : 1.40	1.00 : 1.25	N/A	N/A
2	$8.01 - $15.00	1.00 : 3.50	1.00 : 2.50	1.00 : 2.00	1.00 : 1.75	1.00 : 1.50	1.00 : 1.50
3	$15.01 or Higher	1.00 : 4.00	1.00 : 3.00	1.00 : 2.50	1.00 : 2.00	1.00 : 1.75	1.00 : 1.75

*	An option will be eligible for the exchange only if its exercise price is greater than $6.00 per share. However, if the “average market value” of our Common Stock on the date of determination is greater than $4.50, options in this tier (“$6.01 - $8.00”) will not be eligible for the exchange. However, options granted to a participant in the Option Exchange Program within six months of the commencement of the program are required to be tendered regardless of their exercise price to avoid adverse accounting consequences.

If the “average market value” calculated on the date of determination falls between any two of the values listed across the top row of the table above, the Administrator will determine the final exchange ratios by rounding up the “average market value” at values greater than or equal to $0.501 and by rounding down the “average market value” at values less than or equal to $0.500. If the “average market value” calculated on the date of determination is below $1.00 per Share, the exchange ratios will be (a) recalculated by the Administrator based on the Black-Scholes valuation model and (b) increased by approximately 0.25 per share. If the “average market value” calculated on the date of determination is above $6.50 per Share, the Option Exchange Program will be cancelled.

(iii) Options Granted within Six-Months prior to the Option Exchange Program. Once an Eligible Grantee elects to participate in the Option Exchange Program, he or she will be required to tender any options granted within the six months preceding the commencement of the Option Exchange Program (“Six Months Prior Options”). Six Months Prior Options are required to be tendered even though such options may have an exercise price that is less than $6.01 per share. This six-month rule is necessary in order to avoid unfavorable accounting treatment for the Replacement Options that would result if a participant in the Option Exchange Program were permitted to keep any options granted within the six months preceding the commencement of the Option Exchange Program.

(iv) Corporate Transaction. In the event a Corporate Transaction occurs between the date the old options are cancelled and the date the Replacement Options are granted, the Board will make it a condition of the Corporate Transaction that, if the Eligible Grantee’s Continuous Service is not interrupted from the date of the Corporate Transaction through the date the Replacement Options were scheduled to be granted, the successor entity will either (a) grant the Eligible Grantee equivalent options on the date the Replacement Options would have been granted or (b) provide the Eligible Grantee with participation in a reasonably equivalent or more favorable cash incentive program.

(v) Replacement Options. Subject to possible differences in certain international locations, the Replacement Options will have an exercise price equal to the Fair Market Value of the Company’s Common Stock on the date of the new grant. Except in certain countries outside the United States as determined by the Administrator and except in the case of Six Months Prior Options, the Replacement Options will (a) vest over a two-year period with fifty percent (50%) of the shares vesting on the twelve-month anniversary of the grant date and an additional eight and one-third percent (8.333%) of the remaining shares vesting on each one-month anniversary of the grant date thereafter and (b) have a term equal to the lesser of the original term of the option and five years, provided, however, that the term of the Replacement Option shall be no less than four years. The Replacement Options for the Six Months Prior Options will (a) vest over a four-year period with twenty-five percent (25%) of the shares vesting on the twelve-month anniversary of the grant date and an additional one thirty-sixth (1/36) of the remaining shares vesting on each monthly anniversary of the grant date thereafter and (b) have a term of seven years. All other terms of the Replacement Options will be governed by the Plan.

(vi) Non-U.S. Jurisdictions. In order to facilitate participation in the Option Exchange Program by those Eligible Grantees who are employed by the Company outside the United States, the Administrator may provide for such modifications and additional terms and conditions to the Option Exchange Program as the Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the program.

TEXT OF PROPOSED AMENDMENT TO

1999 STOCK INCENTIVE PLAN

      This amendment amends the DMC Stratex Networks, Inc. 1999 Stock Incentive Plan (the “Plan”). Section 6 of the Plan is hereby amended to insert the following subparagraph (l):

      (l) Stock Option Exchange Program.

(i) In General. Certain Grantees will be permitted to make a one-time exchange (the “Option Exchange Program”) of certain options for a lesser number of new Non-Qualified Stock Options (“Replacement Options”). All Employees except for (a) Officers, (b) senior executives reporting to the Chief Executive Officer, (c) Employees hired after December 19, 2002 and (d) Employees located in countries where the Company decides, in its sole discretion, that it is not feasible or practical under local regulations to offer the Option Exchange Program are eligible to participate in the Option Exchange Program (collectively, “Eligible Grantees”). Non-Employee members of the Board and Consultants may not participate in the Option Exchange Program. Subject to part (iii) below, only options granted after July 1, 1995 having an exercise price greater than $6.00 per Share will be eligible for the exchange (“Eligible Options”). Eligible Options that are tendered by Eligible Grantees will be cancelled in exchange for a lesser number of Replacement Options determined in accordance with the option exchange ratios set forth below. The Replacement Options will be granted under the Plan on a date determined by the Board that is at least six months and one day after the date on which the Eligible Options are cancelled. The Replacement Options will be granted as Non-Qualified Stock Options.

(ii) Exchange Ratios. The number of options that an Eligible Grantee must tender in order to obtain a Replacement Option is determined by the exchange ratio. For example, an exchange ratio of 1.0 to 3.0 requires that an Eligible Grantee tender three old options in order to receive one Replacement Option. Various exchange ratios will be set corresponding to the exercise prices of the Eligible Options. The number of Replacement Options granted according to the exchange ratios will be rounded down to the nearest whole Share on a grant-by-grant basis. The number of Replacement Options granted according to the exchange ratios will be adjusted for any forward or reverse stock splits, stock dividends and similar events that occur between the date the old options are cancelled and the date the Replacement Options are granted. The Administrator will select the option exchange ratios from the table below based on the “fair market value” of the Common Stock. The “average market value” of the Common Stock of the Company will be the average of the closing prices of the Company’s Common Stock as reported on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, over a period of 20 consecutive trading days ending no earlier than 45 days and no later than 25 days prior to the commencement of the Option Exchange Program. Options that were granted within the six months prior to the commencement of the Option Exchange Program that are tendered for exchange will be replaced at a 1:0 to 1:25 exchange ratio. If an Eligible Grantee elects to participate in the Option Exchange Program, he or she will be required to select the lowest Tier at or above which he or she will voluntarily tender all outstanding Eligible Options.

Potential Exchange Ratios for Employees based on a
Common Stock Average Market Value per Share of:
Exercise Price of
Tier	Old Options	$1.00	$2.00	$3.00	$4.00	$5.00	$6.00

0	$6.00 or Less	N/A	N/A	N/A	N/A	N/A	N/A
1	$6.01 - $8.00*	1.00 : 2.00	1.00 : 1.50	1.00 : 1.40	1.00 : 1.25	N/A	N/A
2	$8.01 - $15.00	1.00 : 3.50	1.00 : 2.50	1.00 : 2.00	1.00 : 1.75	1.00 : 1.50	1.00 : 1.50
3	$15.01 or Higher	1.00 : 4.00	1.00 : 3.00	1.00 : 2.50	1.00 : 2.00	1.00 : 1.75	1.00 : 1.75

*	An option will be eligible for the exchange only if its exercise price is greater than $6.00 per share. However, if the “average market value” of our Common Stock on the date of determination is greater than $4.50, options in this tier (“$6.01 - $8.00”) will not be eligible for the exchange. However, options granted to a participant in the Option Exchange Program within six months of the commencement of the program are required to be tendered regardless of their exercise price to avoid adverse accounting consequences.

If the “average market value” calculated on the date of determination falls between any two of the values listed across the top row of the table above, the Administrator will determine the final exchange ratios by rounding up the “average market value” at values greater than or equal to $0.501 and by rounding down the “average market value” at values less than or equal to $0.500. If the “average market value” calculated on the date of determination is below $1.00 per Share, the exchange ratios will be (a) recalculated by the Administrator based on the Black-Scholes valuation model and (b) increased by approximately 0.25 per share. If the “average market value” calculated on the date of determination is above $6.50 per Share, the Option Exchange Program will be cancelled.

(iii) Options Granted within Six-Months prior to the Option Exchange Program. Once an Eligible Grantee elects to participate in the Option Exchange Program, he or she will be required to tender any options granted within the six months preceding the commencement of the Option Exchange Program (“Six Months Prior Options”). Six Months Prior Options are required to be tendered even though such options may have an exercise price that is less than $6.01 per share. This six-month rule is necessary in order to avoid unfavorable accounting treatment for the Replacement Options that would result if a participant in the Option Exchange Program were permitted to keep any options granted within the six months preceding the commencement of the Option Exchange Program.

(iv) Corporate Transaction. In the event a Corporate Transaction occurs between the date the old options are cancelled and the date the Replacement Options are granted, the Board will make it a condition of the Corporate Transaction that, if the Eligible Grantee’s Continuous Service is not interrupted from the date of the Corporate Transaction through the date the Replacement Options were scheduled to be granted, the successor entity will either (a) grant the Eligible Grantee equivalent options on the date the Replacement Options would have been granted or (b) provide the Eligible Grantee with participation in a reasonably equivalent or more favorable cash incentive program.

(v) Replacement Options. Subject to possible differences in certain international locations, the Replacement Options will have an exercise price equal to the Fair Market Value of the Company’s Common Stock on the date of the new grant. Except in certain countries outside the United States as determined by the Administrator and except in the case of Six Months Prior Options, the Replacement Options will (a) vest over a two-year period with fifty percent (50%) of the shares vesting on the twelve-month anniversary of the grant date and an additional eight and one-third percent (8.333%) of the remaining shares vesting on each one-month anniversary of the grant date thereafter and (b) have a term equal to the lesser of the original term of the option and five years, provided, however, that the term of the Replacement Option shall be no less than four years. The Replacement Options for the Six Months Prior Options will (a) vest over a four-year period with twenty-five percent (25%) of the shares vesting on the twelve-month anniversary of the grant date and an additional one thirty-sixth (1/36) of the remaining shares vesting on each monthly anniversary of the grant date thereafter and (b) have a term of seven years. All other terms of the Replacement Options will be governed by the Plan.

(vi) Non-U.S. Jurisdictions. In order to facilitate participation in the Option Exchange Program by those Eligible Grantees who are employed by the Company outside the United States, the Administrator may provide for such modifications and additional terms and conditions to the Option Exchange Program as the Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the program.

TEXT OF PROPOSED AMENDMENT TO

1994 STOCK INCENTIVE PLAN

      This amendment amends the Digital Microwave Corporation 1994 Stock Incentive Plan (the “Plan”). Article Seven of the Plan is hereby amended to insert the following Section VIII:

      VIII. Stock Option Exchange Program.

A. In General. Certain Optionees will be permitted to make a one-time exchange (the “Option Exchange Program”) of certain options for a lesser number of new Non-Statutory Options (“Replacement Options”). All Employees except for (i) executive officers of the Corporation within the meaning of Section 16(a)(1)(f) of the 1934 Act, (ii) senior executives reporting to the Chief Executive Officer, (iii) Employees hired after December 19, 2002 and (iv) Employees located in countries where the Corporation decides, in its sole discretion, that it is not feasible or practical under local regulations to offer the Option Exchange Program are eligible to participate in the Option Exchange Program (collectively, “Eligible Optionees”). Non-Employee members of the Board and consultants may not participate in the Option Exchange Program. Subject to part C. below, only options granted after July 1, 1995 having an exercise price greater than $6.00 per share will be eligible for the exchange (“Eligible Options”). Eligible Options that are tendered by Eligible Optionees will be cancelled in exchange for a lesser number of Replacement Options determined in accordance with the option exchange ratios set forth below. The Replacement Options will be granted under the Plan on a date determined by the Board that is at least six months and one day after the date on which the Eligible Options are cancelled. The Replacement Options will be granted as Non-Statutory Options.

B. Exchange Ratios. The number of options that an Eligible Optionee must tender in order to obtain a Replacement Option is determined by the exchange ratio. For example, an exchange ratio of 1.0 to 3.0 requires that an Eligible Optionee tender three old options in order to receive one Replacement Option. Various exchange ratios will be set corresponding to the exercise prices of the Eligible Options. The number of Replacement Options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The number of Replacement Options granted according to the exchange ratios will be adjusted for any forward or reverse stock splits, stock dividends and similar events that occur between the date the old options are cancelled and the date the Replacement Options are granted. The Plan Administrator will select the option exchange ratios from the table below based on the “fair market value” of the Common Stock. The “average market value” of the Common Stock of the Corporation will be the average of the closing prices of the Corporation’s Common Stock as reported on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, over a period of 20 consecutive trading days ending no earlier than 45 days and no later than 25 days prior to the commencement of the Option Exchange Program. Options that were granted within the six months prior to the commencement of the Option Exchange Program that are tendered for exchange will be replaced at a 1:0 to 1:25 exchange ratio. If an Eligible Optionee elects to participate in the Option Exchange Program, he or she will be required to select the lowest Tier at or above which he or she will voluntarily tender all outstanding Eligible Options.

Potential Exchange Ratios for Employees based on a
Common Stock Average Market Value per Share of:
Exercise Price of
Tier	Old Options	$1.00	$2.00	$3.00	$4.00	$5.00	$6.00

0	$6.00 or Less	N/A	N/A	N/A	N/A	N/A	N/A
1	$6.01 - $8.00*	1.00 : 2.00	1.00 : 1.50	1.00 : 1.40	1.00 : 1.25	N/A	N/A
2	$8.01 - $15.00	1.00 : 3.50	1.00 : 2.50	1.00 : 2.00	1.00 : 1.75	1.00 : 1.50	1.00 : 1.50
3	$15.01 or Higher	1.00 : 4.00	1.00 : 3.00	1.00 : 2.50	1.00 : 2.00	1.00 : 1.75	1.00 : 1.75

*	An option will be eligible for the exchange only if its exercise price is greater than $6.00 per share. However, if the “average market value” of our Common Stock on the date of determination is greater than $4.50, options in this tier (“$6.01 - $8.00”) will not be eligible for the exchange. However, options granted to a participant in the Option Exchange Program within six months of the commencement of the program are required to be tendered regardless of their exercise price to avoid adverse accounting consequences.

If the “average market value” calculated on the date of determination falls between any two of the values listed across the top row of the table above, the Plan Administrator will determine the final exchange ratios by rounding up the “average market value” at values greater than or equal to $0.501 and by rounding down the “average market value” at values less than or equal to $0.500. If the “average market value” calculated on the date of determination is below $1.00 per share, the exchange ratios will be (i) recalculated by the Plan Administrator based on the Black-Scholes valuation model and (ii) increased by approximately 0.25 per share. If the “average market value” calculated on the date of determination is above $6.50 per share, the Option Exchange Program will be cancelled.

C. Options Granted within Six-Months prior to the Option Exchange Program. Once an Eligible Optionee elects to participate in the Option Exchange Program, he or she will be required to tender any options granted within the six months preceding the commencement of the Option Exchange Program (“Six Months Prior Options”). Six Months Prior Options are required to be tendered even though such options may have an exercise price that is less than $6.01 per share. This six-month rule is necessary in order to avoid unfavorable accounting treatment for the Replacement Options that would result if a participant in the Option Exchange Program were permitted to keep any options granted within the six months preceding the commencement of the Option Exchange Program.

D. Corporate Transaction. In the event a Corporate Transaction occurs between the date the old options are cancelled and the date the Replacement Options are granted, the Board will make it a condition of the Corporate Transaction that, if the Eligible Optionee’s Service is not interrupted from the date of the Corporate Transaction through the date the Replacement Options were scheduled to be granted, the successor entity will either (i) grant the Eligible Optionee equivalent options on the date the Replacement Options would have been granted or (ii) provide the Eligible Optionee with participation in a reasonably equivalent or more favorable cash incentive program.

E. Replacement Options. Subject to possible differences in certain international locations, the Replacement Options will have an exercise price equal to the Fair Market Value of the Corporation’s Common Stock on the date of the new grant. Except in certain countries outside the United States as determined by the Plan Administrator and except in the case of Six Months Prior Options, the Replacement Options will (i) vest over a two-year period with fifty percent (50%) of the shares vesting on the twelve-month anniversary of the grant date and an additional eight and one-third percent (8.333%) of the remaining shares vesting on each one-month anniversary of the grant date thereafter and (ii) have a term equal to the lesser of the original term of the option and five years, provided, however, that the term of the Replacement Option shall be no less than four years. The Replacement Options for the Six Months Prior Options will (i) vest over a four-year period with twenty-five percent (25%) of the shares vesting on the twelve-month anniversary of the grant date and an additional one thirty-sixth (1/36) of the remaining shares vesting on each monthly anniversary of the grant date thereafter and (ii) have a term of seven years. All other terms of the Replacement Options will be governed by the Plan.

F. Non-U.S. Jurisdictions. In order to facilitate participation in the Option Exchange Program by those Eligible Optionees who are employed by the Corporation outside the United States, the Plan Administrator may provide for such modifications and additional terms and conditions to the Option Exchange Program as the Plan Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the program.

Appendix C

Annual Report to Stockholders

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The discussions in this Annual Report should be read in conjunction with our accompanying Financial Statements and the related notes thereto. This Annual Report on Form 10-K contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. All statements included or incorporated by reference in this Annual Report, other than statements that are purely historical, are forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions also identify forward looking statements. The forward looking statements in this Annual Report are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements and include, without limitation, statements regarding:

•	Our expectation to adjust facilities lease loss reserves in future periods, if necessary, based upon actual events and circumstances;

•	Our plan to pay out in cash the remaining restructuring accrual balance as of March 31, 2003 of $24.2 million over several years;

•	Our expectation that $6.3 million of the remaining restructuring accrual balance ($1.5 million of severance and benefits, $0.2 million of legal costs and $4.6 million of vacated building lease obligations) will be paid out in fiscal 2004;

•	Our anticipation that further vacated building lease obligations of $17.9 million will be paid out during fiscal 2005 through fiscal 2012;

•	Our estimation that the warranty accrual is adequate;

•	Our expectation that the adoption of SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” will not have a material impact on our financial position or results of operations;

•	Our estimation that under certain circumstances the facilities lease losses for our facilities in Seattle, Washington, San Jose, California and Coventry, United Kingdom could increase;

•	Our belief that we have the financial resources needed to meet our business requirements for at least the next 12 months;

•	Our expectation that we will not experience material exchange rate gains and losses from unhedged foreign currency exposures;

•	Our belief that we maintain adequate reserves to cover exposure for doubtful accounts;

•	Our expectation not to utilize our revolving credit facility with a bank in fiscal 2004 based on our current business plan;

•	Our expectation that net sales for fiscal 2004 will decline about 10-15% from the net sales level achieved in fiscal 2003;

•	Our expectation that gross profit in fiscal 2004 will be slightly lower than fiscal 2003 due to competitive pricing pressures;

•	Our plan to release our new product, Eclipsetm, towards the end of calendar year 2003;

•	Our expectation that research and development expenses will be slightly higher in fiscal 2004 as compared to fiscal 2003 due to the planned release of our new product, Eclipsetm, towards the end of calendar year 2003;

•	Our anticipation that adjustments to the facilities losses reserve will be made in future periods, if necessary, based upon the current actual events and circumstances;

•	Our belief that SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized;

•	Our belief it is more likely than not that we will not fully realize benefits from deferred tax assets that may expire or go unutilized.

•	Our expectation that our selling, general and administrative expenses will decrease in fiscal 2004 as a result of the fiscal 2003 cost reduction measures.

      All forward looking statements included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or statements. The reader should also consult the cautionary statements and risk factors listed in this Annual Report and those listed from time to time in our Reports on Forms 10-Q and 8-K, including those contained in the section, “Factors That May Affect Future Financial Results,” beginning on page 16 in this Annual Report, in evaluating these forward-looking statements.

Overview

      We design, manufacture, and market advanced wireless solutions for worldwide mobile and fixed telephone network interconnection and access. Stratex Networks, Inc. was founded in 1984. Since inception, we have shipped over 256,000 microwave radios worldwide.

      We have equipment installed in over 110 countries, and a significant percentage of our revenue is derived from sales outside the United States. Our revenues from sales of equipment and services outside the United States were 95% in fiscal 2003, 92% in fiscal 2002 and 69% in fiscal 2001.

Critical Accounting Policies and Estimates

      The preparation of our consolidated financial statements in accordance with generally accepted accounting principles requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period reported. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Management bases their estimates and judgments on historical experience, market trends, and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

      Revenue Recognition. We recognize revenue pursuant to Staff Accounting Bulletin No. 101 (“SAB 101”) “Revenue Recognition in Financial Statements”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

      In accordance with SAB 101, revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue, which is less than 10% of net sales for fiscal 2003, 2002 and 2001, is recognized when the related services are performed.

      At the time revenue is recognized, we establish an accrual for estimated warranty expenses associated with our sales, recorded as a component of cost of revenue. Our standard warranty is generally for a period of 27 months from the date of sale and our warranty accrual represents our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Warranty accrual is made based on forecasted returns and average cost of repair. Forecasted returns are based on trend of historical returns. Effective April 1, 2003 our standard warranty will be 27 months from date of sale only if the customer uses us or our approved installers to install the products, otherwise it will be 15 months from the date of sale. While we believe that our warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future. If our actual warranty costs are greater than the accrual, cost of revenues will increase in the future.

      Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. We regularly monitor inventory quantities on hand and record a provision for excess and obsolete inventories based primarily on our estimated forecast of future product demand and production requirements. Inventory for all product lines in excess of nine months is fully reserved, unless firm backlog exists, and we partially reserve inventory in excess of three months for certain product lines. Included in cost of sales are $0.5 million, $1.3 million and $1.9 million, respectively, for fiscal 2003, 2002 and 2001 inventory provisions. In fiscal 2003, we realized a $2.1 million benefit due to the sale of inventory that had been written off, due primarily to excess inventories not expected to be sold, in periods prior to fiscal year 2003. During fiscal 2002, we recorded additional inventory and other valuation charges of $102.7 million, which consisted of a $9.4 million charge for purchase commitments, a $1.9 million charge for loss on impairment of manufacturing equipment and charges of $91.4 million for the value of excess inventories. This reserve is reflected as a reduction to inventory in the accompanying consolidated balance sheets. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments would significantly impact the value of our inventory and our reported operating results. If actual market conditions are less favorable than our assumptions, additional reserves may be required. Our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. In the future, if our inventory is determined to be overvalued, we would be required to recognize such costs in our cost of revenue at the time of such determination. If our inventory is determined to be undervalued, we may have overstated our cost of revenue in previous periods and would be required to recognize additional operating income at the time of sale.

      Valuation of Long-Lived Assets. We have adopted Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”), by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. We value assets based on the fair value of the asset. During fiscal 2003 we recorded an impairment loss on property and equipment of $4.0 million that was recorded as part of restructuring charges. In addition, in fiscal 2002, we recorded a $1.9 million impairment loss on manufacturing equipment as inventory and other valuation charges. During fiscal 2002, we also recorded an impairment loss of $2.5 million as restructuring charges, which included a $0.4 million loss on impaired goodwill and a $2.1 million impairment loss on property and equipment due to closure of our Seattle, Washington operations.

      Restructuring and Impairment Charges. In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). The Company has adopted the provisions of SFAS 146 for restructuring activities initiated after December 31, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Prior to December 31, 2002 we have accounted for restructurings in accordance with EITF 94-3 and SAB No. 100, “Restructuring and Impairment Charges”. Under EITF 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. The restructuring accrual related to vacated properties was calculated net of estimated sublease income we expect to receive once we sublease the properties that have been vacated. To determine the lease loss, certain assumptions were made related to (1) the time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents management’s estimate of time to sublease and actual sublease rates. Sublease income is estimated based on current market quotes for similar properties. If we are unable to sublease these properties on a timely basis or if we are forced to sublease them at lower rates due to changes in market conditions, we would adjust the accrual accordingly. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

      Concentration of Credit Risk. Financial instruments that potentially subject us to concentrations of credit risk consist principally of temporary cash investments and trade receivables. We have cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy. Investments, under our policy, must have a rating, at the time of purchase, of A1 or P1 for short-term paper and a rating of A or better for long-term notes or bonds.

      Accounts receivable concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations may subject us to concentration of credit risk. Our top two customers in net sales for fiscal 2003 were MTN Nigeria Communications Ltd (11%) and Motorola (Thailand) Ltd. (10%). Our top customer in net sales for fiscal 2002 was Beijing Telecom Equipment Factory (15%). No other customer accounted for more than 10% of net sales for fiscal 2003, 2002 and 2001. Two customers accounted for approximately 16% and one customer accounted for approximately 14% of the total accounts receivable balance at March 31, 2003. No other customer accounted for more than 10% of the total accounts receivable balance at March 31, 2003. Three customers accounted for approximately 16%, 15% and 12%, respectively, of the total accounts receivable balance at the end of the fiscal 2002. We actively market and sell products in Africa, Asia, Europe, the Middle East and the Americas. We perform on-going credit evaluations of our customers’ financial conditions and generally require no collateral, although sales to Asia, Africa and the Middle East are primarily paid through letters of credit.

      We maintain a reserve for doubtful accounts, to be used for estimated losses that could result from the inability of our customers to make the required payments. We evaluate our reserve for doubtful accounts based on the aging of our accounts receivable, the financial condition of our customers and their payment history, our historical write-off experience and other assumptions.

      Purchase Commitments. We currently subcontract substantially all of our manufacturing. As of March 31, 2003, we were committed to purchase approximately $24.0 million of inventory from our suppliers over the next five months. If actual demand of our products is below the projections, we may have excess inventory as a result of our purchase commitments for long lead-time components with our contract manufacturers. This would be recorded as additional provisions for excess inventory as a component of cost of revenue.

Results of Operations

      The following table sets forth the percentage relationships of certain items from our Consolidated Statements of Operations, as a percentage of net sales for the periods indicated:

	Years Ended March 31,

	2003	2002	2001

Net sales	100.0%	100.0%	100.0%
Cost of sales	75.5	80.6	69.1
Inventory valuation charges (benefits)	(1.1)	44.9	3.7

Gross profit (loss)	25.6	(25.5)	27.2
Research and development	7.3	8.1	5.7
Selling, general and administrative	29.8	25.6	15.1
Restructuring charges	14.3	8.5	—
Receivable valuation charges	—	2.2	5.3

Income (loss) from operations	(25.8)	(69.9)	1.1
Write down of investments and other assets	(0.2)	(3.5)	(3.3)
Interest income and other expenses, net	(0.1)	0.2	0.8

Loss before provision for income taxes	(26.1)	(73.2)	(1.4)
Provision for income taxes	—	0.6	0.3

Net loss	(26.1)%	(73.8)%	(1.7)%

Year Ended March 31, 2003 Compared to the Year Ended March 31, 2002

      Net Sales. Net sales for fiscal 2003 decreased to $197.7 million, compared to $228.8 million reported in fiscal 2002. This decrease was primarily due to ongoing restrictions over capital spending in the telecommunications and mobile cellular market throughout fiscal 2003. Compared to fiscal 2002, revenues of our DXR® and Altium® product lines increased while sales of our XP4TM and SpectrumTM II product lines decreased. Net sales of our DXR product line increased to $36.9 million in fiscal 2003 compared to $29.2 million in fiscal 2002, primarily due to several large projects completed during fiscal 2003. Our Altium® product line net sales increased to $49.5 million in fiscal 2003 compared to $46.3 million in fiscal 2002. Our XP4TM product line net sales decreased to $76.9 million in fiscal 2003 compared to $87.0 million in fiscal 2002. Net sales of our SpectrumTM II product line decreased to $2.5 million in fiscal 2003, from $37.6 million in fiscal 2002, due to the product reaching its planned end of life and being replaced by our XP4TM product line. Service and other revenue was $30.7 million in fiscal 2003, compared to $27.3 million in fiscal 2002. Though the product revenue in fiscal 2003 has declined compared to fiscal 2002, service and other revenue has not experienced a comparable decline. This is primarily due to an increase in service contracts and projects as a result of our increased efforts to position ourselves as a complete solutions provider in the market.

      The decrease in net sales for fiscal 2003 compared to fiscal 2002 occurred in China, Europe, and the North and South America regions due to a continued slowdown in the telecommunications industry and weak economic conditions. However this decline was partially offset by increases in net sales in fiscal 2003 in Thailand, Nigeria, the Middle East and Asia/ Pacific regions, primarily because network deployments in those regions were not affected as significantly by the slowdown in the global economy. Net sales to China decreased significantly to $5.9 million in fiscal 2003 compared to $36.8 million in fiscal 2002, primarily due to lower sales to customers in China who are continuing to utilize existing inventory on hand to meet the demands in that region. Net sales to Europe also decreased to $38.4 million in fiscal 2003 from $56.4 million in fiscal 2002, primarily due to ongoing restrictions of capital expenditures by customers in Europe. Net sales to U.S. customers decreased to $10.6 million in fiscal 2003 compared to $17.6 million in fiscal 2002. Net sales to Brazil also decreased to $4.1 million in fiscal 2003 from $19.6 million in fiscal 2002, due to restrictions in spending for one customer in that location. Net sales to Thailand increased to $22.6 million in fiscal 2003 compared to $8.5 million in fiscal 2002 due to several major projects in that country. Net sales to Nigeria increased to $20.7 million in fiscal 2003 from $11.1 million in fiscal 2002 due to increased sales to one customer in that location. Net sales to the Middle East region increased to $29.4 million in fiscal 2003 from $14.8 million in fiscal 2002 due to increased sales to two customers in that region. Net sales in the Other Asia/ Pacific region increased to $40.6 million in fiscal 2003 from $28.1 million in fiscal 2002, primarily due to increased sales to several customers in that region. We expect net sales for fiscal 2004 to decline about 10-15% from the net sales level achieved in fiscal 2003. For the year ended March 31, 2003, two of our customers accounted for approximately 11% and 10% of our net sales for the year, respectively and two customers accounted for approximately 25% and 11% of our backlog as of March 31, 2003, respectively. For the year ended March 31, 2002, one of our customers accounted for 15% of our net sales for the year and two customers accounted for 19% and 15% of our backlog as of March 31, 2002, respectively.

      During fiscal 2003, we received $190.3 million in new orders compared to $258.2 million in fiscal 2002, representing a decrease of approximately 26%. The backlog at March 31, 2003 was $50.1 million compared to $94.1 million at March 31, 2002. Orders in our current backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. We include in our backlog purchase orders for which a delivery schedule has been specified for product shipment within one year. We review our backlog on an ongoing basis and make adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable measure of future sales.

      Gross Profit (Loss). Gross profit as a percentage of net sales increased to 25.6% in fiscal 2003 compared to a gross loss of 25.5% in fiscal 2002. The inventory valuation benefit in fiscal 2003 of 1.1% of net sales was due to the sale of inventories, which were written off in the periods prior to fiscal 2003. The inventory valuation charges of 44.9% of net sales taken in fiscal 2002 were to reserve for excess inventory. Excess inventory was calculated by comparing backlog and our order forecast to the inventory quantities on hand to determine the amount of excess inventory at that time. Inventory for all product lines in excess of nine months is fully reserved, unless firm backlog exists, and we partially reserve inventory in excess of three months for certain product lines. The increase in gross margin in fiscal 2003, compared to fiscal 2002, exclusive of inventory valuation benefits or charges mentioned above, was primarily due to lower manufacturing costs which had a positive impact on gross profit of approximately 2.9%. Product mix had a favorable impact on gross profit of approximately 2.2% for fiscal 2003 compared to fiscal 2002. There was no significant impact on gross profit due to pricing during fiscal 2003. We expect gross profit in fiscal 2004 to be slightly lower than fiscal 2003 due to competitive pricing pressures.

      Research and Development. In fiscal 2003, research and development expenses decreased to $14.4 million from $18.5 million in fiscal 2002. This decrease was due to the consolidation and reduction of our Seattle, Washington research and development operations to our San Jose, California facility and lower material and outside services costs at our San Jose location. As a percentage of net sales, research and development expenses decreased to 7.3% in fiscal 2003 compared to 8.1% in fiscal 2002. We expect research and development expenses to be slightly higher in fiscal 2004 as compared to fiscal 2003 due to the planned release of our new product, EclipseTM, towards the end of calendar year 2003.

      Selling, General and Administrative. In fiscal 2003, selling, general and administrative expenses increased slightly to $58.9 million from $58.5 million in fiscal 2002. This increase was due to charges of $7.5 million taken for preferential payments claims by trustee attorneys for our prior CLEC customers who declared bankruptcy in a prior year and $7.6 million for agent commissions related to higher sales in South East Asia where agents are used. Offsetting these increases has been a decrease in selling, general and administrative expenses of $14.7 million during fiscal 2003 compared to fiscal 2002, which was a result of reductions in workforce and other cost reduction measures taken in fiscal 2003. As a percentage of net sales, selling, general and administrative expenses increased to 29.8% in fiscal 2003, compared to 25.6% in fiscal 2002, due to the reasons described above. We expect that our selling, general and administrative expenses will decrease in fiscal 2004 as a result of the fiscal 2003 cost reduction measures.

      Restructuring Charges. In fiscal 2003, we entered into an agreement for outsourcing our San Jose, California manufacturing operations to Microelectronics Technology Inc. (“MTI”), our manufacturing partner in Taiwan. As a result of changes associated with this agreement, as well as other reductions in operating expenses and facilities, we recorded restructuring charges in fiscal 2003. Under the terms of our agreement with MTI for transfer of our manufacturing operations to them, MTI assumed assembly, integration and testing of our Altium product family, as well as assembly and testing of the Outdoor Unit portion of our XP4TM product. Under the terms of the agreement, MTI has acquired certain of our manufacturing assets related to the production of the Altium® and XP4TM product lines. In addition, we have consigned certain inventory associated with these products to MTI, and MTI purchases such inventory as it is utilized in manufacturing. We have retained product design and research and development functions for these products. As a result of the agreement, MTI is our primary manufacturer of Altium® and XP4TM products. During the third quarter of fiscal 2003, we reduced our workforce and consolidated additional excess facilities. During the fourth quarter of fiscal 2003, we further reduced our workforce by approximately 4% and recorded the related restructuring charges.

      In connection with the above noted restructuring program, we recorded, in fiscal 2003, restructuring charges of $28.2 million consisting of $3.8 million for employee severance and benefits, $19.0 million for vacated building lease obligations, $0.6 million for legal costs, $3.3 million for transition costs related to outsourcing of our manufacturing operations as mentioned above and $4.0 million as a write off of manufacturing equipment in our San Jose, California location related to the transfer of certain manufacturing operations to MTI. These restructuring costs were reduced by $2.5 million, which represented the amount reimbursable from MTI for the costs relating to the transfer of certain of our manufacturing assets to them in accordance with our joint agreement. The total value of the assets sold to MTI under our agreement was $2.2 million.

      The severance and benefit charges of $3.8 million taken in fiscal 2003 were for a reduction in workforce by 176 employees, with reductions affecting primarily the manufacturing operations area due to the outsourcing of our San Jose, California manufacturing operations. As of March 31, 2003 all affected employees had been notified and 163 employees were eliminated.

      During fiscal 2002, the telecommunications industry was severely impacted by the global economic downturn. In response to this downturn, we announced several restructuring programs in fiscal 2002 to reduce expenses and improve operational efficiency. These restructuring programs included consolidation of our U.S. manufacturing operations by relocating our Seattle, Washington operations to our San Jose, California facility, a worldwide reduction in workforce and a consolidation of additional excess facilities. Due to this action, we recorded restructuring charges of $19.6 million during fiscal 2002. These consisted of $8.4 million for employee severance and benefits, $11.2 million for facility-related and other costs (including $8.6 million for vacated building lease obligations, $2.1 million for the loss on impairment of equipment, $0.1 million for legal costs and $0.4 million for the write off of goodwill). There were cumulative cash payments and non-cash expenses against this provision of $7.7 million and $2.5 million, respectively, resulting in an ending provision balance at March 31, 2002 of $9.4 million. The cash payments were related primarily to workforce reduction payments and the non-cash expenses were related primarily to equipment charges.

      The following table summarizes the balance of the restructuring accrual as of March 31, 2002 and the type and amount of restructuring costs utilized during fiscal 2002 (in millions):

		Facilities
	Severance	and
	and Benefits	Other	Total

Balance as of April 1, 2001	$—	$—	$—
Provision	8.4	11.2	19.6
Cash payments	(6.1)	(1.6)	(7.7)
Non-cash expenses	—	(2.5)	(2.5)

Balance as of March 31, 2002	$2.3	$7.1	$9.4

Current Portion	$1.7	$1.8	$3.5
Long-term Portion	$0.6	$5.3	$5.9

      The vacated building lease obligations of $19.0 million and $8.6 million recorded in fiscal 2003 and in fiscal 2002, respectively, included payments required under lease contracts, less estimated sublease income after the property had been abandoned. To determine the lease loss, certain assumptions were made related to (1) the time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents management’s estimate of time to sublease and actual sublease rates.

      The following table summarizes the balance of the restructuring accrual as of March 31, 2003 and the type and amount of restructuring costs utilized during fiscal 2003 (in millions):

		Facilities
	Severance	and
	and Benefits	Other	Total

Balance as of April 01, 2002	$2.3	$7.1	$9.4
Provision	3.8	24.4	28.2
Cash payments	(4.6)	(7.3)	(11.9)
Non-cash expenses	—	(4.0)	(4.0)
Reimbursable transition costs	—	2.5	2.5

Balance as of March 31, 2003	$1.5	$22.7	$24.2

Current Portion	$1.5	$4.8	$6.3
Long-term Portion	$—	$17.9	$17.9

      The remaining accrual balance of $24.2 million as of March 31, 2003 is expected to be paid out in cash. We expect $6.3 million of the remaining accrual balance ($1.5 million of severance and benefits, $0.2 million of legal costs and $4.6 million of vacated building lease obligations) to be paid out in fiscal 2004 and vacated building lease obligations of $17.9 million to be paid out during fiscal 2005 through fiscal 2012.

      Receivable Valuation Charges. In fiscal 2003, we did not record any receivable valuation charges. In fiscal 2002, we had recorded a $5.0 million receivable valuation charge for uncollectible accounts receivable related to our customers in Argentina and Russia. This charge was in addition to recurring bad debt reserves of $1.5 million included in selling, general and administrative expenses on the statement of operations.

      Write Down of Investments and Other Assets. Impairment losses of $0.4 million were recorded in fiscal 2003 on our equity investments in marketable securities. As of March 31, 2003 we had no equity investments recorded. There were permanent impairment losses of approximately $7.9 million during fiscal 2002 on our equity investments in certain marketable and non-marketable securities. These losses consisted of a $3.4 million loss on our equity investments in marketable securities and a $4.5 million loss on our equity investments in non-marketable securities. We determined that the recorded value for these certain investments exceeded their fair value and that these impairments were other than temporary in nature. Fair value for our publicly traded securities was estimated based upon recent and projected future valuations, taking into account the length of time the investments had previously been held at a loss. Fair value for our privately held investments was estimated using projected financial results and comparisons with other companies in similar industries.

      Interest Income and Other Expenses, Net. Interest income was $1.7 million in fiscal 2003 compared to $2.5 million in fiscal 2002. The decrease was primarily due to lower interest rates in fiscal 2003 as compared to fiscal 2002. Other expenses of $2.1 million in fiscal 2003 were primarily due to the cost of hedging our foreign currency exposure risk and discounting fees on letters of credit. Other expenses of $2.0 million in fiscal 2002 were primarily due to cost of hedging our foreign currency exposure risk.

      Provision for Income Taxes. We recorded a small income tax benefit in fiscal 2003. We recorded an income tax provision in each of fiscal 2002 and 2001 primarily related to taxable income at certain of our foreign subsidiaries.

     Year Ended March 31, 2002 Compared to the Year Ended March 31, 2001

      Net Sales. Net sales for fiscal 2002 decreased to $228.8 million, compared to $417.7 million reported in fiscal 2001. This decrease was due to continued tightening of the capital markets and slowdown in the telecommunications industry throughout fiscal 2002, as well as decreased sales to competitive local exchange carriers (“CLECs”) in the United States due to the collapse of the CLEC business. Compared to fiscal 2001, revenues of all product lines have decreased. Our Altium® product line net sales experienced a significant decrease to $46.3 million in fiscal 2002, from $109.1 million in fiscal 2001. This decrease was primarily due to customers delaying high capacity needs, in favor of using lower cost mid-capacity products to meet near term needs. Net sales of our SpectrumTM II product line decreased to $37.6 million in fiscal 2002 from $104.7 million in fiscal 2001, primarily due to the product continuing towards its planned end of life. Our XP4TM product line net sales decreased to $87.0 million in fiscal 2002, from $131.8 million in fiscal 2001. Net sales of our DXR® product line decreased to $29.2 million in fiscal 2002 from $35.6 million in fiscal 2001. Service and other revenue was $27.3 million in fiscal 2002, compared to $31.5 million in fiscal 2001. Though the product revenue in fiscal 2002 declined significantly as compared to fiscal 2001, service and other revenue did not experience a comparable decline. This was primarily due to an increase in service contracts and projects as a result of our increased efforts to position ourselves as a complete solutions provider in the market.

      The decrease in net sales for fiscal 2002 compared to fiscal 2001 occurred across all geographic regions. Net sales to the Americas region decreased significantly to $62.8 million in fiscal 2002 from $214.4 million in fiscal 2001. Net sales to Europe also decreased significantly to $56.4 million in fiscal 2002 from $84.3 million in fiscal 2001. Net sales to the Middle East also decreased to $14.8 million in fiscal 2002 from $17.8 million in fiscal 2001. Net sales to the Asia/ Pacific region decreased to $73.4 million in fiscal 2002 from $77.2 million in fiscal 2001. Net sales to Africa in fiscal 2002 decreased to $21.4 million as compared to $24.0 million in fiscal 2001. Net sales to U.S. customers, included in the Americas region, decreased to $17.6 million in fiscal 2002, compared to $130.2 million in fiscal 2001, primarily as a result of decreased sales to CLECs. Net sales to Mexico, included in the Americas region, decreased to $12.3 million in fiscal 2002, compared to $40.5 million in fiscal 2001, primarily due to a decrease in capital expenditures by our customers in that region. Net sales to China, included in the Asia/ Pacific region, experienced a slight increase to $36.8 million in fiscal 2002 from $35.4 million in fiscal 2001, primarily because the network deployment in that region was not affected significantly by the slowdown in the global economy. For the year ended March 31, 2002, one of our customers accounted for 15% of our net sales for the year and two customers accounted for 19% and 15% of our backlog as of March 31, 2002, respectively. No customers accounted for more than 10% of our net sales for the year ended March 31, 2001.

      During fiscal 2002, we received $258.2 million in new orders compared to $492.8 million in fiscal 2001, representing a decrease of approximately 48%. The backlog at March 31, 2002 was $94.1 million compared to $160.3 million at March 31, 2001. Orders in our current backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. We include in our backlog purchase orders for which a delivery schedule has been specified for product shipment within one year. We review our backlog on an ongoing basis and make adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable measure of future sales.

      Gross Profit (Loss). Gross profit as a percentage of net sales (before inventory valuation charges) decreased to 19.4% in fiscal 2002 compared to a gross profit of 30.9% in fiscal 2001, due to lower capacity utilization due to reduction in revenues and due to transition costs associated with the closure and relocation of our Seattle, Washington facility in June 2001. Our gross loss percentage was further reduced to (25.5)% of net sales due to inventory valuation charges of $102.7 million taken in fiscal 2002 for excess inventories based upon a detailed evaluation of inventory on hand and forecasted requirements. This compares to a gross profit percentage of 27.2% in 2001 including inventory valuation charges of $15.4 million for obsolete and excess inventories as a result of product transitions and the rapid decline of the U.S CLEC market in fiscal 2001.

      Research and Development. In fiscal 2002, research and development expenses decreased to $18.5 million from $24.0 million in fiscal 2001. This decrease was primarily due to the consolidation and reduction of our Seattle, Washington research and development operations to our San Jose, California facility. As a percentage of net sales, research and development expenses increased to 8.1% in fiscal 2002 compared to 5.7% in fiscal 2001, primarily because the rate of the decrease in net sales exceeded the rate of the decrease of research and development expenses in absolute dollars.

      Selling, General and Administrative. In fiscal 2002, selling, general and administrative expenses decreased to $58.5 million from $62.7 million in fiscal 2001. This decrease was a result of a reduction in workforce and other cost reduction measures that were taken early in fiscal 2002. As a percentage of net sales, selling, general and administrative expenses increased to 25.6% in fiscal 2002, compared to 15.1% in fiscal 2001, primarily because the rate of the decrease in net sales exceeded the rate of the decrease of selling, general and administrative expenses in absolute dollars.

      Restructuring Charges. Due to macroeconomic and capital spending issues affecting the telecommunications industry, we announced a restructuring program during fiscal 2002 to reduce expenses and improve operational efficiency. This restructuring program included consolidation of our U.S. manufacturing operations by relocating our Seattle, Washington operations to our San Jose, California facility, a worldwide reduction in workforce and a consolidation of excess facilities.

      In connection with the above noted restructuring programs we recorded restructuring charges during fiscal 2002 totaling to $19.6 million. These consisted of $8.4 million for employee severance and benefits and $11.2 million for facility-related and other costs (including $8.6 million for lease termination costs, $2.1 million for the loss on impairment of equipment, $0.1 million for legal costs, $0.4 million for the write off of goodwill). We reduced our headcount by approximately 405 employees in fiscal 2002, with reductions affecting all functional areas and affecting various locations. As of March 31, 2002, essentially all of these employees were terminated.

      The facilities consolidation expenses included payments required under a lease contract, less estimated sublease income after the property was abandoned. To determine the lease loss, certain assumptions were made related to the (1) time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. Should operating lease rental rates continue to decline in the current market or should it take longer than expected to find a suitable tenant to sublease the Seattle, Washington, San Jose, California and Coventry, United Kingdom facilities, adjustments to the facilities lease loss reserve will be made in future periods, if necessary, based upon the current actual events and circumstances.

      The following table summarizes the balance of the restructuring accrual as of March 31, 2002 and the type and amount of restructuring costs utilized during fiscal 2002 (in millions):

		Facilities
	Severance	and
	and Benefits	Other	Total

Balance as of April 1, 2001	$—	$—	$—
Provision	8.4	11.2	19.6
Cash payments	(6.1)	(1.6)	(7.7)
Non-cash expenses	—	(2.5)	(2.5)

Balance as of March 31, 2002	$2.3	$7.1	$9.4

Current Portion	$1.7	$1.8	$3.5
Long-term Portion	$0.6	$5.3	$5.9

      Total cash outlay for the restructuring charges was approximately $17.1 million. The remaining $2.5 million of restructuring charges are non-cash charges related to the write-off of goodwill and the loss on impairment of equipment. Of the $17.1 million restructuring charges accrued for cash outlays, $7.7 million was paid as of March 31, 2002

      Receivable Valuation Charges. In fiscal 2002, we recorded a $5.0 million receivable valuation charge for uncollectible accounts receivable related to our customers in Argentina and Russia. In fiscal 2001, we had recorded a receivable valuation charge of $22.0 million for our U.S. CLEC customers. This charge was estimated based on outstanding accounts receivable as of March 31, 2001 compared with anticipated future collections based upon the customers’ liquidity positions as of March 31, 2001. Several of our U.S. CLEC customers filed for bankruptcy during fiscal 2002.

      Write Down of Investments and Other Assets. In fiscal 2002, we recorded $7.9 million as a permanent impairment loss on investments. This loss consisted of a $4.5 million loss on our equity investments in non-marketable securities and a $3.4 million loss on our equity investments in marketable securities. We determined that the carrying value for these investments exceeded their fair value and that these impairments were other than temporary in nature. Fair value for our publicly traded securities was estimated based upon recent and projected future valuations, taking into account the length of time the investments had previously been held at a loss. Fair value for our privately held investments was estimated using projected financial results and comparisons with other companies in similar industries. In fiscal 2001, we recorded a $14.0 million impairment loss related to our equity investments in several telecommunications companies.

      Interest Income and Other Expenses, Net. Interest income was $2.5 million in fiscal 2002 compared to $5.1 million in fiscal 2001. The decrease was primarily due to lower average cash balances and lower interest rates in fiscal 2002 as compared to fiscal 2001. Other expenses of $2.0 million in fiscal 2002 and $1.8 million in fiscal 2001 were primarily due to the cost of hedging our foreign currency exposure risk.

      Provision for Income Taxes. We recorded an income tax provision in each of fiscal 2002 and 2001 primarily related to taxable income at certain of our foreign subsidiaries.

Liquidity and Capital Resources

      Net cash provided by operating activities in fiscal 2003 was $4.9 million compared to net cash used in operating activities of $20.2 million in fiscal 2002 and $58.0 million in fiscal 2001. The primary sources of cash from operating activities were net losses, as adjusted to exclude non-cash charges and benefits and changes in working capital requirements, including notable decreases in inventories and accounts receivable. Accounts receivable decreased by $10.4 million during fiscal 2003 compared to a decrease by $66.1 million during fiscal 2002. The decrease in accounts receivable is due to improved collections from customers and decreased sales. Inventories decreased by $5.6 million in fiscal 2003 compared to an increase of $35.4 million in fiscal 2002. This decrease in inventory in fiscal 2003 was due to better utilization of existing inventory. Accounts payable increased by $2.8 million in fiscal 2003 compared to a decrease by $39.3 million in fiscal 2002 due to purchase commitments recorded at the end of fiscal 2003. Other accrued liabilities increased by $0.4 million in fiscal 2003 compared to a decrease of $6.4 million in fiscal 2002 due to the accrual of restructuring costs offset by payments related to the respective years and provision for a contingent liability arising due to the bankruptcy preference payment claims made against the Company by our prior CLEC customers in the course of their bankruptcy proceedings. Long term liabilities increased by $12.5 million in fiscal 2003 due to long term facilities restructuring costs accrued and deferred rent, compared to an increase of $6.7 million in fiscal 2002.

      Purchases of property and equipment were $1.8 million in fiscal 2003 compared to $7.7 million in fiscal 2002. The planned decrease in capital expenditures was made in response to an overall slowdown in the global economy.

      Cash provided by financing activities of $1.1 million in fiscal 2003 was from proceeds from the sale of our common stock from the exercise of employee stock options and the employee stock purchase plan. For fiscal 2002, cash provided by financing activities of $73.7 million was mainly from proceeds from the sale of our common stock. On August 10, 2001, we raised approximately $70.9 million from the sale of 7,927,851 shares of our common stock in an offering registered with the Securities and Exchange Commission pursuant to our “shelf” Registration Statement on Form S-3 (File No. 333-50820), which became effective on December 7, 2000. The remaining proceeds from the sale of common stock of $ 2.8 million were derived from the exercise of employee stock options and the employee stock purchase plan.

      At March 31, 2003, our principal sources of liquidity consisted of $90.2 million in cash and cash equivalents and short-term investments. At March 31, 2002, our principal sources of liquidity consisted of

$85.7 million in cash and cash equivalents and short-term investments. Our cash requirements for fiscal 2004 are primarily to fund operations, research and development, capital expenditures and restructuring activities.

      On January 21, 2003 we secured a $22.5 million revolving credit facility with a bank. The credit facility has a one-year renewable term and an interest rate of prime or LIBOR plus 2%. Based on our current business plan we do not expect to utilize the facility in fiscal 2004.

Commercial commitments

      As of March 31, 2003, we had $1.9 million in standby letters of credit outstanding with several financial institutions to support bid and performance bonds issued to various customers. In connection with the issuance of these letters of credit, we have restricted $0.5 million of cash, which is included in cash and cash equivalents in the accompanying consolidated balance sheet, as collateral for these specific obligations as of March 31, 2003. These letters of credit expire in fiscal 2004. Also, as of March 31, 2003, we had outstanding forward foreign exchange contracts in the aggregate amount of $13.7 million, for which restricted cash of $0.2 million was held as collateral by one of the financial institutions utilized to hedge our foreign currency risk exposure. This restricted cash of $0.2 million is included in cash and cash equivalents in the accompanying consolidated balance sheet.

Contractual obligations

      The following table provides information related to our contractual obligations:

	Payments due (in thousands):

	Years ending March 31,

						2009 &	Total
	2004	2005	2006	2007	2008	beyond	Obligations

Operating leases(a)	$6,144	$5,802	$5,762	$5,781	$5,970	$19,313	$48,772
Unconditional purchase obligations	$23,974	—	—	—	—	—

(a)	Contractual cash obligations include $22,473 of lease obligations that have been accrued as restructuring charges as of March 31, 2003.

Restructuring payments

      As of March 31, 2003, we have an accrued liability for restructuring payments of $24.2 million, which is expected to be paid out in cash. We expect $6.3 million of this balance ($1.5 million of severance and benefits, $0.2 million of legal costs and $4.6 million of vacated building lease obligations) to be paid out in fiscal 2004 and vacated building lease obligations of $17.9 million to be paid out during fiscal 2005 through fiscal 2012.

      Depending on the growth of our business, we may require additional financing which may not be available to us in the required time frame on commercially reasonable terms, if at all. However, we believe that we have the financial resources needed to meet our business requirements for at least the next 12 months.

Recent Accounting Standards

      We have adopted Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. The adoption of SFAS 144 did not have a material impact on our financial position or results of operations.

      In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). The Company has adopted the provisions of SFAS 146 for restructuring activities initiated after December 15, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees. It also clarifies that, at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. FIN 45 requires footnote disclosures beginning in interim and year-end financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on our financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Although it does not require the use of the fair value method of accounting for stock-based employee compensation, it does provide alternative methods of transition. It also amends the disclosure provisions of SFAS 123 and Accounting Principles Board (APB) No. 28, “Interim Financial Reporting” (“APB 28”), to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148’s amendment of the transition and annual disclosure requirements is effective for fiscal years ending after December 15, 2002. The amendment of disclosure requirements of APB 28 is effective for interim periods beginning after December 15, 2002. We do not plan to adopt the fair value based method of accounting for stock-based employee compensation. As a result, adoption of SFAS 148 will only require expanded disclosure to include the effect of stock-based compensation in our interim and annual reporting.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company is in the process of determining the impact of the adoption of SFAS 149 on its future financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk:

      Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We invest in high-credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer and country. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. The portfolio is also diversified by maturity to ensure that funds are readily available as needed to meet our liquidity needs. This policy minimizes the requirement to sell securities in order to meet liquidity needs and therefore the potential effect of changing market rates on the value of securities sold.

      The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio.

	Years Ended March 31

	2004	2005	2006	2007	2008

	(In thousands)
Cash equivalents and short-term investments(1)	$68,417	$8,817	—	—	—
Weighted average interest rate	1.61%	1.65%	—	—	—

(1)	Does not include non-interest bearing cash of $ 12.9 million.

      The primary objective of our short-term investment activities is to preserve principal while at the same time maximize yields, without significantly increasing risk. Our short-term investments are for fixed interest rates; therefore, changes in interest rates will not generate a gain or loss on these investments unless they are sold prior to maturity. Actual gains and losses due to the sale of our investments prior to maturity have been immaterial. Investments are generally not held for more than one year. The average days to maturity for investments held at the end of fiscal 2003 was 98 days and had an average yield of 1.73% per annum. As of March 31, 2003, unrealized losses on investments were immaterial. The investments have been recorded at fair value on our balance sheet.

Exchange Rate Risk:

      We routinely use forward foreign exchange contracts to hedge our exposures related to the monetary assets and liabilities of our operations denominated in non-functional currencies. In addition, we enter into forward foreign exchange contracts to establish with certainty the U.S. dollar amount of anticipated transactions denominated in a foreign currency. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. At March 31, 2003 we held forward contracts in various currencies in the aggregate amount of $13.7 million primarily in British pounds and the euro. The amount of unrealized losses on these contracts at March 31, 2003 was immaterial.

      Given our exposure to various transactions in foreign currencies, a change in foreign exchange rates would result in exchange gains and losses. As these exposures are generally covered by forward contracts, these exchange gains and losses would be offset by exchange gains and losses on the contracts designated as hedges against such exposures. We do not expect material exchange rate gains and losses from unhedged foreign currency exposures.

      We do not enter into foreign currency transactions for trading or speculative purposes. We attempt to limit our exposure to credit risk by executing foreign contracts with high-quality financial institutions. A discussion of our accounting policies for derivative financial instruments is included in the notes to the consolidated financial statements.

Factors That May Affect Future Financial Results

      The Stockholders’ Letter and discussions in this Annual Report concerning our future products, expenses, revenues, gross margins, liquidity, and cash needs, as well as our plans and strategies, contain forward-looking statements concerning our future operations and financial results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. All statements, trend analyses and other information contained herein about the markets for our services and products and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipate,” “believe,” “plan,” “estimate,” “expect,” “goal” and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on current expectations, and we assume no obligation to update this information.

Numerous factors, could cause actual results to differ materially from those described in these statements, as well as harm business in general, including the following:

•	Competition could harm our ability to maintain or improve our position in the market and could decrease our revenues.

•	If we fail to maintain our relationships with original equipment manufacturers, our distribution channels could be harmed, which could cause our revenues to decrease.

•	Our industry is volatile and subject to frequent changes, and we may not be able to respond effectively or in a timely manner to these changes.

•	Because of the severe economic downturn in the world economy, and bankruptcies and financial difficulties in the competitive local exchange carrier business, the demand for our products and services may decrease.

•	Consolidation within the telecommunications industry and among suppliers could decrease our revenues.

•	Our average sales prices are declining.

•	Because a significant amount of our revenues comes from a few customers, the termination of any of these customer relationships may harm our business.

•	Due to our significant volume of international sales, we are susceptible to a number of political, economic and geographic risks that could harm our business if they occur, including severe acute respiratory syndrome (“SARS”), and conflicts in the Middle East.

•	The inability of our subcontractors to perform, or our key suppliers to manufacture and deliver our products, could cause our products to be produced in an untimely or unsatisfactory manner. SARS could have an effect on our product suppliers and customers in Asia .

•	The global tightening of capital markets for the telecommunications and mobile cellular projects may result in inventory that we cannot sell or be required to sell at distressed prices.

•	If we fail to manage our internal development or successfully integrate acquired businesses, we may not effectively manage our growth and our business may be harmed.

•	The unpredictability of our quarter-to-quarter results may harm the trading price of our common stock.

•	Because of intense competition for highly skilled personnel, we may not be able to recruit and retain qualified personnel.

•	If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

•	Defending against intellectual property infringement claims could be expensive and could disrupt our business.

•	If sufficient radio frequency spectrum is not allocated for use by our products, and we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

•	If we fail to develop products that meet our customers’ technical specifications on a timely basis, our business may be harmed.

•	We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

•	Our stock price may be volatile, which may lead to losses by investors.

      For a more detailed discussion of these risks see Item 1. “Business — Factors That May Affect Future Financial Results” of our Annual report on Form 10-K for the fiscal year ended March 31, 2003. Prospective investors and stockholders should carefully consider the factors set forth in this Annual Report on Form 10-K.

SELECTED CONSOLIDATED FINANCIAL DATA

	Years ended March 31,

	2003	2002	2001	2000	1999

	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$197,704	$228,844	$417,661	$300,503	$236,499
Net income (loss)	(51,555)	(168,873)	(6,995)	12,136	(96,729)
Diluted earnings (loss) per share	(0.62)	(2.13)	(0.10)	0.17	(1.57)
Basic weighted average shares outstanding	82,548	79,166	73,391	71,642	61,601

	March 31,

	2003	2002	2001	2000	1999

	(in thousands, except number of employees)
Balance Sheet and Other Data:
Total assets	$184,785	$214,117	$326,780	$337,441	$202,164
Long-term liabilities	19,145	6,675	—	—	2,236
Stockholders’ equity	112,800	167,457	259,863	264,392	131,213
Total employees	587	760	1,184	974	873

STRATEX NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,

	2003	2002

	(in thousands, except per
	share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$34,036	$35,888
Short-term investments	56,146	49,786
Accounts receivable, net of allowances of $6,395 in 2003 and $9,315 in 2002	31,072	42,953
Inventories	20,307	31,094
Deferred tax asset	1,743	—
Other current assets	12,289	10,775

Total current assets	155,593	170,496

Property and Equipment:
Machinery and equipment	63,778	93,598
Land and buildings	7,550	6,914
Furniture and fixtures	7,936	8,423
Leasehold improvements	3,416	3,290

	82,680	112,225
Accumulated depreciation and amortization	(53,844)	(70,531)

Net property and equipment	28,836	41,694

Other Assets	356	1,927

Total Assets	$184,785	$214,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,095	$20,579
Accrued liabilities	29,745	19,406

Total current liabilities	52,840	39,985
Long term liabilities	19,145	6,675

Total liabilities	71,985	46,660
Commitments and Contingencies (Note 7)	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 5,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value; 150,000 shares authorized 82,748 and 82,314 shares issued and outstanding at March 31, 2003 and 2002, respectively	827	823
Additional paid-in capital	457,147	456,087
Accumulated deficit	(330,711)	(279,156)
Accumulated other comprehensive loss	(14,463)	(10,297)

Total stockholders’ equity	112,800	167,457

Total Liabilities and Stockholders’ Equity	$184,785	$214,117

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended March 31,

	2003	2002	2001

	(in thousands, except per share amounts)
Net Sales	$197,704	$228,844	$417,661
Cost of sales	149,165	184,527	288,865
Inventory and other valuation charges (benefit)	(2,122)	102,731	15,368

Gross profit (loss)	50,661	(58,414)	113,428

Operating Expenses:
Research and development	14,393	18,529	24,006
Selling, general and administrative	58,922	58,493	62,715
Restructuring charges	28,240	19,589	—
Receivable valuation charges	—	5,000	22,000

Total operating expenses	101,555	101,611	108,721

Income (loss) from operations	(50,894)	(160,025)	4,707
Other Income (Expense):
Interest income	1,746	2,489	5,113
Other expenses, net	(2,072)	(1,996)	(1,769)
Write down of investments and other assets	(412)	(7,918)	(14,003)

Total other expense, net	(738)	(7,425)	(10,659)

Loss before provision (benefit) for income taxes	(51,632)	(167,450)	(5,952)
Provision (benefit) for income taxes	(77)	1,423	1,043

Net Loss	$(51,555)	$(168,873)	$(6,995)

Basic and diluted net loss per share	$(0.62)	$(2.13)	$(0.10)
Shares used to compute basic net loss per share	82,548	79,166	73,391

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended March 31, 2001, 2002 and 2003

					Accumulated
	Common		Additional		Other	Total
	Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity

	(in thousands)
Balances March 31, 2000	72,692	$727	$372,750	$(103,288)	$(5,797)	$264,392
Components of comprehensive loss:
Net loss	—	—	—	(6,995)	—	(6,995)
Change in unrealized holding loss	—	—	—	—	(3,037)	(3,037)
Translation adjustment	—	—	—	—	(4,295)	(4,295)

Total comprehensive loss						(14,327)

Stock issued for options and purchase plan	1,074	11	9,744	—	—	9,755
Amortization of deferred stock compensation	—	—	43	—	—	43

Balances March 31, 2001	73,766	738	382,537	(110,283)	(13,129)	259,863

Components of comprehensive loss:
Net loss	—	—	—	(168,873)	—	(168,873)
Change in unrealized holding gain	—	—	—	—	2,659	2,659
Translation adjustment	—	—	—	—	173	173

Total comprehensive loss						(166,041)

Proceeds from sale of stock, net of expense	7,928	79	70,600	—	—	70,679
Stock issued for options and purchase plan	620	6	2,981	—	—	2,987
Reversal of deferred stock compensation	—	—	(31)	—	—	(31)

Balances March 31, 2002	82,314	823	456,087	(279,156)	(10,297)	167,457

Components of comprehensive income:
Net loss	—	—	—	(51,555)	—	(51,555)
Change in unrealized holding gain	—	—	—	—	194	194
Translation adjustment	—	—	—	—	(4,360)	(4,360)

Total comprehensive loss						(55,721)

Stock issued for options and purchase plan	434	4	1,060	—	—	1,064

Balances March 31, 2003	82,748	$827	$457,147	$(330,711)	$(14,463)	$112,800

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended March 31,

	2003	2002	2001

	(in thousands)
Cash Flows from Operating Activities:
Net loss	$(51,555)	$(168,873)	$(6,995)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	10,815	20,289	17,863
Impairment loss of investments and other assets	412	7,918	14,003
Loss on disposal of property and equipment	144	354	—
Non-cash restructuring expenses	4,045	2,446	—
Inventory and other valuation charges	452	103,988	14,342
Provision for uncollectible accounts	213	6,530	23,727
Provision for warranty reserves	9,668	10,429	9,213
Changes in assets and liabilities:
Accounts receivable	10,449	66,088	(44,804)
Inventories	5,627	(35,379)	(60,377)
Deferred taxes	(267)	1,263	830
Other current assets	(3,537)	5,219	(7,271)
Other assets	2,077	(553)	(4,340)
Accounts payable	2,789	(39,306)	11,985
Income tax payable	710	(832)	(1,516)
Accrued liabilities	395	(6,433)	(24,621)
Long-term liabilities	12,470	6,675	—

Net cash provided by (used for) operating activities	4,907	(20,177)	(57,961)

Cash Flows from Investing Activities:
Purchase of available-for-sale securities	(343,229)	(149,057)	(49,724)
Proceeds from sale of available-for-sale securities	336,869	111,426	103,432
Purchase of property and equipment	(1,820)	(7,673)	(25,104)
Purchase of equity investments		—	(13,045)
Proceeds from the sale of other assets and property and equipment	12	395	—

Net cash provided by (used for) investing activities	(8,168)	(44,909)	15,559

Cash Flows from Financing Activities:
Payments of capital lease obligations		—	(167)
Proceeds from sale of common stock	1,064	73,666	9,755

Net cash provided by financing activities	1,064	73,666	9,588

Effect of exchange rate changes on cash	345	1,345	438

Net increase (decrease) in cash and cash equivalents	(1,852)	9,925	(32,376)
Cash and cash equivalents at beginning of year	35,888	25,963	58,339

Cash and cash equivalents at end of year	$34,036	$35,888	$25,963

Non-cash investing activity:
Transfer of inventory to property and equipment	$351	$4,577	$—

The accompanying notes are an integral part of these consolidated financial statements.

      Supplemental Statements of Cash Flows Disclosures. Cash paid for interest and income taxes for each of the three fiscal years presented in the consolidated statements of cash flows was as follows:

	Years ended March 31,

	2003	2002	2001

	(in thousands)
Interest paid	$430	$146	$64
Income taxes paid	$1,022	$1,572	$1,602

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Description of Business

      The Company designs manufactures and markets advanced wireless solutions for mobile applications and broadband access to enable the development of complex communications networks worldwide. The Company’s microwave radio products deliver data and voice across a full spectrum of network frequencies and capacities. The Company’s business is global in nature, supported by a worldwide sales and support organization. Stratex Networks, Inc., formerly known as DMC Stratex Networks, Inc., was founded in January 1984.

Note 2.	Summary of Significant Accounting Policies

      Basis of Presentation. The consolidated financial statements include the accounts of Stratex Networks, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.

      Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      Cash and Cash Equivalents. The Company generally considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Auction rate preferred securities are considered as short term investments based on historical practice of rolling over such investments at the interest rate reset dates. Cash and cash equivalents consisted of cash, money market funds, and short-term securities as of March 31, 2003 and 2002.

      As of March 31, 2003, the Company had $1.9 million in standby letters of credit outstanding with several financial institutions to support bid and performance bonds issued to various customers. In connection with the issuance of these letters of credit, as of March 31, 2003, the Company has restricted $0.5 million of cash, which is included in cash and cash equivalents in the accompanying consolidated balance sheet, as collateral for these specific obligations, which expire in fiscal 2004. Also, as of March 31, 2003, the Company had outstanding forward foreign exchange contracts in the aggregate amount of $13.7 million, for which restricted cash of $0.2 million was held as collateral by one of the financial institutions utilized to hedge the Company’s foreign currency risk exposure. This restricted cash of $0.2 million is included in cash and cash equivalents in the accompanying consolidated balance sheet.

      Short-Term Investments. The Company invests its excess cash in high-quality and easily marketable instruments to ensure cash is readily available for use in current operations. Accordingly, all marketable securities are classified as “available-for-sale” in accordance with the provisions of the Statement of Financial Accounting Standards No. 115 (“SFAS 115”). At March 31, 2003, the Company’s available-for-sale securities had contractual maturities ranging from 1 month to 23 months, with a weighted average maturity of 98 days.

      All investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of stockholders’ equity. The realized gains on the sale of securities during fiscal 2003, 2002 and 2001 were insignificant. Realized gains (losses) are included in other expenses, net in the accompanying consolidated statement of operations.

      The following is a summary of available-for-sale short-term investments as of March 31:

	2003

			Unrealized
			Holding Gain
	Cost	Fair Value	(Loss)

	(In Thousands)
Corporate notes	$2,239	$2,245	$6
Corporate and Government bonds	20,965	20,951	(14)
Auction rate preferred notes	32,950	32,950	—

Total	$56,154	$56,146	$(8)

      The following is a summary of available-for-sale short-term and long-term investments as of March 31:

	2003

			Unrealized
			Holding Gain
	Cost	Fair Value	(Loss)

	(In Thousands)
Corporate notes	$4,032	4,016	$(16)
Corporate bonds	15,724	15,670	(54)
Auction rate preferred notes	28,600	28,600	—
Negotiable CD’s	1,501	1,500	(1)
Investment in Endwave, Inc.(1)(2)	491	360	(131)

Total	$50,348	$50,146	$(202)

(1)	Classified as other assets.

(2)	The Company recorded an impairment loss of $0.4 million in fiscal 2003, $3.1 million in fiscal 2002 and $2.4 million in fiscal 2001 related to its original $6.0 million investment in Endwave Inc. The cash proceeds from the sale of its investments in Endwave Inc. were $0.1 million. See “Other Assets” footnote below.

      Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Inventories consisted of:

	March 31,

	2003	2002

	(in thousands)
Raw materials	$13,100	$19,346
Work-in-process	4,267	5,527
Finished goods	2,940	6,221

	$20,307	$31,094

      In fiscal 2003, the Company realized a $2.1 million benefit due to the sale of inventory that had been fully written off, due primarily to excess inventories not expected to be sold, in periods prior to fiscal year 2003. The Company recorded inventory valuation and other charges of $102.7 million during fiscal 2002. These inventory valuation and other charges consisted of $9.4 million for purchase commitments, $1.9 million for loss on impairment of manufacturing equipment and $91.4 million for excess and obsolete inventories.

      Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (ranging from three to five years for equipment and furniture, and forty years for buildings) or the lease term.

      Other Assets. Included in other assets as of March 31, 2003 are long-term deposits for premises leased by the Company. As of March 31, 2002, other assets also included equity investments and notes receivable.

The equity investments had been purchased for the promotion of business and strategic objectives, represented voting interests of less than 20% and are accordingly accounted for under the cost method. As of March 31, 2003 the Company had no equity investments. Equity investments in marketable securities are classified as “available-for-sale” in accordance with the provisions of the SFAS 115 and reported at fair value with unrealized gains and losses recorded in accumulated other comprehensive loss. Equity investments in non-marketable securities are recorded at cost. Impairment losses of $0.4 million were recorded in fiscal 2003 on the Company’s equity investments in marketable securities. There were impairment losses of approximately $7.9 million during fiscal 2002 on the Company’s equity investments in certain marketable and non-marketable securities. These losses consisted of a $3.4 million loss on equity investments in marketable securities and a $4.5 million loss on equity investments in non-marketable securities. The Company determined that the recorded value for these certain investments exceeded their fair value and that these impairments were other than temporary in nature.

      During fiscal 2002, the Company accepted long-term interest bearing notes receivable from one of its customers. Accordingly, the related receivables were classified as notes receivable in other current assets and other assets. The notes receivable were for a total of $2.3 million with annual interest rates of approximately 10.0%. As of March 31, 2002, the total balance of these notes receivable, including accrued interest, was $1.9 million, of which $0.7 million was included in other current assets and $1.2 million was included in other long-term assets. During fiscal 2003 these notes receivable were written off as the customer became insolvent.

      Accumulated Other Comprehensive Income. SFAS No. 130, “Reporting Comprehensive Income,” (SFAS 130”) establishes standards for reporting and display of comprehensive income (loss) and its components. SFAS 130 requires companies to report comprehensive income (loss), which includes unrealized holding gains and losses and other items that have previously been excluded from net income (loss) and reflected instead in stockholders’ equity. The Company’s comprehensive loss consists of net loss plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments.

      The accumulated balances for each component of accumulated other comprehensive income (loss) are as follows:

	March 31,

	2003	2002

	(in thousands)
Unrealized holding loss on available-for-sale-securities	$(8)	$(202)
Cumulative foreign exchange translation adjustment	(14,455)	(10,095)

	$(14,463)	$(10,297)

      Foreign Currency Translation. The functional currency of the Company’s subsidiaries located in the United Kingdom and New Zealand is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Income and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of these subsidiaries’ financial statements are included in the consolidated statements of operations. The Company’s other international subsidiaries use their respective local currency as their functional currency. Assets and liabilities of these subsidiaries are translated at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive loss.

      Determination of the functional currency is dependent upon the economic environment in which an entity operates as well as the customers and suppliers the entity conducts business with. Changes in the facts and circumstances may occur and could lead to a change in the functional currency of that entity.

      Gains and losses resulting from foreign exchange transactions are included in other income (expense) in the accompanying consolidated statements of operations. The net foreign exchange loss was $0.8 million in fiscal 2003, $1.2 million in fiscal 2002 and $2.0 million in fiscal 2001.

      Derivative Financial Instruments. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are recorded on the balance sheet at fair value.

      Derivatives are employed to eliminate, reduce, or transfer selected foreign currency risks that can be identified and quantified. The Company’s policy is to hedge forecasted and actual foreign currency risk with forward contracts that expire within twelve months. Specifically, the Company hedges foreign currency risks relating to firmly committed backlog, open purchase orders and non-functional currency monetary assets and liabilities. Derivatives hedging non-functional currency monetary assets and liabilities are recorded on the balance sheet at fair value and changes in fair value are recognized currently in earnings.

      Additionally, the Company hedges forecasted non-U.S. dollar sales and non-U.S. dollar purchases. In accordance with SFAS 133, hedges of anticipated transactions are designated and documented at inception as “cash flow hedges” and are evaluated for effectiveness, excluding time value, at least quarterly. The Company records effective changes in the fair value of these cash flow hedges in accumulated other comprehensive income (“OCI”) until the revenue is recognized or the related purchases are recognized in cost of sales, at which time the changes are reclassified to revenue and cost of sales, respectively. All amounts accumulated in OCI at the end of the year will be reclassified to earnings within the next 12 months. During fiscal 2003 the amount reclassified to revenue and cost of sales from OCI was insignificant. The changes in fair value of derivative instruments for fiscal 2003 were $0.2 million. A gain of $0.1 million was recognized in other income and expense in fiscal 2003 related to the exclusion of time value from effectiveness testing and ineffectiveness resulting from forecasted transactions that did not occur. In fiscal 2002, a loss of $0.2 million was recognized in other income and expense related to the exclusion of time value from effectiveness testing and ineffectiveness resulting from forecasted transactions that did not occur.

      Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy. Investments, under the Company’s policy, must have a rating, at the time of purchase, of A1 or P1 for short-term paper and a rating of A or better for long-term notes or bonds.

      Accounts receivable concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations may subject the Company to concentration of credit risk. Two customers accounted for approximately 11% and 10% of net sales for fiscal 2003. One customer accounted for approximately 15% of net sales for fiscal 2002. No other customer accounted for more than 10% of net sales for fiscal 2003, 2002 and 2001. Two customers each accounted for approximately 16% and one customer accounted for approximately 14% of the total accounts receivable balance at March 31, 2003. No other customer accounted for more than 10% of the total accounts receivable balance at March 31, 2003. Three customers accounted for approximately 16%, 15% and 12%, respectively, of the total accounts receivable balance at the end of the fiscal 2002. The Company actively markets and sells products in Africa, Asia, Europe, the Middle East and the Americas. The Company performs on-going credit evaluations of its customers’ financial conditions and generally requires no collateral, although sales to Asia, Africa and the Middle East are primarily paid through letters of credit.

      Revenue Recognition. The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 101 (“SAB 101”) “Revenue Recognition in Financial Statements”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

      In accordance with SAB 101, revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue, which is less than 10% of net sales for fiscal 2003, 2002 and 2001, is recognized when the related services are performed.

      At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of revenue. The Company’s standard warranty is generally for a period of 27 months from the date of sale and its warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Warranty accrual is made based on forecasted returns and average cost of repair. Forecasted returns are based on trend of historical returns. While the Company believes that its warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future.

      Research and Development. All research and development costs are expensed as incurred.

      Stock-Based Compensation. The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”). Accordingly, no compensation is recognized for employee stock options granted with exercise prices greater than or equal to the fair value of the underlying common stock at date of grant. If the exercise price is less than the market value at the date of grant, the difference is recognized as deferred compensation expense, which is amortized over the vesting period of the options.

      In accordance with the disclosure requirements of SFAS No. 123, if the Company had elected to recognize compensation cost based on the fair market value of the options granted at grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

	Years ended March 31,

	2003	2002	2001

	(in thousands, except per share amounts)
Net loss — as reported	$(51,555)	$(168,873)	$(6,995)
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(13,449)	(9,093)	(15,954)

Net loss — pro forma	$(65,004)	$(177,966)	$(22,949)

Basic and diluted loss per share — as reported	(0.62)	(2.13)	(0.10)
Basic and diluted loss per share — pro forma	(0.79)	(2.25)	(0.31)

      For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period, using the multiple option method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years ended March 31,

	2003	2002	2001

Expected dividend yield	0.0%	0.0%	0.0%
Expected stock volatility	96.3%	84.3%	82.7%
Risk-free interest rate	2.8 - 4.7%	2.8 - 4.3%	4.8 - 7.5%
Expected life of options from vest date	1.7 years	1.8 years	1.3 years
Forfeiture rate	Actual	Actual	Actual

      Loss Per Share. Basic earnings (loss) per share are computed by dividing net income(loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period. Net loss per share is computed using only the weighted average number of shares of common stock outstanding during the period, as the inclusion of potentially dilutive securities would be anti-dilutive.

      As of March 31, 2003, there were 607,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2003. As of March 31, 2002, there were 557,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2002. As of March 31, 2001, there were 2,951,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share, as a result of the net loss incurred in fiscal 2001.

      Income Taxes. The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, and operating loss and other tax credit carryforwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized in the future.

      Recent Accounting Pronouncements. The Company has adopted Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. The adoption of SFAS 144 did not have a material impact on the Company’s financial position or results of operations.

      In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). The Company has adopted the provisions of SFAS 146 for restructuring activities initiated after December 31, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees. It also clarifies that, at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. FIN 45 requires footnote disclosures beginning in interim and year-end financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company’s financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Although it does not require the use of the fair value method of accounting for stock-based employee compensation, it does provide alternative methods of transition. It also amends the disclosure provisions of SFAS 123 and Accounting Principles Board (APB) No. 28, “Interim Financial Reporting” (“APB 28”), to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148’s amendment of the transition and annual disclosure requirements is effective for fiscal years ending after December 15, 2002. The amendment of disclosure requirements of APB 28 is effective for interim periods beginning after December 15, 2002. The Company does not plan to adopt the fair value based method of accounting for stock-based employee compensation. As a result, adoption of SFAS 148 will only require expanded disclosure to include the effect of stock-based compensation in the Company’s interim reporting.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company is in the process of determining the impact of the adoption of SFAS 149 on its future financial position and results of operations.

Note 3.	Accrued Liabilities

      Accrued liabilities included the following:

	March 31,

	2003	2002

	(in thousands)
Customer deposits	$1,100	$1,804
Accrued payroll and benefits	1,782	2,461
Accrued commissions	1,959	2,533
Accrued warranty	4,219	4,674
Accrued restructuring	6,346	3,534
Accrual for contingent liabilities	7,500	—
Other	6,839	4,400

	$29,745	$19,406

      In fiscal 2003, the Company received demand letters from counsel for unsecured creditors in the bankruptcy proceeding of its prior CLEC customers for $10.8 million related to certain monies which the Company received within 90 days of the customer seeking bankruptcy relief under the United States Bankruptcy Code. The Company intends to vigorously defend itself against these claims. However, because of the inherent uncertainties of litigation in general and because the Company’s analysis of the issues presented by these threatened litigations is not yet complete, the Company cannot assure you that the ultimate outcomes will be in its favor. Using the guidance of SFAS 5, “Accounting for Contingencies”, the Company has made an accrual of $7.5 million for these contingent liabilities. Accrued restructuring was $6.3 million as of March 31, 2003 compared to $3.5 million as of March 31, 2002. (See Note 5).

Note 4.	Bank Line of Credit

      On January 21, 2003, the Company secured a $22.5 million revolving credit facility with a bank. The credit facility has one-year renewable terms and an interest rate of either the bank’s prime rate or LIBOR plus 2%. The Company, based on its current business plan does not expect to utilize the facility in fiscal 2004.

Note 5.	Restructuring Charges

      In fiscal 2003, the Company entered into an agreement for outsourcing its San Jose, California manufacturing operations to Microelectronics Technology Inc. (“MTI”), the Company’s manufacturing partner in Taiwan. As a result of changes associated with this agreement, as well as other reductions in operating expenses and facilities, the Company recorded restructuring charges in fiscal 2003. Under the terms of the Company’s agreement with MTI for transfer of its manufacturing operations to them, MTI assumed assembly, integration and testing of the Company’s Altium product family, as well as assembly and testing of the Outdoor Unit portion of the Company’s XP4TM product. Under the terms of the agreement, MTI has acquired certain of the Company’s manufacturing assets related to the production of the Altium® and XP4TM product lines. In addition, the Company has consigned certain inventory associated with these products to MTI, and MTI purchases such inventory as it is utilized in manufacturing. The Company has retained product design and research and development functions for these products. As a result of the agreement, MTI will be the Company’s primary manufacturer of Altium® and XP4TM products. During the third quarter of fiscal 2003, the Company further reduced its workforce and consolidated additional excess facilities. During the fourth quarter of fiscal 2003, the Company further reduced its workforce by approximately 4% and recorded the related restructuring charges.

      In connection with the above noted restructuring program, the Company recorded, in fiscal 2003, restructuring charges of $28.2 million consisting of $3.8 million for employee severance and benefits, $19.0 million for vacated building lease obligations, $0.6 million for legal costs, $3.3 million for transition costs related to outsourcing of the Company’s manufacturing operations as mentioned above and $4.0 million as a write off of manufacturing equipment in its San Jose, California location, related to the transfer of certain manufacturing operations to MTI. These restructuring costs were reduced by $2.5 million, which represented the amount reimbursable from MTI for the costs relating to the transfer of certain of the Company’s manufacturing assets to them in accordance with the joint agreement with MTI. The total value of the assets sold to MTI under this agreement was $2.2 million.

      The severance and benefit charges of $3.8 million taken in fiscal 2003 were for a reduction in workforce by 176 employees, with reductions affecting primarily the manufacturing operations area due to the outsourcing of the Company’s San Jose, California manufacturing operations. As of March 31, 2003 all affected employees had been notified and 163 employees were eliminated.

      During fiscal 2002, the telecommunications industry was severely impacted by the global economic downturn. In response to this downturn, the Company announced several restructuring programs in fiscal 2002 to reduce expenses and improve operational efficiency. These restructuring programs included consolidation of the Company’s U.S. manufacturing operations by relocating its Seattle, Washington operations to its San Jose, California facility, a worldwide reduction in workforce and a consolidation of additional excess facilities. Due to this action, the Company recorded restructuring charges of $19.6 million during fiscal 2002. These consisted of $8.4 million for employee severance and benefits and $11.2 million for facility-related and other costs (including $8.6 million for vacated building lease obligations, $2.1 million for the loss on impairment of equipment, $0.1 million for legal costs and $0.4 million for the write off of goodwill). There were cumulative cash payments and non-cash expenses against this provision of $7.7 million and $2.5 million, respectively, resulting in an ending provision balance at March 31, 2002 of $9.4 million. The cash payments were related primarily to workforce reduction payments and the non-cash expenses were related primarily to equipment charges.

      The following table summarizes the balance of the restructuring accrual as of March 31, 2002 and the type and amount of restructuring costs utilized during fiscal 2002 (in millions):

		Facilities
	Severance	and
	and Benefits	Other	Total

Balance as of April 1, 2001	$—	$—	$—
Provision	8.4	11.2	19.6
Cash payments	(6.1)	(1.6)	(7.7)
Non-cash expenses	—	(2.5)	(2.5)

Balance as of March 31, 2002	$2.3	$7.1	$9.4

Current Portion	$1.7	$1.8	$3.5
Long-term Portion	$0.6	$5.3	$5.9

      The vacated building lease obligations of $19.0 million and $8.6 million recorded in fiscal 2003 and in fiscal 2002, respectively, included payments required under lease contracts, less estimated sublease income after the property has been abandoned. To determine the lease loss, certain assumptions were made related to (1) the time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents management’s estimate of time to sublease and actual sublease rates.

      The following table summarizes the balance of the restructuring accrual as of March 31, 2003 and the type and amount of restructuring costs utilized during fiscal 2003 (in millions):

		Facilities
	Severance	and
	and Benefits	Other	Total

Balance as of April 01, 2002	$2.3	$7.1	$9.4
Provision	3.8	24.4	28.2
Cash payments	(4.6)	(7.3)	(11.9)
Non-cash expenses	—	(4.0)	(4.0)
Reimbursable transition costs	—	2.5	2.5

Balance as of March 31, 2003	$1.5	$22.7	$24.2

Current Portion	$1.5	$4.8	$6.3
Long-term Portion	$—	$17.9	$17.9

      The remaining accrual balance of $24.2 million as of March 31, 2003 is expected to be paid out in cash. The Company expects $6.3 million of the remaining accrual balance ($1.5 million of severance and benefits, $0.2 million of legal costs and $4.6 million of vacated building lease obligations) to be paid out in fiscal 2004 and vacated building lease obligations of $17.9 million to be paid out during fiscal 2005 through fiscal 2012.

Note 6.	Receivable Valuation Charges

      In fiscal 2003, the Company did not record any receivable valuation charges. In fiscal 2002, the Company recorded a $5.0 million receivable valuation charge for uncollectible accounts receivable related to its customers in Argentina and Russia. In fiscal 2001, the Company recorded a receivable valuation charge of $22.0 million for its U.S. CLEC customers. This charge was estimated based on outstanding accounts receivable as of March 31, 2001 compared with anticipated future collections based upon the liquidity positions of the Company’s customers as of March 31, 2001. Several of the Company’s U.S. CLEC customers filed for bankruptcy during fiscal 2002.

Note 7.	Commitments and Contingencies

      The Company leases certain property and equipment, as well as its headquarters and manufacturing facilities, under non-cancelable operating leases that expire at various periods through 2018. At March 31, 2003, future minimum payment obligations under these leases were as follows:

Years ending March 31,

(in thousands)
2004	6,144
2005	5,802
2006	5,762
2007	5,781
2008	5,970
2009 and beyond	19,313

Future minimum lease payments	$48,772

      Rent expense under operating leases was approximately $5.5 million for the year ended March 31, 2003, $6.0 million for the year ended March 31, 2002, and $4.3 million for the year ended March 31, 2001.

      Legal Contingencies. The Company is a party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on its consolidated financial position, liquidity, or results of operations. See Note 3.

      Contingencies in Manufacturing and Suppliers. Purchases for materials are highly dependent upon demand forecasts from the Company’s customers. Due to the uncertainty in demand from its customers, and in the telecommunications market in general, the Company may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchase commitments.

      Warranty. At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of revenue. The Company’s standard warranty is generally for a period of 27 months from the date of sale and its warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

      The changes in the warranty reserve balances during the years ended March 31, 2003, 2002 and 2001 are as follows (in $ thousands):

	2003	2002	2001

Balance at the beginning of the year	$4,674	$4,788	$5,533
Additions related to current period sales	11,679	17,033	7,903
Warranty costs incurred in the current period	(10,123)	(11,878)	(11,768)
Adjustments to accruals related to prior period sales	(2,011)	(5,269)	3,120

Balance at the end of the year	$4,219	$4,674	$4,788

Note 8.	Income Taxes

      The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.

      The domestic and foreign components of loss before provision for income taxes were as follows:

	Years ended March 31,

	2003	2002	2001

	(in thousands)
Domestic	$(61,129)	$(161,010)	$(8,366)
Foreign	9,497	(6,440)	2,414

	$(51,632)	$(167,450)	$(5,952)

      The provision for income taxes consisted of the following:

	Years ended March 31,

	2003	2002	2001

	(in thousands)
Current:
Federal	$(179)	$(1,776)	$—
State	16	—	—
Foreign	1,829	1,924	1,043

Total current	1,666	148	1,043
Deferred- foreign	(1,743)	1,275	—

	$(77)	$1,423	$1,043

      The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate as follows:

	Years ended March 31,

	2003	2002	2001

	(in thousands)
Expected tax benefit	$(18,071)	$(58,608)	$(2,083)
State taxes, net of Federal benefit	(1,823)	(7,393)	(192)
Change in valuation allowance	18,239	66,029	2,965
Foreign taxes	85	2,054	—
Other	1,493	(659)	353

	$(77)	$1,423	$1,043

      The major components of the net deferred tax asset consisted of the following:

	March 31,

	2003	2002

	(in thousands)
Inventory write offs	$34,454	$39,581
Restructuring reserves	9,102	3,630
Warranty reserves	1,343	1,720
Bad debt reserves	2,300	3,509
Net operating loss carry forwards	92,679	71,019
Tax credits	12,377	11,679
Impairment of investments	8,879	8,461
Depreciation reserves	2,665	2,415
Other	6,195	7,998

	169,994	150,012
Less: Valuation allowance	(168,251)	(150,012)

Net deferred tax asset	$1,743	$—

      The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized. In accordance with SFAS No. 109, “Accounting for Income Taxes”, the Company believes it is more likely than not that it will not fully realize these benefits and, accordingly, has continued to provide a valuation allowance for them.

      At March 31, 2003, the Company had U.S. Federal and State net operating loss carry forwards available to offset future taxable income, if any, of approximately $256.4 million and $40.1 million, respectively. The net operating losses expire in various years through 2023. Tax credits include approximately $6.9 million of Federal minimum tax and State research credits that carry forward indefinitely. The remaining tax credits of $5.7 million are Federal and State credits that expire in various years through 2023. The Internal Revenue Code contains provisions that may limit the net operating loss and credit carry forwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

Note 9.	Common Stock

      Stock Option Plans. In accordance with the provisions of SFAS No. 123 (“SFAS 123”), the Company has applied Accounting Principles Board Opinion No. 25, (“APB 25”), and related interpretations in accounting for its stock option plans and has disclosed the summary of the pro forma effects on reported net loss and loss per share information for fiscal 2003, 2002, and 2001, based on the fair market value of the options granted at the grant date as prescribed by SFAS 123.

      The Company’s 1984 Stock Option Plan (the “1984 Plan”) provides for the grant of both incentive and nonqualified stock options to its key employees and certain independent contractors. Upon the adoption of its 1994 Stock Incentive Plan (“the 1994 Plan”), the Company terminated future grants under the 1984 Plan.

      In July 1994, the stockholders approved 2,366,66 shares of Common Stock to be reserved for issuance under the 1994 Plan over a ten-year term. In August 1996, the stockholders approved the reservation for issuance of 2,000,000 additional shares of Common Stock under the 1994 Plan. In March 1998, the stockholders approved the reservation for issuance of 2,500,000 additional shares of Common Stock under the 1994 Plan. The terms of the 1994 Plan also provide for an automatic increase on the first trading day of each calendar year for five years after the adoption of the 1994 Plan, beginning January 1995, of an amount equal to one percent (1%) of the number of shares of Common Stock outstanding, but in no event is such annual increase to exceed 300,000 shares. As of March 31, 2003 the total number of shares of Common Stock reserved for issuance under the 1994 Plan is 7,766,660.

      The 1994 Plan contains: (i) a discretionary grant program for key employees and consultants whereby options generally vest over five years and expire after 10 years, (ii) an automatic grant program for non-employee Board members, whereby options vest over three years and expire after 10 years, (iii) a salary reduction grant program under which key employees may elect to have a portion of their base salary reduced each year in return for stock options, (iv) a stock fee program under which the non-employee Board members may elect to apply all or a portion of their annual retainer fee to the acquisition of shares of Common Stock, and (v) a stock issuance program under which eligible individuals may be issued shares of Common Stock as a bonus tied to their performance of services or the Company’s attainment of financial milestones, or pursuant to their individual elections to receive such shares in lieu of base salary. The implementation and use of any of these equity incentive programs (other than the automatic grant program and the stock fee program) is within the sole discretion of the Company’s Compensation Committee of the Board of Directors.

      In April 1996, the Company adopted the 1996 Non-Officer Employee Stock Option Plan (the “1996 Plan”). The 1996 Plan authorizes 1,000,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1996 Plan will terminate on the date on which all shares available have been issued.

      In November 1997, the Company adopted the 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”), which became effective on January 2, 1998. The 1998 Plan authorizes 500,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1998 Plan will terminate on the date on which all shares available have been issued.

      The 1999 Stock Incentive Plan (the “1999 Incentive Plan”), approved by the Company’s stockholders in August 1999, provides for the issuance of stock options covering up to 2,500,000 shares of its Common Stock. In August 2001, the stockholders approved the reservation for issuance of 4,000,000 additional shares of Common Stock under the 1999 Incentive Plan. The 1999 Incentive Plan enables the Company to grant options as needed to retain and attract talented employees. Options generally vest over four years and expire after 10 years. The 1999 Plan will terminate on the date on which all shares available have been issued.

      In August 2002, the shareholders approved the 2002 Stock Incentive Plan, which provides for the issuance of stock options and grants of the Company’s common stock covering up to 10,000,000 shares of its common stock. The purposes of the plan are to give the Company’s employees and others who perform substantial services for the Company an incentive, through ownership of its common stock. The plan permits the grant of awards to the Company’s directors, officers, consultants and other employees. The awards may be granted subject to vesting schedules and restrictions on transfer. The 2002 Stock Incentive Plan also contains two separate equity incentive programs, (i) a non-employee director option program under which option grants will be made at specified intervals to non- employee directors of the Company’s board of directors and (ii) a non-employee director stock program under which non-employee directors of the Company’s board may elect to apply all or a portion of their annual retainer and meeting fees to the purchase of shares of the Company’s common stock. The 2002 Stock Incentive Plan will terminate in August 2009, unless previously terminated by the Company’s board of directors.

      At March 31, 2003, the Company had reserved 9,386,161 shares for future issuance under all stock options plans for which there were options available for grant.

      The following table summarizes the Company’s stock option activity under all of its stock option plans:

	Years ended March 31,

		2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

	(shares in thousands)
Options outstanding at beginning of year	7,777	$13.21	7,693	$14.74	6,412	$10.72
Granted	5,383	2.04	2,130	6.27	2,931	21.43
Exercised	(17)	2.40	(298)	3.90	(951)	8.12
Expired or canceled	(885)	9.89	(1,748)	13.03	(699)	14.16

Options outstanding at end of year	12,258	$8.57	7,777	$13.21	7,693	$14.74

Exercisable at end of year	4,314		3,288	2,224
Weighted average fair value of options granted	$1.40		$3.91		$13.04

      The following summarizes the stock options outstanding at March 31, 2003:

	Options Outstanding
			Options Exercisable
		Weighted Average
		Remaining	Weighted		Weighted
Actual Range of	Number	Contractual Life	Average	Number	Average
Exercise Prices	Outstanding	(years)	Exercise Price	Exercisable	Exercise Price

	(shares in thousands)
$ 0.23 - 2.01	2,136	6.22	$2.00	32	$1.53
2.02 - 2.05	3,021	6.71	2.05	2	2.02
2.24 - 5.31	510	5.00	3.99	404	4.17
5.38 - 6.10	1,714	8.12	6.08	566	6.08
6.19 - 11.63	1,335	5.17	8.33	1,115	8.44
11.66 - 15.00	1,325	5.28	13.10	1,099	13.19
15.13 - 30.06	2,036	7.06	23.04	966	21.82
33.63 - 41.75	181	6.93	37.28	130	37.32

$ 0.23 - 41.75	12,258	6.49	$8.57	4,314	$12.75

      Employee Stock Purchase Plans. In June 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the “1999 Purchase Plan”) and reserved 900,000 shares of Common Stock for issuance under the 1999 Purchase Plan. Employees, subject to certain restrictions, may purchase Common Stock under the 1999 Purchase Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the terms of the 1999 Purchase Plan. The Company sold 409,044 shares in fiscal 2003, 318,227 shares in fiscal 2002, 111,441 shares in fiscal 2001 and 93,189 shares in fiscal 2000 under the 1999 Purchase Plan.

Note 10.	Operating Segment and Geographic Information

      SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about products, geographic information, and major customers. Operating segment information for fiscal 2003, 2002, and 2001 is presented in accordance with SFAS 131.

      The Company is organized into two operating segments: Products and Services. The Chief Executive Officer (“CEO”) has been identified as the Chief Operating Decision-Maker as defined by SFAS 131.

Resources are allocated to each of these groups using information on their revenues and operating profits before interest and taxes.

      The Products operating segment includes the XP4TM, Altium®, DXR® and SpectrumTM II digital microwave systems for digital transmission markets. The Company designs and develops these products in Wellington, New Zealand and San Jose, California. Prior to June 30, 2002, the Company manufactured the XP4 and Altium family of products in San Jose, California. In June 2002, the Company entered into an agreement with MTI in Taiwan for outsourcing of its XP4 and Altium products manufacturing operations. The Company manages the manufacturing of the DXR product family from Wellington, New Zealand, where most manufacturing takes place, except for a portion of the DXR product family that is outsourced. The Services operating segment includes, but is not limited to, installation, repair, spare parts, network design, path surveys, integration, and other revenues. The Company maintains regional service centers in Lanarkshire, Scotland and Clark Field, Pampanga, Philippines.

      The Company does not identify or allocate assets or depreciation by operating segment, nor does the CEO evaluate these groups on these criteria. Total depreciation expense of $10.8 million, $20.0 million and $17.9 million for fiscal 2003, 2002 and 2001, respectively, has been included in the product operating segment. Operating segments generally do not sell products to each other, and accordingly, there are no significant inter-segment revenues to be reported. The Company does not allocate interest and taxes to operating segments. The accounting policies for each reporting segment are the same.

	Years ended March 31,

	2003	2002	2001

	(in thousands)
Products
Revenues	$167,007	$201,564	$386,165
Operating profit (loss)	(57,407)	(163,273)	4,106
Services and Other
Revenues	30,697	27,280	31,496
Operating profit	6,513	3,248	601
Total
Revenues	$197,704	$228,844	$417,661
Operating profit (loss)	(50,894)	(160,025)	4,707

      For fiscal year 2003 two customers accounted for 11% and 10% of net sales. One customer accounted for 15% of net sales for fiscal 2002. No other customers accounted for more than 10% of net sales during fiscal 2003, 2002, or 2001.

      Revenues by product from unaffiliated customers for fiscal 2003, 2002, and 2001 are as follows:

	2003	2002	2001

	(in thousands)
Spectrum II	$2,478	$37,642	$104,688
XP4	76,930	86,980	131,767
DXR	36,863	29,182	35,631
Altium	49,471	46,324	109,087
Other Products	1,265	1,436	4,992

Total Products	167,007	201,564	386,165
Total Services and other	30,697	27,280	31,496

Total Revenue	$197,704	$228,844	$417,661

      Revenues by geographic region from unaffiliated customers for fiscal 2003, 2002, and 2001 are as follows:

	2003	2002	2001

	(in thousands)
United States	$10,563	$17,589	$130,218
Mexico	1,686	12,298	40,519
Other Americas	16,020	32,939	43,665
Europe	38,392	56,375	84,333
Middle East	29,427	14,770	17,772
Africa	32,558	21,471	23,957
China	5,857	36,805	35,391
Other Asia/ Pacific	63,201	36,597	41,806

Total revenues	$197,704	$228,844	$417,661

      Revenue in fiscal 2003 in Nigeria was $20.7 million or 10% of total revenue and revenue in Thailand was $22.6 million or 11% of total revenue. Revenue in Nigeria and Thailand for fiscal years 2002 and 2001 was below 10% of total revenue.

      Long-lived assets consisted primarily of property and equipment at March 31, 2003 and 2002. Net property and equipment by country was as follows:

	2003	2002

	(in thousands)
United States	$8,822	$19,872
United Kingdom	13,230	15,732
Other foreign countries	6,784	6,090

Net property and equipment	$28,836	$41,694

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Stratex Networks, Inc. San Jose, California

      We have audited the accompanying consolidated balance sheet of Stratex Networks, Inc. and subsidiaries (“the Company”) (formerly DMC Stratex Networks, Inc.) as of March 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the 2003 financial statements based on our audit. The financial statements as of March 31, 2002, and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated April 22, 2002.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2003 consolidated financial statements present fairly, in all material respects, the financial position of Stratex Networks, Inc. and subsidiaries as of March 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

San Jose, California

April 25, 2003

      The following report of Arthur Andersen LLP (“Andersen”) is a copy of the original report dated April 22, 2002, rendered on the fiscal 2002 and 2001 consolidated financial statements. The SEC has provided regulatory relief designed to allow public companies to dispense with the requirements to file a reissued report and consent of Andersen in certain circumstances. After reasonable efforts, we have not been able to obtain a reissued report or consent from Andersen.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DMC Stratex Networks:

      We have audited the accompanying consolidated balance sheets of DMC Stratex Networks, Inc. (a Delaware corporation) and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DMC Stratex Networks, Inc. and subsidiaries as of March 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

San Jose, California

April 22, 2002

QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2003 and 2002 are as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Fiscal 2003
Net sales	$49,319	$52,560	$49,265	$46,560
Gross profit(1)	10,550	12,734	13,854	13,523
Loss from operations	(21,841)	(3,905)	(15,104)	(10,044)
Net loss	(22,863)	(4,415)	(16,164)	(8,113)
Basic and diluted net loss per common share(2)	(0.28)	(0.05)	(0.20)	(0.10)

Market price range common stock(3)
High	$5.44	$2.89	$3.97	$3.00
Low	2.01	$1.17	$1.00	$2.03
Quarter-end Close	2.01	$1.17	$2.21	$2.07

Fiscal 2002
Net sales	$76,684	$60,898	$45,170	$46,092
Gross loss(1)	(3,797)	(27,596)	(34,323)	7,302
Loss from operations	(36,435)	(55,838)	(57,209)	(10,543)
Net loss	(46,069)	(56,487)	(57,428)	(8,889)
Basic and diluted net loss per common share(2)	(0.62)	(0.72)	(0.70)	(0.11)

Market price range common stock(3)
High	$10.70	$10.90	$8.31	$9.05
Low	4.05	5.16	5.04	4.38
Quarter-end Close	10.00	5.11	7.78	5.44

(1)	Gross profit is calculated by subtracting cost of sales from net sales

(2)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share will not necessarily equal the total for the year.

(3)	The Company’s common stock is traded on the Nasdaq National Market under the symbol STXN.

      The Company has not paid cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future in order to retain earnings for use in its business. At March 31, 2003, there were approximately 394 stockholders of record.

Appendix D

Stockholder Information

STOCKHOLDER INFORMATION

Executive Offices	Independent Public Accountants
Stratex Networks, Inc.	Deloitte & Touche LLP
120 Rose Orchard Way	225 West Santa Clara Street
San Jose, CA 95134	Suite 600
(408) 943-0777	San Jose, CA 95113
(408) 704-4000
Transfer Agent and Registrar	Investor Relations Contact
Mellon Investor Services	Laura A. Graves
85 Challenger Road	Director, Investor Relations
Ridgefield Park, NJ 07660	Stratex Networks, Inc.
www.melloninvestor.com	120 Rose Orchard Way
(800) 522-6645 Domestic Holders	San Jose, CA 95134
(201) 329-8660 Foreign Holders	(408) 944-1817
(800) 231-5469 Hearing Impaired	ir@stratexnet.com

Stockholder Inquiries

      Questions relating to stockholder records, change of ownership and change of address should be sent to our transfer agent, Mellon Investor Services, whose address appears below.

Financial Information

      Securities analysts, investment managers and stockholders should direct financial information inquiries to the Investor Relations contact listed above.

2003 Annual Report

      To control costs and to meet our stockholders’ needs, we have published this 2003 Annual Report to Stockholders, including the Consolidated Financial Statements and Management’s Discussion and Analysis, as an appendix to the Corporation’s Proxy Statement. Further information regarding various aspects of our business can be found on our web site (www.stratexnet.com).

Electronic Delivery

      In an effort to reduce paper mailed to your home and to help lower printing and postage costs, we now offer stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending future paper copies of these documents to you by mail. To participate, follow the instructions at www.icsdelivery.com.

On-Line Voting at www.eproxy.com/stxn

      If you are a registered stockholder, you may now use the Internet to transmit your voting instructions anytime before 4:00 p.m. EDT on July 14, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

www.stratexnet.com

      Stratex Networks’ web site provides access to a wide variety of information including products, new releases, and financial information. A principal feature of the web site is the Investor Relations section, which contains general financial information and access to the current Proxy Statement and Annual Report to Stockholders. The site also provides archived information (e.g., historical financial releases, annual reports and stock prices) and access to conference calls and analyst group presentations. Another interesting feature is the “email alert,” which allows users to receive automatic updates informing them when new items such as calendar events, news releases, presentations, annual reports and SEC documents are added to the site.

www.melloninvestor.com

      Mellon Investor Services’ web site provides access to an Internet self-service product, Investor ServiceDirect(SM) (“ISD”). Through ISD, registered stockholders can view their account profiles, stock certificate histories, Form 1099 tax information, current stock price quote (20-minute delay), and historical stock prices. Stockholders may also request the issuance of stock certificates, duplicate Form 1099s, safekeeping of stock certificates, or an address change.

CORPORATE DIRECTORY

Senior Executives Who Report to the Chief

Executive Officer and Other Officers

Charles D. Kissner

Chairman of the Board and Chief Executive Officer

Carl A. Thomsen

Senior Vice President
Chief Financial Officer and Secretary

John C. Brandt

Vice President and Corporate Controller

Carol A. Goudey

Corporate Treasurer and Assistant Secretary

Paul A. Kennard

Vice President of Product Development and
Chief Technical Officer

Edward T. Gardner

Vice President, Human Resources and Administration

Ryan R. Panos

Vice President, Worldwide Sales And Service

Robert J. Schlaefli

Vice President, Global Operations

Directors

Richard C. Alberding

Executive Vice President (Retired)
Hewlett-Packard Company

John W. Combs

Chairman and Chief Executive Officer
Littlefeet, Inc.

Dr. James D. Meindl, Ph.D.

Director
Microelectronics Research Center
Joseph M. Pettit Chair
Professor of Microelectronics
Georgia Institute of Technology

V. Frank Mendicino

Managing Director
Access Venture Partners

William A. Hasler

Vice-Chairman and Director
Aphton Corporation

Edward F. Thompson

Chief Financial Officer (Retired)
Amdahl Corporation

Independent Auditors

Deloitte & Touche LLP

San Jose, California

Outside Legal Counsel

Morrison & Foerster LLP

Palo Alto, California

Registrar and Transfer Agent

Mellon Investor Services LLC

San Francisco, California

Principal Subsidiaries

Stratex Networks (U.K.) Ltd.

Lanarkshire, Scotland

Stratex Networks do Brasil Ltda.

Sao Paulo, Brazil

DMC de Mexico, S.A. de C.V.

Mexico D.F., Mexico

Stratex Networks (India) Private Limited

New Delhi, India

Stratex Networks (Philippines), Inc.

Metro Manila, Philippines

Stratex Networks (NZ) Limited

Wellington, New Zealand

DMC Stratex Networks (South Africa)

(Proprietary) Limited
Midrand, South Africa

DMC Stratex Networks (Africa) (Proprietary) Limited

Midrand, South Africa

Stratex Networks (S) Pte. Ltd.

Singapore

Stratex Networks (Thailand) Ltd.

Bangkok, Thailand.

Stratex Networks Polska Sp z.o.o

Warsaw, Poland

Corporate Headquarters

Stratex Networks, Inc.

120 Rose Orchard Way
San Jose, California 95134 USA

Sales and Services Offices

North America:

Amesbury, Massachusetts
Gig Harbor, Washington

Central and South America:

Mexico City, Mexico
Santa Fe de Bogota, Colombia
Buenos Aires, Argentina
Sao Paulo, Brazil

Europe:

Solihull, England
Lanarkshire, Scotland
Freising, Germany
Athens, Greece
Warsaw, Poland
Aix en Provence, France
Lisbon, Portugal
Zagreb, Croatia

Middle East:

Dubai, United Arab Emirates

Africa:

Midrand, South Africa

Asia/ Pacific:

Singapore
Wellington, New Zealand
Beijing, China
Clark Special Economic Zone, Philippines
Metro Manila, Philippines
New Delhi, India
Victoria, Australia
Bangkok, Thailand
Selangor, Malaysia

Sec Form 10-K

      A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to:

Stratex Networks, Inc.
Attn: Investor Relations
120 Rose Orchard Way
San Jose, California 95134

Cautionary Statements

      This annual Report contains forward-looking statements concerning the Company’s goals, strategies, and expectations for business and financial results, which are based on current expectations, estimates, and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. For a discussion of these risks and uncertainties, please refer to the Company’s Form 10-K filed May 19, 2003, with the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF STRATEX NETWORKS, INC.
FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 15, 2003

     The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated June 10, 2003, and the 2003 annual report to stockholders, and hereby appoints Carl A. Thomsen and Carol A. Goudey or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 annual meeting of stockholders of Stratex Networks, Inc. to be held on July 15, 2003 at 2:00 p.m., local time, at the company’s principle executive offices located at 120 Rose Orchard Way, San Jose, California, and at any adjournment or postponement thereof, and to vote all shares of the company’s common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OR RE-ELECTION, AS THE CASE MAY BE, OF THE DIRECTOR NOMINEES LISTED BELOW AND FOR THE OTHER PROPOSALS LISTED BELOW.

1.	ELECTION OF DIRECTORS

FOR all director nominees listed below (except as indicated)	WITHHOLD AUTHORITY to vote for all director nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE’S NAME IN THE LIST BELOW.

RICHARD C. ALBERDING	CHARLES D. KISSNER	EDWARD F. THOMPSON
JOHN W. COMBS	JAMES D. MEINDL
WILLIAM A. HASLER	V. FRANK MENDICINO

2.	APPROVAL OF AMENDMENTS TO THE STRATEX NETWORKS INC. 2002 STOCK INCENTIVE PLAN, DMC STRATEX NETWORKS, INC. 1999 STOCK INCENTIVE PLAN, AND DIGITAL MICROWAVE CORPORATION 1994 STOCK INCENTIVE PLAN

FOR	AGAINST	ABSTAIN

DATED:	, 2003

Signature		Signature

Print Name		Print Name

     This proxy should be marked, dated and signed exactly as your name appears on your stock certificate(s), and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.